As filed with the Securities and Exchange Commission on September 7, 2010

Registration Statement File No. 333-________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MULTIBAND CORPORATION
(Exact name of registrant as specified in its charter)

Minnesota	4813	41-1255001
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer Identification
incorporation or organization)	Classification Code Number)	Number)

9449 Science Center Drive
New Hope, MN 55428
(763) 504-3000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

James L. Mandel
Chief Executive Officer
Multiband Corporation
9449 Science Center Drive
New Hope, MN 55428
(763) 504-3000
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:
Steven M. Bell Esq.
Multiband Corporation
9449 Science Center Drive
New Hope, MN 55428

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:  From time to time after the effective date of this registration statement, as determined by the selling stockholder.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE (not in thousands)

Title of Each Class of Securities to be Registered	Amounts to be Registered (shares) (1)	Proposed Maximum Offering Price Per Security (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Shares of Common Stock, par value $0.001 per share	4,911,122	$1.79	$8,790,908	$627
Shares of Common Stock, par value $0.001 per share, issuable upon exercise of warrants (3)	312,574	$1.79	$559,507	$40
Total	5,223,696	$1.79	$9,350,416	$667

(1)  This registration statement covers shares of 5,223,696 shares of our common stock.  Pursuant to and in accordance with Rule 416 under the Securities Act, there are also registered hereunder such indeterminate number of securities as may be issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions.

(2)  Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act.  The proposed maximum offering price per share and proposed maximum aggregate offering price are based upon the average of the high, or $1.80, and low, or $1.78, sales prices of our common stock on September 3, 2010, as reported by NASDAQ.  It is not known how many shares of our common stock will be sold under this registration statement or at what price or prices such shares will be sold.

(3)  Issuable upon exercise of warrants issued to Convergent Capital Partnerships (see prospectus section).

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), SHALL DETERMINE.

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale of these securities is not permitted.

Subject to Completion, Dated September 7, 2010

PROSPECTUS

MULTIBAND CORPORATION

5,223,696 SHARES OF COMMON STOCK

This prospectus is registering an aggregate of 5,223,696 shares of common stock, par value $0.001, of Multiband Corporation., a Minnesota corporation, and relates to the sale of such shares by Lincoln Park Capital Fund, LLC (LPC), DirecTECH Holding Co, Inc., Convergent Capital Partner I, L.P. and Convergent Capital Partners II, L.P.  Lincoln Park Capital Fund, LLC is sometimes referred to in this prospectus as the selling stockholder or LPC.  The LPC shares are being registered pursuant to a Purchase Agreement entered into between Multiband and LPC.  The DirecTECH Holding Co, Inc. and the Convergent Capital Partnerships shares are being registered pursuant to piggyback registration rights those entities have which are being exercised herewith.  The prices at which LPC may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions.  See “Plan of Distribution” on page 31 for a description of how the selling stockholder, LPC, may dispose of the shares covered by this prospectus.  We will not receive proceeds from the sale of our shares by LPC.  However we will receive proceeds from any exercise of the warrants.  We have agreed to pay certain expenses related to the registration of the shares of common stock pursuant to the registration statement of which this prospectus forms a part.

Our common stock is registered under Section 12(g) of the Securities Exchange Act of 1934, as amended, and listed on the NASDAQ Capital Market under the symbol “MBND.” On September 3, 2010, the last reported sale price for our common stock as reported on the NASDAQ Capital Market was $1.80 per share.

The selling stockholder, LPC, is an “underwriter” within the meaning of the Securities Act of 1933, as amended.

INVESTING IN OUR COMMON STOCK INVOLVES SUBSTANTIAL RISKS.  SEE THE SECTION TITLED “RISK FACTORS” BEGINNING ON PAGE 2 OF THIS PROSPECTUS TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is September 7, 2010

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1

RISK FACTORS	2

FORWARD LOOKING STATEMENTS	6

USE OF PROCEEDS	6

MARKET PRICE AND DIVIDEND INFORMATION	7

DESCRIPTION OF BUSINESS	8

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING INFORMATION FOR MULTIBAND	11

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	12

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	24

DESCRIPTION OF PROPERTY	24

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS	25

SELLING STOCKHOLDER	26

EXECUTIVE AND DIRECTOR COMPENSATION	28

PLAN OF DISTRIBUTION	31

DESCRIPTION OF SECURITIES	32

THE TRANSACTION	32

LEGAL MATTERS	34

EXPERTS	35

WHERE YOU CAN FIND MORE INFORMATION	35

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS	F-1

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before making an investment decision with respect to our securities. You should read this entire prospectus, including all documents incorporated by reference, carefully, especially the “Risk Factors” section beginning on page 2 of this prospectus and our financial statements and related notes contained in this prospectus before making an investment decision with respect to our securities. Please see the section titled, “Where You Can Find More Information,” beginning on page 35 of this prospectus. Unless the context indicates otherwise, reference to “MULTIBAND,” “the Company,” “we,” “us,” or “our” refers to MULTIBAND CORPORATION.

You should rely only on the information contained in this prospectus or any related prospectus supplement, including the content of all documents incorporated by reference into the registration statement of which this prospectus forms a part. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The information contained in this prospectus or incorporated by reference herein is accurate only on the date of this prospectus. Our business, financial condition, results of operations and prospectus may have changed since such date. Other than as required under the federal securities laws, we undertake no obligation to publicly update or revise such information, whether as a result of new information, future events or any other reason.

Some of the industry data contained in this prospectus is derived from data from various third-party sources. We have not independently verified any of this information and cannot assure you or its accuracy or completeness. While we are not aware of any misstatements regarding any industry data presented herein, such data is subject to change based on various factors, including those discussed under the “Risk Factors” section beginning on page 2 of this prospectus.

OUR COMPANY

Multiband Corporation (the Company), is a Minnesota corporation formed in September 1975.  The Company has two operating segments: 1) Home Service Provider (HSP), which primarily installs video services for residents of single family homes and 2) Multi-Dwelling Unit (MDU), which sells voice, data and video services to residents of multiple dwelling units.  Both segments encompass a variety of different corporate entities.

The Company completed an initial public offering in June 1984.  In November 1992, the Company became a non-reporting company under the Securities Exchange Act of 1934.  In July 2000, the Company regained its reporting company status.  In December 2000, the Company stock began trading on the NASDAQ stock exchange under the symbol VICM.  In July 2004, the symbol was changed to MBND concurrent with the Company’s name change from Vicom, Incorporated to Multiband Corporation.

The Company’s website is located at: www.multibandusa.com.

From its inception until December 31, 1998, the Company operated as a telephone interconnect company only.  Effective December 31, 1998, the Company acquired the assets of the Midwest region of Enstar Networking Corporation (ENC), a data cabling and networking company. In late 1999, in the context of a forward triangular merger, the Company, to expand its range of computer products and related services, purchased the stock of Ekman, Inc. d/b/a Corporate Technologies, and merged Ekman, Inc. into the newly formed surviving corporation, Corporate Technologies USA, Inc. (MBS).  MBS provided voice, data and video systems and services to business and government.  The MBS business segment was sold effective April 1, 2005.  The Company’s MDU segment (formally known as MCS) began in February 2000.  MDU provides voice, data and video services to multiple dwelling units, including apartment buildings, condominiums and time share resorts.  During 2004, the Company purchased video subscribers in a number of separate transactions, the largest one being Rainbow Satellite Group, LLC.  During 2004, the Company also purchased the stock of Minnesota Digital Universe, Inc. (MNMDU), which made the Company the largest master service operator in MDU’s for DirecTV satellite television in the United States.  During 2006 and 2007, the Company strategically sold certain assets at multiple dwelling properties where only video services were primarily deployed.  The Company continues to operate properties where multiple services were deployed.  To remain competitive, the Company continues to own and operate properties at locations where multiple services can be deployed and manage properties where one or more services are deployed.  Consistent with that strategy, beginning in 2006 and continuing to the present, the Company expanded its servicing of third party clients (other system operators) through its call center.  At August 3, 2010, the Company had approximately 129,000 owned and managed subscriptions, with an additional 45,000 subscriptions supported by the call center.

During 2008, the Company became involved in the business of installing video services in single family homes by acquiring 51% of the outstanding stock of Multiband NC Incorporated (NC) (formerly Michigan Microtech, Incorporated (MMT a former subsidiary of Directech Holding Company Inc. (DTHC))), a fulfillment agent for a national satellite television company, DirecTV, which specializes in the providing of satellite TV to single family homes. This acquisition was followed by the acquisition of an 80% interest in a group of companies which were the former operating subsidiaries of DTHC, (Multiband NE Incorporated (NE), Multiband SC Incorporated (SC), Multiband EC Incorporated (EC), Multiband DV Incorporated (DV), Multiband MDU (MBMDU) and Multiband Security Incorporated (Security)).  The Company also purchased an additional 29% ownership interest in Multiband NC Incorporated, of which it previously owned 51%, effective on January 2, 2009.  The remaining 20% of those operating entities were purchased in December 2009.

The Company has operations in 16 states with 32 field offices. The Company employs approximately 2,800 people.  Multiband is the second largest independent DirecTV field services provider in the United States.

THE OFFERING (in thousands, except for share and per share amounts)

Common stock offered	5,223,696
Common Stock to be outstanding after the offering	13,569,594
Use of proceeds
This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholder. We will receive no proceeds from the sale of shares of common stock sold by the selling stockholder.  However, we may receive proceeds of up to $10 million under the Purchase Agreement with LPC.  We may receive proceeds of up to $1,138 for warrants exercised related to underlying stock registered as part of this registration.  We intend to use the proceeds from the sale of stock for working capital and other general corporate purposes. See “Use of Proceeds”.

On August 3, 2010, we executed a purchase agreement, or the Purchase Agreement, and a registration rights agreement, or the Registration Rights Agreement, with LPC.  Under the Purchase Agreement, we have the right to sell, at our discretion, and  LPC is obligated to purchase from us up to $10 million of our common stock, from time to time over a twenty-five (25) month period.

Pursuant to the Registration Rights Agreement, we have filed a registration statement that includes this prospectus with the U.S. Securities and Exchange Commission (SEC) covering the shares that have been issued or may be issued to LPC under the Purchase Agreement.  Except for the initial 103,164 shares issued as a commitment fee, we do not have the right to commence any sales of our shares to LPC until the SEC has declared effective the registration statement of which this prospectus is a part.  Thereafter, over approximately 25 months, generally we have the right to direct LPC to purchase up to $10 million of our common stock in amounts up to $100 as often as every two business days under certain conditions. We can also accelerate the amount of our common stock to be purchased under certain circumstances.  No sales of shares may occur at a purchase price below $1.40 per share.  The purchase price of the shares will be based on the market prices of our shares at the time of sale as computed under the Purchase Agreement without any fixed discount.  Additionally, in order to be in compliance with NASDAQ Capital Market rules, we cannot be required to sell, and LPC shall not have the right or the obligation to purchase, shares of our common stock at a price below $1.62, which represents the greater of the book value per share of our common stock as of March 31, 2010 or the closing sale price of our common stock on August 2, 2010, the business day before entering into the Purchase Agreement, plus $0.06.  If we elect to sell our shares of common stock at a price below $1.62, we may be required to obtain shareholder approval in order to be in compliance with the NASDAQ Capital Market rules.

We may at any time in our sole discretion terminate the Purchase Agreement without fee, penalty or cost upon one business days notice.  We issued 103,164 shares of our common stock to LPC as a commitment fee for entering into the agreement, and we are obligated to issue up to 103,164 shares pro rata as LPC purchases up the first $5 million of the $10 million aggregate commitment of our common stock as directed by us.

As of June 30, 2010, there were 9,944,638 shares of our common stock outstanding, excluding the 3,206,328 shares offered by LPC pursuant to this prospectus which we had not issued as of June 30, 2010.  If all of the 3,206,328 shares offered by LPC were hereby issued and outstanding as of June 30, 2010, such shares would represent 24.4% of the total common stock outstanding.

Under the Purchase Agreement and the Registration Rights Agreement, we are required to register and this prospectus covers (1) 103,164 shares which have already been issued to LPC, (2) an additional 103,164 shares which we are obligated to issue to LPC in the future as a commitment fee pro rata as we receive the first $5 million of the $10 million of future funding from LPC and (3) up to 3,000,000 shares which we may sell to LPC after the registration statement of which this prospectus forms a part is declared effective.  As of the date hereof, we do not currently have any plans or intent to issue to LPC any shares beyond the 3,206,328 shares offered hereby.  However, if we elect to issue more than the 3,206,328 shares (which we have the right but not the obligation to do), we must first register under the Securities Act of 1933, as amended, or the Securities Act, any additional shares we may elect to sell to LPC before we can sell such additional shares, which could cause substantial dilution to our stockholders.

RISK FACTORS (in thousands)

Our operations and our securities are subject to a number of risks, including but not limited to those described below.  If any of the following risks actually occur, the business, financial condition or operating results of the Company and the trading price or value of our common stock could be materially adversely affected.

General
The Company, as noted earlier herein, since 1998, has taken several significant steps to reinvent and reposition itself to take advantage of opportunities presented by a shifting economy and industry environment.

Recognizing that voice, data and video technologies in the late twentieth century were beginning to systematically integrate as industry manufacturers were evolving technological standards from "closed" proprietary networking architectures to a more "open" flexible and integrated approach, the Company, between 1998 and 2001, purchased three competitors which, in the aggregate, possessed expertise in data networking, voice and data cabling and video distribution technologies.

In early 2000, the Company created its MDU division, employing the aforementioned expertise, to provide communications and entertainment services (local dial tone, long distance, high-speed internet and expanded satellite television services) to residents in MDUs on one billing platform, which the Company developed internally.  In 2004, the Company added its master system operator agreement and in 2008, its HSP segment.

The specific risk factors, as detailed below, should be analyzed in the context of the Company's evolving business model.

Net Income (Losses)
The Company had a net income of $1,431 for the six months ended June 30, 2010, a net loss of $11,377 for the year ended December 31, 2009 and net income of $1,597 for the year ended December 31, 2008.  The Company may never be consistently profitable.

The prolonged effects of generating losses without additional funding may restrict our ability to pursue our business strategy. Unless our business plan is successful, an investment in our common stock may result in a complete loss of an investor's capital.

If we cannot achieve profitability from operating activities, we may not be able to meet:
o           our capital expenditure objectives;
o           our debt service obligations; or
o           our working capital needs.

Working Capital
The Company had a working capital deficit of $25,391 and $28,596 at June 30, 2010 and December 31, 2009, respectively, due to the acquisition of DirecTECH.

Long-lived Assets
The Company reviews its long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable or exceeds its fair value.  The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset.  An impairment loss shall be measured as the amount by which the carrying amount of a long-lived asset exceeds its fair value.  Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  There was no impairment at June 30, 2010 or December 31, 2009.

Goodwill and Intangible Assets
Annually, the Company tests for impairment its goodwill and intangible assets without a defined life.  We tested impairment for the HSP and MDU segments which had goodwill at December 31, 2009 using standard fair value measurement techniques.  The Company concluded there was no goodwill impairment as of December 31, 2009.  However, should the Company in future periods experience a significant decline in profitability and/or should the business climate for satellite providers deteriorate some impairment to its goodwill could occur.  If impairment occurs it could be materially adverse to the Company’s results of operations in those future periods.  As of June 30, 2010, the Company had goodwill of $38,067 and net intangibles of $19,962 primarily related to the purchase of DirecTECH.  At June 30, 2010, the Company did not note any indications of impairment related to goodwill or its intangible assets.

Group Health and Workers’ Compensation Insurance Coverage
The Company uses a combination of self-insurance and third-party carrier insurance with predetermined deductibles that cover certain insurable risks. The Company’s share of its workers compensation plan are recorded for the aggregate liabilities for claims reported, based on historical experience. The Company also estimates the cost of health care claims that have been incurred but not reported, based on historical experience.

Insurance and claims accruals reflect the estimated cost for group health and workers’ compensation claims not covered by insurance.  The insurance and claims accruals are recorded at the estimated ultimate payment amounts.  Such insurance and claims accruals are based upon individual case estimates and estimates of incurred-but-not-reported losses using loss development factors based upon past experience.

During 2009, in certain states, the Company is self-insured for workers’ compensation liability claims up to $100, plus administrative expenses, for each occurrence involving workers’ compensation claims since February 1, 2009.  Effective January 1, 2010, the Company is self-insured for workers compensation claims up to $250 plus administrative expenses, for each occurrence involving workers compensation claims since that date.

The Company is self-insured for health insurance covering the range of liability under which management expects most claims to occur.  If any liability claims are substantially in excess of coverage amounts, such claims are covered under premium-based policies issued by insurance companies to coverage levels that management considers adequate.

Debt
The Company has related party debt of approximately $30,000 which will be due in January 2013.  We will need to seek additional financing to pay this debt if there is not adequate cash flow from operations.  Sources of additional financing, if needed in future, may include further debt financing or the sale of equity (including the issuance of preferred stock) or other securities.  We cannot assure you that any additional sources of financing or new capital will be available to us, available on acceptable terms, or permitted by the terms of our current debt.  In addition, if we sell additional equity to raise funds, all outstanding shares of common stock will be diluted.  In addition the Company’s inability to pay this debt when due may result in the secured creditor exercising its remedies under its security agreement.

Deregulation
Several regulatory and judicial proceedings have recently concluded, are underway or may soon be commenced that address issues affecting our operations and those of our competitors, which may cause significant changes to our industry.  We cannot predict the outcome of these developments, nor can we assure you that these changes will not have a material adverse effect on us.  Historically, we have been a reseller of products and services, not a manufacturer or carrier requiring regulation of its activities.  Pursuant to Minnesota statutes, our activity is specifically exempt from the need to tariff our services in MDU's.  However, the Telecommunications Act of 1996 provides for significant deregulation of the telecommunications industry, including the local telecommunications and long-distance industries.  This federal statute and the related regulations remain subject to judicial review and additional rule-makings of the Federal Communications Commission, making it difficult to predict what effect the legislation will have on us, our operations, and our competitors.

Dependence on Strategic Alliances
Several suppliers or potential suppliers of the Company, such as McLeod, WorldCom, WS Net, XO Communications and others have filed for bankruptcy in recent years.  While the financial distress of its suppliers or potential suppliers could have a material adverse effect on the Company's business, The Company believes that enough alternate suppliers exist to allow the Company to execute its business plans.  The Company is also highly dependent on its Master System Operator agreement with DirecTV.  The initial term of the agreement expired in August 2008, and provided for two additional two-year renewals if the Company had a minimum number of paying video subscribers in its system operator network.  The Company did meet the requirements and has entered into the first two year automatic renewal period.  The Company also has a home service provider agreement with DirecTV ending May 1, 2013.  The term of this agreement with DirecTV will automatically renew for additional one year periods unless either the Company or DirecTV gives written notice of termination at least 90 days in advance of expiration of the then current term.  Although an alternate provider of satellite television services, Echostar, exists, the termination of any or all of its HSP dealer agreements with DirecTV would have a material adverse effect on the Company’s business.

Changes in Technology
A portion of our projected future revenue is dependent on public acceptance of broadband and expanded satellite television services.  Acceptance of these services is partially dependent on the infrastructure of the internet and satellite television which is beyond the Company's control.  In addition, newer technologies, such as video-on-demand, are being developed which could have a material adverse effect on the Company's competitiveness in the marketplace if the Company is unable to adopt or deploy such technologies.

Attraction and Retention of Employees
The Company's success depends on the continued employment of certain key personnel, including executive officers. If the Company were unable to continue to attract and retain a sufficient number of qualified key personnel, its business, operating results and financial condition could be materially and adversely affected. In addition, the Company's success depends on its ability to attract, develop, motivate and retain highly skilled and educated professionals with a wide variety of management, marketing, selling and technical capabilities. Competition for such personnel is intense and is expected to increase in the future.

Intellectual Property Rights
The Company relies on a combination of trade secret, copyright and trademark laws, license agreements, and contractual arrangements with certain key employees to protect its proprietary rights and the proprietary rights of third parties from which the Company licenses intellectual property.  The Company also relies on agreements with owners of multi-dwelling units which grant the Company rights of access for a specific period to the premises whereby the Company is allowed to offer its voice, data, and video services to individual residents of the property.  If it was determined that the Company infringed the intellectual property rights of others, it could be required to pay substantial damages or stop selling products and services that contain the infringing intellectual property, which could have a material adverse effect on the Company's business, financial condition and results of operations.  Also, there can be no assurance that the company would be able to develop non-infringing technology or that it could obtain a license on commercially reasonable terms, or at all. The Company's success depends in part on its ability to protect the proprietary and confidential aspects of its technology and the products and services it sells.  There can be no assurance that the legal protections afforded to the company or the steps taken by the Company will be adequate to prevent misappropriation of the Company's intellectual property.

Variability of Quarterly Operating Results
Variations in the Company's revenues and operating results occur from quarter to quarter as a result of a number of factors, including customer engagements commenced and completed during a quarter, the number of business days in a quarter, employee hiring and utilization rates, the ability of customers to terminate engagements without penalty, the size and scope of assignments and general economic conditions.  Because a significant portion of the Company's expenses are relatively fixed, a variation in the number of customer projects or the timing of the initiation or completion of projects could cause significant fluctuations in operating results from quarter to quarter.

Certain Anti-Takeover Effects
The Company is subject to Minnesota statutes regulating business combinations and restricting voting rights of certain persons acquiring shares of Multiband.  These anti-takeover statutes may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of the Company's securities, or the removal of incumbent management.

Volatility of Multiband's Common Stock
The trading price of our common stock has been and is likely to continue to be volatile.  The stock market has experienced extreme volatility, and this volatility has often been unrelated to the operating performance of particular companies.  Prices for our common stock are determined in the marketplace and may be influenced by many factors, including variations in our financial results, changes in earnings estimates by industry research analysts, investors' perceptions of us and general economic, industry and market conditions.

Future Sales of Our Common Stock May Lower Our Stock Price
If our existing shareholders sell a large number of shares of our common stock, the market price of the common stock could decline significantly.  The perception in the public market that our existing shareholders might sell shares of common stock could depress our market price.

National Market for Stock
There is no assurance that the Company’s common stock will continue to trade on the NASDAQ Stock Market or other national stock exchange due to ongoing listing criteria for such exchanges.

Competition
We face competition from others who are competing for a share of the HSP and MDU markets, including other satellite companies, cable companies and telephone companies.  Some of these companies have significantly greater assets and resources than we do.

Uncertain Effects of the Acquisition
During 2009, the Company completed its acquisition of the former operating subsidiaries of DTHC.  The DTHC operating entity business as merged into the Multiband business may not achieve the operating results and growth anticipated by management in structuring the transaction.

General Economic Conditions
As of this writing, the United States is experiencing overall adverse economic conditions.  While we believe this environment may actually assist the Company in that consumers may stay home more for entertainment, there is no guarantee that consumers will continue to purchase the Company’s services at a constant level if the country’s recession continues.

Legal matters
The Company is subject to claims, regulatory processes and lawsuits that arise in the ordinary course of business.  The Company accrues for such matters when a loss is considered probable and the amount of such loss or range of loss can be reasonably estimated.  Some of these claims may be material to the Company’s results of operations and have an adverse effect on the Company’s cash position. See legal proceedings herein.

Use of Operating Loss Carryforwards Is Limited
As of June 30, 2010, the Company has federal and state net operating losses of approximately $67,000 and $50,000, respectively, which, if not used, will begin to expire in 2018.  Changes in the stock ownership of the Company may place limitations on the use of these net operating loss carryforwards (NOLs).  During 2009, the Company performed an IRC 382 study and determined that an ownership change had occurred.  As a result of the ownership change, the amount of federal NOL available for future use is $41,613, consisting of annual federal limitations of $6,294 for the next five years and $634 for each year thereafter.  The Company has determined there are also limitations on the state net operating loss carryforwards, but has not completed the analysis to determine the limitation.

Use of proceeds – purchase agreement with LPC
We will have broad discretion on the use of proceeds on the sale of stock.  We currently anticipate that we will use the net proceeds to enhance working capital for general corporate use.  Our management may allocate the net proceeds as it deems necessary.  In addition, market or other factors may require our management to allocate portions of the net proceeds for other purposes.  Accordingly you will be relying on the judgment of our management with regard to the use of the net proceeds from the sale of stock to LPC, and you will not have an opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately.  It is possible that the proceeds will be invested in a way that does not yield favorable , or any, return for the Company.

Dilution of Common Stock
In connection with entering into the Purchase Agreement with LPC, we authorized the sale to LPC of up to 3,000,000 shares of our common stock and the issuance of an additional 103,164 shares of our common stock as a commitment fee. The number of shares ultimately offered for sale by LPC hereunder is dependent upon the number of shares purchased by LPC under the Purchase Agreement. The purchase price for the common stock to be sold to LPC pursuant to the Purchase Agreement will fluctuate based on the price of our common stock. All shares registered in this offering which may be sold by us to LPC under the Purchase Agreement are expected to be freely tradable. It is anticipated that shares registered in this offering will be sold over a period of up to 25 months from the date of this prospectus. Depending upon market liquidity at the time, a sale of shares under this offering at any given time could cause the trading price of our common stock to decline. We can elect to direct purchases by LPC in our sole discretion but no sales to LPC may occur if the purchase price for our common stock under the Purchase Agreement is below $1.40 per share, additionally, in order to be in compliance with NASDAQ Capital Market rules, we cannot be required to sell, and LPC shall not have the right or the obligation to purchase, shares of our common stock at a price below $1.62 and if we elect to sell our shares of common stock at a price below $1.62, we may be required to obtain shareholder approval in order to be in compliance with the NASDAQ Capital Market rules.  Therefore, LPC may ultimately purchase all, some or none of the shares of common stock not yet issued but registered in this offering. After LPC has acquired such shares, it may sell all, some or none of such shares. Therefore, sales to LPC by us under the Purchase Agreement may result in substantial dilution to the interests of other holders of our common stock. The sale of a substantial number of shares of our common stock under this offering, or anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

Forward-Looking Statements
This document contains forward-looking statements within the meaning of federal securities law.  Terminology such as "may," "will," "expect," "anticipate," "believe," "estimate," "continue," "predict," or other similar words, identify forward-looking statements.  These statements discuss future expectations, contain projections of results of operations or of financial condition or state other forward-looking information.  Forward-looking statements appear in a number of places in this document and include statements regarding our intent, belief or current expectation about, among other things, trends affecting the industries in which we operate, as well as the industries we service, and our business and growth strategies.  Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, forward-looking statements are not guarantees of future performance and involve risks and uncertainties.  Actual results may differ materially from those predicted in the forward-looking statements as a result of various factors, including those set forth in "Risk Factors".

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholder. We will receive no proceeds from the sale of shares of common stock sold by the selling stockholder.  However, we may receive proceeds of up to $10 million under the Purchase Agreement with LPC.   We may receive proceeds of up to $1,138 for warrants exercised related to underlying stock registered as part of this registration.  Any proceeds from LPC that we receive under the Purchase Agreement will be used for working capital for other general corporate purposes.

MARKET PRICE AND DIVIDEND INFORMATION

Market for the Registrant's Common Equity, Related Shareholder Matters and Issuer Purchases of Equity Securities
Through May 17, 2000, Multiband's common stock was traded and quoted on the OTC Bulletin Board(R) ("OTCBB") under the symbol "VICM."  From May 18, 2000 until August 21, 2000, the common stock was quoted under the VICM symbol on the Pink Sheets(R) operated by Pink Sheets LLC.  From August 21, 2000, to December 12, 2000, Multiband's common stock was traded and quoted on the OTCBB under the VICM symbol.  Since then, the stock has been traded and quoted on the NASDAQ Capital Market system.  In July 2004, the symbol was changed to MBND to coincide with the Company's name change to Multiband Corporation.  The table below sets forth the high and low bid prices for the common stock for the quarters ended March 31 and June 30, 2010 and during each quarter in the two years ended December 31, 2009 and December 31, 2008, and, as provided by NASDAQ.

Quarter Ended	High Bid	Low Bid
June 30, 2010	2.35	1.36
March 31, 2010	2.39	1.85
December 31, 2009	2.66	1.67
September 30, 2009	2.50	1.81
June 30, 2009	3.70	1.85
March 31, 2009	2.24	1.15
December 31, 2008	1.80	1.00
September 30, 2008	1.87	.70
June 30, 2008	1.99	.69
March 31, 2008	3.33	1.63

Dividends
We have never declared or paid cash dividends on our common stock and do not anticipate paying any cash dividends on our shares of common stock in the foreseeable future.  We expect to retain future earnings, if any, for use in our development activities and the operation of our business.  The payment of any future cash dividends will be subject to the discretion of our board of directors and will depend, among other things, upon our results of operations, financial condition, cash requirements, prospects and other factors that our board of directors may deem relevant.  Additionally, our ability to pay future cash dividends may be restricted by the terms of any future financing.

As of June 30, 2010, Multiband had 936 shareholders of record of its common stock and 9,944,638 shares of common stock outstanding. As of that date, five shareholders held a total of 14,171 of Class A Preferred, one shareholder held 770 shares of Class B Preferred, four shareholders held a total of 112,280 shares of Class C Preferred, three shareholders held a total of 220,000 shares of Class E Preferred, one shareholder held a total of 150,000 shares of Class F Preferred, three shareholders held a total of 11,595 shares of Class G Preferred, five shareholders held a total of 1.25 shares of Class H Preferred and one shareholder held a total of 100 shares of Class J Preferred.

CAPITALIZATION (in thousands, except share and liquidation preference amounts)

The following table sets forth our consolidated capitalization as of June 30, 2010 and our capitalization as adjusted to reflect the issuance of 3,206,328 shares and sale of 312,574 shares of common stock upon exercise of the warrants and the historical financial statements and notes thereto included elsewhere in this prospectus.

	As of June 30, 2010
	Actual (unaudited)	As Adjusted (unaudited)
Cumulative convertible preferred stock, no par value:
8% Class A (14,171 shares issued and outstanding, $148,796 liquidation preference)	213	213
10% Class B (770 shares issued and outstanding, $8,085 liquidation preference)	8	8
10% Class C (112,280 shares issued and outstanding, $1,122,800 liquidation preference)	1,457	1,457
10% Class F (150,000 shares issued and outstanding, $1,500,000 liquidation preference)	1,500	1,500
10% Class G (11,595 shares issued and outstanding, $115,950 liquidation preference)	48	48
6% Class H ( 1.25 shares issued and outstanding, $125,000 liquidation preference)	-	-
8% Class J (100 shares issued and outstanding, $10,000,000 liquidation preference)	10,000	10,000
15% Class E cumulative preferred stock, no par value (220,000 shares issued and outstanding, $2,200,000 liquidation preference)	2,200	2,200
Common stock, no par value (9,944,638 and 13,569,594 shares issued and outstanding) (1)	38,547	45,629
Stock subscription receivable	(1)	(1)
Stock-based compensation and warrants	46,996	46,996
Accumulated other comprehensive income-unrealized gain on securities available for sale	1	1
Accumulated deficit	(94,245)	(94,245)

(1)
Estimated share price only for the purpose of illustration.  Actual share price will be based on market value when issued.  See “the transaction” section of this document.  Estimated offering price of $1.79 for purposes of this presentation was based upon the average of the high, or $1.80, and low, or $1.78, sales prices of our common stock on September 3, 2010, as reported by NASDAQ and assuming all 3 million shares are issued.  It is not known how many shares of our common stock will be sold under this registration statement or at what price or prices such shares will be sold.

BUSINESS

Multiband Corporation (the Company), is a Minnesota corporation formed in September 1975.  The Company has two operating segments: 1) Home Service Provider (HSP), which primarily installs and maintains video services for residents of single family homes and 2) Multi-Dwelling Unit (MDU), which sells voice, data and video services to residents of multiple dwelling units.  Both segments encompass a variety of different corporate entities.

The Company completed an initial public offering in June 1984.  In November 1992, the Company became a non-reporting company under the Securities Exchange Act of 1934.  In July 2000, the Company regained its reporting company status.  In December 2000, the Company stock began trading on the NASDAQ stock exchange under the symbol VICM.  In July 2004, the symbol was changed to MBND concurrent with the Company’s name change from Vicom, Incorporated to Multiband Corporation.

The Company’s website is located at: www.multibandusa.com.

From its inception until December 31, 1998, the Company operated as a telephone interconnect company only. Effective December 31, 1998, the Company acquired the assets of the Midwest region of Enstar Networking Corporation (ENC), a data cabling and networking company. In late 1999, in the context of a forward triangular merger, the Company, to expand its range of computer products and related services, purchased the stock of Ekman, Inc. d/b/a Corporate Technologies, and merged Ekman, Inc. into the newly formed surviving corporation, Corporate Technologies USA, Inc. (MBS).  MBS provided voice, data and video systems and services to business and government.  The MBS business segment was sold effective April 1, 2005.  The Company’s MDU segment (formally known as MCS) began in February 2000.  MDU provides voice, data and video services to multiple dwelling units, including apartment buildings, condominiums and time share resorts. During 2004, the Company purchased video subscribers in a number of separate transactions, the largest one being Rainbow Satellite Group, LLC. During 2004, the Company also purchased the stock of Minnesota Digital Universe, Inc. (MNMDU), which made the Company the largest master service operator in MDU’s for DirecTV satellite television in the United States.  During 2006 and 2007, the Company strategically sold certain assets at multiple dwelling properties where only video services were primarily deployed.  The Company continues to operate properties where multiple services were deployed.  To remain competitive, the Company in future periods intends to continue to own and operate properties at locations where multiple services can be deployed and manage properties where one or more services are deployed.  Consistent with that strategy the Company during 2006, 2007, and 2008, expanded its servicing of third party clients (other system operators) through its call center.  At August 3, 2010, the Company had approximately 129,000 owned and managed subscriptions, with an additional 45,000 subscriptions supported by the call center.

During 2008, the Company became involved in the business of installing video services in single family homes by acquiring 51% of the outstanding stock of Multiband NC Incorporated (NC) (formerly Michigan Microtech, Incorporated (MMT a former subsidiary of Directech Holding Company Inc. (DTHC))), a fulfillment agent for a national satellite television company, DirecTV, which specializes in the providing of satellite TV to single family homes. This acquisition was followed up by the acquisition of an 80% interest in a group of companies which were the former operating subsidiaries of DTHC, (Multiband NE Incorporated (NE), Multiband SC Incorporated (SC), Multiband EC Incorporated (EC), Multiband DV Incorporated (DV) and Multiband Security Incorporated (Security)).  The Company also purchased an additional 29% ownership interest in Multiband NC Incorporated, of which it previously owned 51%, effective on January 2, 2009.  The remaining 20% of those operating entities were purchased in December 2009.

Home Service Provider (HSP Segment)
The Company, through its HSP segment, receives net cash payments for the installation and service of DirecTV video programming for residents of single family homes.  These video subscribers are billed by DirecTV. The HSP segment functions as a fulfillment arm for DirecTV.  As a result, Multiband generally does not directly compete with other providers for DirecTV’s business.  Although DirecTV competes with DISH, the other leading satellite television provider and incumbent providers of phone and telephone services for pay television customers, DirecTV has its own marketing and competitive programs of which the Company is merely an indirect and passive recipient.

Multi-Dwelling Unit (MDU Segment)
The Company, through its MDU segment, serves as a master service operator for DirecTV, a provider of satellite television service.  The master service operator arrangement allows the Company to offer satellite television services to residents of multi-dwelling-units directly and through a network of affiliated operators.

The MDU segment also offers voice, data and video services directly to residents of the multi-dwelling unit (MDU) market.   The primary customer for this application  are the property owners/managers who are focused on delivering their residents (our end user) reliability, quality service, short response times, minimized disruptions on the property, minimized alterations to the property and value added services.  Each of these concerns is addressed in our contracts with the property owner which typically run 3-15 years pursuant to  right of entry agreements between the company and the property owners.

The MDU segment also offers its internal support center and billing platform to service third party clients.

Accounts Receivable (in thousands)
The Company reviews customers' credit history before extending unsecured credit and establishes an allowance for uncollectible accounts based upon factors surrounding the credit risk of specific customers and other information.  For the MDU and HSP segments, the Company does have concentrations of credit risk of 90.4% and   88.5% of accounts receivable at June 30, 2010 and December 31, 2009 is with one customer.  Invoices are due 30 days after presentation.  Accounts receivable over 30 days are considered past due.  The Company does not accrue interest on past due accounts receivable.  Receivables are written off only after all collection attempts have failed and are based on individual credit evaluation and specific circumstances of the customer.  Accounts receivable are shown net of an allowance for uncollectible accounts of approximately $389 and $810 at June 30, 2010 and December 31, 2009, respectively.

Multiband Consumer Industry Analysis and Strategy
MDU offers video and, in some cases, data and voice to residents of multiple-dwelling units primarily throughout the Midwest and the Southeast.  Our primary competition in this market comes from the local incumbent providers of telephone and cable television services.  The leading competitors in these services are the former Bell System Companies such as Verizon Communications (Verizon) and Qwest Communications International, Inc. (Qwest) and national cable companies such as Comcast Corporation (Comcast) and Time Warner.  These regional and national rivals have significant resources and are strong competitors.  Nonetheless, we believe as a largely unregulated entity, we can be competitive on both price and service.

Regarding video services, we believe we have a significant consumer benefit in that we are establishing private rather than public television systems, which allows us to deliver a package not laden with local "public access" stations that clog the basic service package.  In essence, we will be able to deliver a customized service offering to each property based upon pre-installation market research that we perform.  The pricing of our service is also untariffed which allows for flexible and competitive "bundling" of services.

Regarding data services, the general concern among consumers is the quality of the connection and the speed of the download.  We believe our design provides the highest broadband connection speeds currently available.  The approach we market is "blocks of service".  Essentially, we deliver the same high bit rate service in small, medium and large packages, with an appropriate per unit cost reduction for those customers that will commit to a higher monthly expenditure.

Market Description
We are currently marketing Multiband services to MDU properties primarily throughout the Midwest and Southeast.  We will target properties that range from 50 to 150 units on a contiguous MDU property for television and internet access only.  We will survey properties that exceed 150 units for the feasibility of local and long distance telephone services.

We are initially concentrating on middle to high-end rental complexes.  We are also pursuing resort area condominiums.  A recent U.S. Census Bureau table indicates there are more than 65,000 properties in the United States which fit this profile.  Assuming an average of 100 units per complex, our focus is on a potential subscriber base of 6,500,000.

A recent Property Owners and Manager Survey, published by the U.S. Census Bureau, shows rental properties are focusing on improving services and amenities available to their tenants.  These improvements are being undertaken to reduce tenant turnover, relieve pricing pressures on rents and attract tenants from competing properties.  We believe most of these owners or managers are not interested in being "in the technology business" and will use the services that we are offering.  Various iterations of this package will allow the owners to share in the residual income stream from the subscriber base.

Number of Units/Customers
At August 3, 2010, the Company had approximately 129,000 owned and managed subscriptions, with an additional 45,000 subscriptions supported by the call center.

Employees
As of June 30, 2010, Multiband employed 75 full-time employees, including 18 management employees, 32 finance personnel, 19 information technology employees, 5 human resource employees and 1 employee in an administrative position.  HSP employed 2,513 full-time employees consisting of 74 management employees, 5 human resource employees, 95 administrative personnel, 222 customer service employees, 2,030 technicians and 87 warehouse employees.  As of that same date, MDU had 182 full-time employees, consisting of 6 in sales and marketing, 2 in technical positions, 25 technicians, 144 in customer service and related support, 3 in management positions, and 2 administrative personnel.

Disclosures about Contractual Obligations and Commercial Commitments (in thousands)
The following summarizes our contractual obligations at December 31, 2009, and the effect these contractual obligations including interest payments are expected to have on our liquidity and cash flows in future periods:

	Total	1 Year or Less	2-3 Years	4-5 Years	Over 5 Years
Operating leases - buildings	$4,631	$1,775	$2,257	$480	$119
Related party debt – short term	1,414	1,414	-	-	-
Long-term debt	7,524	1,046	6,421	7	50
Long-term debt, related party	37,433	2,582	4,995	29,856	-
Capital leases	1,092	563	524	5	-
Totals	$52,094	$7,380	$14,197	$30,348	$169

SELECTED CONSOLIDATED FINANCIAL DATA

The following selected financial data should be read in conjunction with our consolidated financial statements including the accompanying notes and with "Management's Discussion and Analysis of Financial Condition and Results of Operations".  The data has been derived from our audited historical consolidated financial statements and accompanying notes included elsewhere in this report for the years ended December 31, 2009, 2008 and 2007 and as of December 31, 2009 and 2008, as well as our unaudited consolidated financial statements and accompanying notes included elsewhere in this report for the six months ended June 30, 2010 and 2009 and as of June 30, 2010 and 2009.

Statement of Operations Data (4)	Years ended December 31,			Six months ended June 30,
(in thousands except share and per share amounts)	2009 (audited)(3)	2008 (audited)(3)	2007 (audited)	2010 (unaudited)	2009 (unaudited)
Revenues	$268,994	$42,986	$15,086	$125,136	$129,554
Cost of products and services (exclusive of depreciation and amortization listed separately below)	$207,533	$28,426	$8,340	$87,767	$104,210
Cost of products and services as % of revenue	77.21%	66.13%	55.3%	70.14%	80.44%
Selling, general and administrative expenses	$57,778	$10,500	$8,888	$27,017	$29,249
Selling, general and administrative as % of revenues	21.55%	24.43%	58.9%	21.59%	22.58%
Depreciation and amortization	$10,906	$3,025	$3,624	$4,582	$5,988
Impairment of assets	$-	$132	$-	$-	$-
Income (loss) from operations	$(7,223)	$903	$(5,766)	$5,770	$(9,893)
Other income (expense), net	$(3,748)	$1,826	$(322)	$(2,156)	$(1,387)
Income (loss) before income taxes and noncontrolling interest in subsidiaries	$(10,971)	$2,729	$(6,088)	$3,614	$(11,280)
Provision for income taxes	$406	$1,132	$-	$2,183	$202
Net income (loss)	$(11,377)	$1,597	$(6,088)	$1,431	$(11,482)
Less: Net income (loss) attributable to the noncontrolling interest in subsidiairies	$(1,727)	$652	$-	$-	$(1,778)
Net income (loss) attributable to Multiband Corporation and subsidiaries	$(9,650)	$945	$(6,088)	$1,431	$(9,704)
Income (loss) attributable to common stockholders	$(10,020)	$(3,143)	$(8,389)	$699	$(9,848)
Income (loss) per share attributable to common stockholders – basic	$(1.04)	$(.34)	$(1.16)	$0.07	$(1.02)
Income (loss) per share attributable to common stockholders – diluted	$(1.04)	$(.34)	$(1.16)	$0.07	$(1.02)
Weighted average shares outstanding – basic	9,665,316	9,302,570	7,237,473	9,851,409	9,650,708
Weighted average shares outstanding – diluted	9,665,316	9,302,570	7,237,473	9,965,277	9,650,708

	December 31,			June 30,
Balance Sheet Data (4) (in thousands)	2009 (audited) (3)	2008 (audited) (3)	2007 (audited)	2010 (unaudited)	2009 (unaudited)
Working Capital (deficiency)	$(28,596)	$2,457	$(5,018)	$(25,391)	$(31,247)
Total Assets	$99,531	$26,043	$8,893	$106,314	$115,165
Mandatory Redeemable Preferred Stock (1)	$-	$150	$220	$-	$-
Long-Term Debt, net (2)	$34,709	$338	$119	$34,577	$39,865
Capital Lease Obligations, net (2)	$491	$317	$249	$409	$610
Stockholders’ Equity	$5,103	$5,642	$674	$6,724	$(3,194)

(1) –   mandatory redeemable preferred stock is included in working capital (deficiency)
(2) –   current portion of long-term debt and capital lease obligations is included in working capital (deficiency)
(3) –   The Company’s acquisition of the former DirecTECH operating entities beginning with Multiband NC Incorporated on March 1, 2008 followed by the acquisition of an 80% interest in former operating subsidiaries of DTHC, (Multiband NE Incorporated (NE), Multiband SC Incorporated (SC), Multiband EC Incorporated (EC), Multiband DV Incorporated (DV), Multiband MDU (MBMDU) and Multiband Security Incorporated (Security)).  The Company also purchased an additional 29% ownership interest in Multiband NC Incorporated, of which it previously owned 51%, effective on January 2, 2009.  The remaining 20% of those operating entities were purchased in December 2009.  These acquisitions produced material changes to the Company’s statement of operations and balance sheet data for 2008 and 2009.
(4) –   The above financial information may not account for all uncertainties facing the Company.  The Company is subject to claims, regulatory processes and lawsuits that arise in the ordinary course of business. The Company only accrues for such matters when a loss is consider probable the amount of such loss or range of loss can be reasonably estimated.

Management’s Discussion and Analysis of Financial Condition and Results of Operation
The following discussion of the financial condition and results of operations of Multiband should be read in conjunction with the Consolidated Financial Statements and the Notes thereto included elsewhere in this report.

Quarter and Six months ended June 30, 2010 and June 30, 2009

Results of Operations (in thousands)

Revenues
Total revenues decreased 3.7% to $64,888 for the quarter ended June 30, 2010 as compared to $67,396 for the quarter ended June 30, 2009.  Revenues for the six month period ended June 30, 2010 decreased 3.4% to $125,136 from $129,554 for the same period in 2009.

HSP segment revenues for the three months ended June 30, 2010, were $59,371 in comparison to $60,691 for the same period in 2009, a decrease of 2.2%.  Revenues for the six months ended June 30, 2010, for the HSP segment, were $114,098 as compared to $117,524 for the same period in 2009, a decrease of 2.9%. This decrease is due to a reduction in DirecTV work order volume of approximately 11% partially offset by an increase in earned incentive revenue of approximately $6,000.  Revenues in the HSP segment improved in the second quarter over the first quarter.  The Company expects third quarter revenues in the HSP segment to be consistent with second quarter’s revenue followed by a normal seasonal decrease in the fourth quarter.

Revenues in the second quarter of 2010 for the MDU segment decreased 17.7% to $5,517 as compared to $6,705 in the second quarter of 2009.  Revenues for the six month period ended June 30, 2010, for the MDU segment, decreased 8.2% to $11,038 from $12,030 for the same period in 2009.  This decrease is primarily due to reduced DTV subsidies of approximately $700 and more stringent DTV credit standards.  The Company believes it can ultimately increase revenues by selling its support center services to its network of system operators and by providing ancillary programs for voice and data services to that same network.  However, due to the aforementioned stringent DirecTV credit standards and anticipated weakness in the economy, the Company does not expect significant growth in the MDU segment in 2010.

Cost of Products and Services (exclusive of depreciation and amortization)
The Company's cost of products and services decreased by 23.0% to $43,814 for the quarter ended June 30, 2010, as compared to $56,894 for the same quarter last year.  For the six months ended June 30, 2010, cost of products and services were $87,767 compared to $104,210 in the prior year, a 15.8% decrease.  This reduction is attributable to the improved inventory controls and a better mix of jobs (i.e. more installation work orders versus service calls which yield a higher margin as well as reduced training expense.

Cost of products and services decreased by 23.0% for the HSP segment for the three months ended June 30, 2010 and were $40,221 for the HSP segment, compared to the $52,259 in the prior year quarter.  For the six months ended June 30, 2010, cost of products and services were $80,591 for the HSP segment compared to $95,990 in the prior year. a 16.0% decrease.  This decrease is the result of reduced costs due to the decrease in volume and improvements in inventory controls.  In addition, in the first half of 2009, the Company incurred significant upfront costs due to the substantial increase in the number of technicians employed by the Company.  Since these new technicians go through a six to eight week training period prior to working on revenue producing jobs, this created additional expense without any offsetting revenue.  In the quarter ended June 30, 2010, the Company’s technician’s levels were being ramped up to meet increasing job volume.  However, this ramp up was not as substantial as the previous year’s quarter.  During the remainder of 2010, the Company expects HSP cost of products and services to increase relative to revenue as the Company continues to hire and train new technicians to service expected job volumes.

Cost of products and services for the MDU segment for the current quarter were $3,593 compared to $4,635 in the same quarter last year, a 22.5% decrease.  For the six months ended June 30, 2010, cost of products and services were $7,176 for the MDU segment, compared to $8,220 in the prior year, a 12.7% decrease.  In 2010, the Company expects MDU cost of products and services to be relatively constant in relation to revenue.

Selling, General and Administrative Expenses
Selling, general and administrative expenses decreased 13.0% to $13,500 in the quarter ended June 30, 2010, compared to $15,509 in the prior year’s quarter.  Selling, general and administrative expenses were, as a percentage of revenues, 20.8% for the quarter ended June 30, 2010 and 23.0% for the same period a year ago.  For the six months ended June 30, 2010, selling, general and administrative expenses decreased 7.6% to $27,017 compared to $29,249 for the six months ended June 30, 2009.  As a percentage of revenue, selling general and administrative expenses were 21.6% for the six months ended June 30, 2010, compared to 22.6% for the same period in 2009.  The decrease in selling, general and administrative expenses as a percentage of revenue is primarily due to decreased insurance and telephone expense.  The Company anticipates that for the remainder of 2010, selling, general and administrative expenses will remain consistent with second quarter levels.

Depreciation and Amortization
Depreciation and amortization expense decreased 20.6% to $2,146 for the quarter ended June 30, 2010 compared to $2,703 in the prior year’s quarter.  For the six months ended June 30, 2010, depreciation and amortization decreased 23.5% to $4,582 compared to $5,988 for the six months ended June 30, 2009.  In May 2009, the Company signed a new contract with DirecTV (see Note 3).  Due to the new contract, the amortization period of the intangibles was increased from 40 months to 60 months.  For the remainder of 2010, depreciation and amortization expense is expected to decrease slightly due to certain assets becoming fully amortized.

Income (Loss) from Operations
The Company, in the second quarter of 2010, earned income from operations of $5,428 versus incurring a loss from operations of $7,710 during the prior year’s comparable period.  Income from operations was $5,770 during the first six months of 2010 compared to a loss from operations of $9,893 during the first half of 2009.  For the second quarter of 2010, the HSP segment earned income from operations of $6,804, compared to a loss of $6,541 in the same period last year.  For the six months ended June 30, 2010, income from operations was $9,328 for the HSP segment, compared to a loss from operations of $7,490 in the prior year.  This improvement is primarily due to increased incentive revenue, improved inventory control and reduced technician training expense.  The MDU segment showed a loss from operations of $719 for the three months ended June 30, 2010 compared to a loss of $125 for the three months ended June 30, 2009.  For the six months ended June 30, 2010, loss from operations was $1,398 for the MDU segment, compared to a loss from operations of $382 in the same period last year.  The MBCorp segment, which has no revenues, incurred a loss from operations of $657 for the three months ended June 30, 2010 and $2,160 for the six months ended June 30, 2010 compared to losses of $1,044 and $2,021 for the same periods last year primarily due to reduced DTV subsidies and more stringent DTV credit standards.  The MBCorp segment loss is expected to continue in future periods as corporate overhead is expected to remain consistent with current levels.  The HSP segment is expected to maintain its profitability throughout the balance of 2010.  The Company plans to mitigate its loss in the MDU segment in future periods by growing its subscriber base at existing properties since the on-going selling, general and administrative expenses to service those subscribers is more fixed than variable.

Interest Expense
Interest expense was $1,066 for the quarter ended June 30, 2010, versus $890 for the same period a year ago.  Interest expense was $2,189 for the six months ended June 30, 2010 and $1,745 for the same period last year, primarily reflecting an increase due to interest expense incurred on the Convergent debt and interest expense related to a legal settlement (see Note 9).

Noncontrolling Interest
The noncontrolling interest in subsidiaries was $0 on June 30, 2010 and December 31, 2009, after the Company purchased the remaining 20% of the issued and outstanding shares of common stock of all of the DTHC operating subsidiaries (DirecTECH) and reclassified $5,996 of noncontrolling interest to Multiband’s controlling interest on December 17, 2009.  The net loss attributable to the noncontrolling interest in subsidiaries for the three months ended June 30, 2010 and 2009 was $0 and $1,482, respectively.  The net loss attributable to the noncontrolling interest in subsidiaries for the six months ended June 30, 2010 and 2009 was $0 and $1,778, respectively.

Income taxes
The Company has federal and state net operating losses of approximately $67,000 and $50,000, respectively, which, if not used, will begin to expire in 2018.  Changes in the stock ownership of the Company may place limitations on the use of these net operating loss carryforwards (NOLs).  During 2009, the Company performed an IRC 382 study and determined that an ownership change had occurred.  As a result of the ownership change, the amount of federal NOL available for future use is $41,613, consisting of annual federal limitations of $6,294 for the next five years and $634 for each year thereafter.  The Company has determined there are also limitations on the state net operating loss carryforwards, but has not completed the analysis to determine the limitation.  For the three months ended June 30, 2010 and 2009, the Company has recorded income tax expense of $1,983 and $102, respectively, related to federal and state taxes.  For the six months ended June 30, 2010 and 2009, the Company recorded income tax expense related to federal and state taxes of $2,183 and $202, respectively.

The state tax expense reported is due to some of the subsidiaries having taxable income in states where the state requires filing separate company income tax returns instead of filing on a consolidated basis with members of the consolidated group.  Other state tax expense is associated with the tax liability being calculated on gross receipts, capital, or some other non-income method of calculation.

Net Income (Loss)
In the second quarter of fiscal 2010, the Company reported a net income of $2,395 compared to a net loss of $8,601 for the second fiscal quarter of 2009.  For the six months ended June 30, 2010, the Company recorded a net income of $1,431 compared to a net loss of $11,482 for the six months ended June 30, 2009.

Liquidity and Capital Resources
During the six months ended June 30, 2010, the Company earned net income of $1,431 compared with a net loss of $11,482 during the six months ended June 30, 2009.  Net cash provided by operations during the six months ended June 30, 2010 was $10,471 as compared to the net cash used by operations during the six months ended June 30, 2009 of $1,339.  Principal payments on current long-term debt, short-term debt, short-term debt to a related party and capital lease obligations over the next 12 months are expected to total $5,221.

In May 2009, the Company paid off its then existing loan with Convergent Capital Partners I, L.P., and entered into a new $5,000 loan facility with a different lender due in December 2012.  That new facility has a rolling quarterly positive EBITDA covenant which the Company was in compliance with as of June 30, 2010.

The Company, in lieu of a one-time payment for its business insurance, has entered into a short-term financing agreement with First Insurance Funding Corporation in the amount of $8,806 for workers compensation, business and auto insurance.  This financing agreement carries an interest rate of 6.12% and requires monthly payments of principal and interest of $1,004 through October 2010.  As of June 30, 2010, the amount outstanding under the agreement was $3,963.

Cash and cash equivalents totaled $5,279 at June 30, 2010 versus $2,240 at December 31, 2009.  Working capital deficit at June 30, 2010 was $25,391, compared to $28,596 at December 31, 2009.  Net cash used by investing activities totaled $1,112 for the period ended June 30, 2010, compared to $1,862 for the period ended June 30, 2009.

For the balance of 2010, the Company intends to focus on maintaining profitability in its HSP business segment.  With regards to its MDU business segment, the Company, for the balance of 2010, believes it can modestly grow both owned and managed subscriber revenues through increased marketing and customer penetrations of previously built out properties.  The Company believes it can increase managed subscriber revenues by selling its support center services to its network of system operators and by providing ancillary programs for voice and data services to that same network.

The Company used $1,078 for capital expenditures during the six months ended June 30, 2010, compared to $1,426 in the same period last year.  Capital expenditures consisted of property build-outs and equipment acquired for internal use.  This decrease was related to a reduced company funded video and internet service build outs to MDU properties made during 2010.  Throughout the remainder of 2010, the Company estimates that it will have approximately $1,000 of additional capital expenditures which the Company intends to fund through leasing and/or cash on hand.

Management anticipates that the impact of the actions listed below will generate sufficient cash flows to pay current liabilities, long-term debt and capital and operating lease obligations and fund the Company's operations for the next twelve months:

1.	Maintain continued profitability in the Company’s HSP segment.
2.	Evaluate factors such as anticipated usage and inventory turnover to maintain optimal inventory levels.
3.	Obtain senior debt financing with extended terms to refinance the Company’s note payable to DirecTECH Holding Company, Inc., which matures on January 1, 2013.
4.	Expand call center support with sales of call center services to both existing and future system operators and to buyers of the Company’s video subscribers.
5.	Solicit additional equity investment in the Company by issuing either preferred or common stock.

On August 3, 2010, the Company signed a $10,000 purchase agreement to sell shares of the Company’s common stock to Lincoln Park Capital Fund, LLC (LPC), an Illinois limited liability company.  The Company plans to use any proceeds from this agreement for working capital to support current operations and for other general corporate purposes; which may involve expansion of those operations and/or reduction of existing debt.  We also entered into a registration rights agreement with LPC whereby we agreed to file a registration statement related to the transaction with the U.S. Securities & Exchange Commission (SEC) covering the shares that have been issued or may be issued to LPC under the purchase agreement.  After the SEC has declared effective the registration statement related to the transaction, we have the right, in our sole discretion, over a 25-month period to sell our shares of common stock to LPC in amounts up to $500 per sale, depending on certain conditions as set forth in the purchase agreement, up to the aggregate commitment of $10,000 (see Note 12).

The Company, as of June 30, 2010, needs to continue to improve its working capital ratio over the next few quarters to adequately manage the size of its expanded operations.  Since the Company acquired significant assets in its purchase of 100% of the outstanding stock of the former DTHC operating entities, Multiband believes it has the capacity to leverage certain of those assets.  Management believes that through a combination of leveraging assets, its cash on hand, greater expense control, recent positive operating income, and potential sales of common and/or preferred stock, it can meet its anticipated liquidity and capital resource requirements for the next twelve months.

Years Ended December 31, 2009 and December 31, 2008

Results of Operations (in thousands)

The following table sets forth certain items.
	2009	2008
Revenues
HSP	90.64%	55.12%
MDU	9.36%	44.88%
MBCorp	-%	-%
Total Revenues	100.00%	100.00%

Cost of Products and Services (exclusive of depreciation and amortization)
HSP	70.94%	37.83%
MDU	6.21%	28.30%
MBCorp	-%	-%
Total Cost of Products and Services (exclusive of depreciation and amortization)	77.15%	66.13%
Selling, General and Administrative Expenses	21.48%	24.43%
Depreciation and Amortization	4.06%	7.04%
Income (Loss) from Operations	(2.69)%	2.10%
Net Income (Loss)	(4.23)%	3.72%

Revenues
Total revenues from continuing operations increased 525.8% from $42,986 in 2008 to $268,994 in 2009.  HSP segment had revenues of $243,807 in 2009 and $23,696 in 2008, an increase of 928.9%.  This overall and HSP segment increase in revenues is due to the purchase of the former DirecTECH operating entities.  Multiband initially acquired 51% of NC on March 1, 2008, achieved 80% ownership of all the operating entities on January 2, 2009 and purchased the remaining 20% of those entities in December 2009 (see Note 2).  The Company expects HSP segment revenues will slightly decline in 2010, due in part, to the reduction in conversion to digital services which was mandated in 2009 by the Federal Government.  The MDU segment had revenues of $25,187 in 2009 and $19,290 in 2008, at an increase of 30.6%.  This overall increase of approximately $5,897 in the MDU segment is primarily due to a larger subscriber base, and increased activity from the call center.  The Company believes it can ultimately increase revenues by selling its support center services to its network of system operators and by providing ancillary programs for voice and data services to that same network.  Due to demand for high definition television services and a larger subscriber base, MDU revenues are not expected to decline in 2010.  However due to other factors such as more stringent DTV credit standards and anticipated weakness in the general economy, the Company does not expect significant growth in the MDU segment in 2010.  In summary, the Company expects MDU revenues to be relatively constant in 2010.

Costs of Products and Services (exclusive of depreciation and amortization)
Total costs of products and services were $207,533 in 2009 compared to $28,426 in 2008.  Overall cost of products and services increased due to the purchase of 80% of the former DirecTECH operating entities in January 2009.  The remaining 20% of these entities were purchased in December 2009 (see Note 2).  Cost of products and services for the year ended December 31, 2009, were $190,818 for the HSP segment (initially acquired March 1, 2008 and significantly increased in January 2, 2009 with the purchase of DTHC operating entities), compared to the $16,261 for the ten months ended December 31, 2008, a 1073.5% increase.  This increase is due to the purchase of the former DirecTECH operating entities (see Note 2). During 2010, the Company expects HSP cost of products and services to drop in relation to revenues due to tighter inventory controls and a better mix of jobs (i.e. more installation work orders versus service calls which yield a higher margin).  Cost of products and services for the year ended December 31, 2009 were $16,715 for the MDU segment, compared to $12,165 in the prior year, a 37.4% increase.  The increase in cost of products and services in the MDU segment is primarily related to the purchase of MBMDU, one of the former DirecTECH operating entities.  The increase in costs is also related to the increase in revenue generated by the system operators due to a change in revenue mix and certain commission payments.  In 2010, the Company expects MDU cost of products and services to increase slightly as compared to 2009 due to certain commission payments.

Selling, General and Administrative Expense
Selling, general and administrative expenses from continuing operations increased 450.3% to $57,778 in 2009, compared to $10,500 in 2008 due primarily to the acquisition of the former DirecTECH operating entities in 2009.  Selling, general and administrative expenses were, as a percentage of revenues, 21.5% for 2009 and 24.4% for 2008.  This percentage decrease is primarily due to a significant increase in revenues with proportionately less increases in payroll and administrative expenses.  Without the Multiband Corp segment which recorded in 2008, $1,285 of reimbursed payroll expenses for management consulting to DTHC, the decline in selling, general and administrative expenses would have been greater.  The Company’s management consulting agreement with DTHC ended on January 2, 2009 as a result of the acquisition of the majority ownership of former operating subsidiaries of DTHC (see Note 2).  The Company anticipates for 2010, selling, general and administrative expenses will remain consistent as a percentage of overall revenues.

Depreciation and Amortization
Depreciation and amortization expense increased 260.5% to $10,906 for the year ended December 31, 2009, as compared to $3,025 for the year ended December 31, 2008.  This increase in depreciation and amortization is largely due to the amortization of intangibles related to the DirecTECH purchase (see Note 2).  During 2010, depreciation and amortization expense is expected to remain at the same level as in 2009.

Income (Loss) from Operations
The Company, in 2009, incurred a loss from operations for its combined operating business segments of $7,223 compared to an income of $903 during 2008.  The HSP segment for the year ended December 31, 2009 had a loss from operations of $2,397, compared income from operations of $2,335 for the ten months ended December 31, 2008.  The HSP segment is expected to maintain its profitability by reaching incentive goals and continued improvement in job mix (i.e. more installation work orders versus service calls which yield a higher margin).  The MDU segment incurred a loss from operations of $1,038 in 2009 compared to profits of $1,511 in 2008.  The Company expects to mitigate its future losses in the MDU segment due to an expected increased in future subscriber activity at maturing properties and better control of administrative costs.  The Multiband Corporation segment, which has no revenues, showed a loss from operations of $3,788 in 2009 compared to a loss of $2,943 for the same period last year.  In 2008, the Multiband Corporation segment loss was reduced as a result of its management agreement with DTHC.  This agreement resulted in $1,285 of management consulting income as well as a management performance bonus of $2,366.  This agreement ended on January 2, 2009 as a result of the acquisition of the majority ownership of former operating subsidiaries of DTHC (see Note 2).  The Multiband Corporation loss is expected to increase in future periods as corporate overhead is expected to increase as a result of the acquisition of 100% ownership of DTHC’s operating subsidiaries (see Note 2).

Interest Expense
Interest expense was $4,104 for 2009 versus $657 for 2008, primarily due to an increase in interest expense incurred on the debt issued for the purchase of DirecTECH (see Note 3).  Imputed interest discount was $35 and $282 for the years ended December 31, 2009 and 2008, respectively.

Management consulting income
During the year ended December 31, 2008, Multiband recorded a performance bonus as part of the management consulting agreement with DTHC of $2,366 which was paid via reduction of the debt incurred in the acquisition of NC (see Note 2 and Note 17).  The Company recorded this consulting income as part of other income and expense on the statement of operations because the income does not constitute the entity’s ongoing major or central operations.  The consulting income was not a reimbursement of direct expenses.  In 2009, due to the acquisition of majority ownership of former subsidiaries of DTHC, the Company’s consulting agreement with DTHC was terminated and no income was earned during that comparable year.  This income is part of the Multiband Corp. business segment.

Noncontrolling Interest
Effective January 1, 2009, the Company adopted new accounting guidance related to accounting for noncontrolling interests in subsidiaries (see Note 2).  This resulted in the reclassification of minority interest of $3,471 at December 31, 2008 related to the 51% ownership of NC from the mezzanine section of the balance sheet to the noncontrolling interest in the equity section of the balance sheet.  As of January 2, 2009, Multiband purchased an additional 29% of the outstanding stock of NC.  $2,054 of noncontrolling interest was transferred to Multiband’s controlling interest related to this acquisition, leaving $1,417 as the remaining value of the noncontrolling interest.  In addition, Multiband purchased 80% of the outstanding stock of EC, NE, SC, DV, Security and MBMDU (see Note 2).  The Company recorded $6,306 of noncontrolling interest related to this acquisition. The net loss attributable to the noncontrolling interest in subsidiaries for the year ended December 31, 2009 was $1,727.  On December 17, 2009, the Company purchased the remaining 20% of the issued and outstanding shares of common stock of all of the DTHC operating subsidiaries (DirecTECH) and reclassified $5,996 of noncontrolling interest to Multiband’s controlling interest.

Income taxes
In 2009, the Federal income tax return of Multiband Corporation will include the former subsidiaries of DirecTech Holding Company which were acquired by the Company.  The state tax expense reported is due to some of the subsidiaries having taxable income in states where the state requires filing separate company income tax returns instead of filing on a consolidated basis with members of the consolidated group.  Other state tax expense is associated with the tax liability being calculated off of gross receipts, capital, or some other non-income method of computation.  In 2008, for federal income tax purposes, NC was not included in the consolidated tax return of the Company due to less than 80% of ownership.  Components of income tax expense for the year ended December 31, 2008 relates to taxable income from the HSP segment and $45 of alternative minimum tax (AMT) in the Multiband Corp. segment:  Due to the Company’s purchase of 51% of NC’s stock, effective March 1, 2008, NC did not file consolidated tax returns in 2008 with its former parent DTHC but filed as a single entity as it no longer met the 80% ownership required for tax consolidation.  Effective with the additional stock purchased in 2009, NC expects to be able to utilize the tax loss carryforwards of Multiband Corporation.  For the years ended December 31, 2009 and 2008, the Company has recorded a provision for income tax of $406 and $1,132, respectively, which consisted primarily of provisions for state income taxes.

The Company has federal and state net operating losses of approximately $68,596 and $50,800, respectively, which, if not used, will begin to expire in 2018.  Changes in the stock ownership of the Company may place limitations on the use of these net operating loss carryforwards.  During 2009 the company performed an IRC 382 study and determined that an ownership change had occurred.  As a result of the ownership change, an annual limitation is in place on the use of the net operating loss carry forwards, the Company expects to utilize $41,613 of the net operating loss carryforwards before they expire.

Net Income (Loss)
The Company incurred a net loss of $11,377 in 2009.  The Company incurred a net income of $1,597 in 2008

Total Assets
The following table sets forth certain items.

Total Assets	2009	2008
HSP	$84,474	$13,005
MDU	12,547	7,471
MBCorp	2,510	5,567
Total Assets	$99,531	$26,043

Years Ended December 31, 2008 and December 31, 2007

Results of Operations (in thousands)
The following table sets forth certain items.

	2008	2007
Revenues
HSP	55.12%	-%
MDU	44.88%	100.00%
MBCorp	-%	-%
Total Revenues	100.00%	100.00%

Cost of Products and Services (exclusive of depreciation and amortization)
HSP	37.83%	-%
MDU	28.30%	55.28%
MBCorp	-%	-%
Total Cost of Products and Services (exclusive of depreciation and amortization)	66.13%	55.28%
Selling, General and Administrative Expenses	24.43%	58.92%
Depreciation and Amortization	7.04%	24.02%
Income (Loss) from Operations	2.10%	(38.22)%
Net Income (Loss)	3.72%	(40.36)%

Revenues
Total revenues from continuing operations increased 184.9% from $15,086 in 2007 to $42,986 in 2008.  This overall increase in revenues is primarily due to the purchase of NC in March 2008, with revenues for the ten month period ended December 31, 2008 of $23,696, offset by sales of approximately 23,000 owned subscriptions which occurred throughout 2007 in efforts to strategically sell unprofitable owned assets, utilizing the proceeds from those assets into facilitating growth in the Company’s managed subscriber services including our support center and our master system operator program.  The HSP segment had revenues of $23,696 made up entirely of NC (see Note 2).  The Company expects revenues in the HSP segment will continue to increase into 2009, as a result of the acquisition of the majority ownership of former operating subsidiaries of DTHC (see Note 2).  The MDU segment had revenues of $19,290 in 2008 and $15,086 in 2007, at an increase of 27.9%.  This overall increase of approximately $4,204 in the MDU segment is primarily due to the revenue earned for coordinating improvements of systems used to deliver enhanced programming services, and increased activity from a large system operator along with an increase in call center revenue offset by the aforementioned sales of owned subscriptions.  The Company believes it can ultimately increase revenues by selling its support center services to its network of system operators and by providing ancillary programs for voice and data services to that same network.  Due to demand for high definition television services and the aforementioned revenue generated from coordinating system improvements to provide enhanced programming services, MDU revenues are expected to remain above 2008 levels in 2009.

Costs of Products and Services (exclusive of depreciation and amortization)
Total costs of products and services were $28,426 in 2008 compared to $8,340 in 2007.  Overall costs of products and services as a percentage of revenue did increase between 2007 and 2008 due, in part, to the purchase of NC, which makes up 100% of the HSP segment, with costs for the ten months ended December 31, 2008 of $16,261, along with specific vendor price increases without a corresponding increase in price to customers, certain commission payments, and allocation of certain support center costs to cost of products and services.   MDU segment costs of products and services were $12,165 in 2008 and $8,340 in 2007.  The increase in costs of products and services in the MDU segment is primarily related to an increase in revenue generated by a system upgrade subsidized by DirecTV, and performed by system operators along with a change in revenue mix, certain commission payments, and a decrease in programming and circuit charges between the comparable periods due to a decreased subscriber number.  The Company expects costs of products and services as a percentage of revenue to increase slightly in future periods due to the continued change in revenue mix.

Selling, General and Administrative Expense
Selling, general and administrative expenses from continuing operations increased 18.1% to $10,500 in 2008, compared to $8,888 in 2007 due primarily to the addition of the HSP segment resulting from the acquisition of NC in 2008 with costs for the ten months ended of $5,068, offset by a reduction in payroll and employee expenses, property maintenance expenses, and outside service expenses.  Selling, general and administrative expenses were, as a percentage of revenues, 24.43% for 2008 and 58.9% for 2007.  This percentage decrease is primarily due to a significant increase in revenues with only modest increases in payroll and administrative expenses.  Multiband Corp segment also recorded $1,285 of reimbursed payroll expenses for management consulting to DTHC per its management consulting agreement which ended at December 31, 2008 (see Note 18).  The Company anticipates that for 2009, selling, general and administrative expenses will remain consistent as a percentage of overall revenues.

Impairment of Assets
For the year ended December 31, 2008, the Company recorded impairment costs totaling $132, consisting of $50 of the goodwill related to the US Install purchase and the remaining goodwill balance of $17 from a previous acquisition.  Also, pursuant to the abandonment of a right of entry intangible asset, the Company recorded an impairment charge of $65 for the year ended December 31, 2008.

Depreciation and Amortization
Depreciation and amortization expense decreased 16.5% to $3,025 for the year ended December 31, 2008, as compared to $3,624 for the year ended December 31, 2007.  This decrease in depreciation and amortization is due to the sale of tangible and intangible assets in various states most of which occurred in 2007 (see Note 2), offset by the increase in amortization of intangible asset related to the NC purchase (see Note 2).  Depreciation and amortization expense is expected to increase in 2009 as a result of the acquisition of the former operating subsidiaries of DTHC.

Income (Loss) from Operations
The Company, in 2008, earned income from operations for its combined operating business segments of $903 compared to a loss of $5,766 during 2007.  The HSP segment for the ten months ended December 31, 2008, had a profit of $2,335, compared to the $0 in the prior year.  The HSP segment did not exist in 2007 so there are no comparable results to report (see Note 2).  The MDU segment showed a profit from operations of $1,511 in 2008 compared to a loss of $1,445 in 2007.  The Company expects the MDU segment profitability in future periods to decline slightly due to reduced activity related to system enhancements which were robust throughout 2008.  At the same time, the Company will look to add subscribers in its MDU division since the on-going selling, general and administrative expenses to service those subscribers is more variable than fixed.  The Multiband Corporation segment, which has no revenues, showed a loss from operations of $2,943 in 2008 compared to a loss of $4,321 for the same period last year.  In 2008, the Multiband Corporation segment loss was reduced as a result of its management agreement with DTHC.  This agreement resulted in $1,285 of management consulting income as well as a management performance bonus of $2,366.  This agreement ends in 2009 as a result of the acquisition of the majority ownership of former operating subsidiaries of DTHC (Note 2).  The Multiband Corporation loss is expected to increase in future periods as corporate overhead is expected to increase as a result of the acquisition of the majority ownership of DTHC’s operating subsidiaries (see Note 2).

Interest Expense
Interest expense was $657 for 2008 versus $504 for 2007, reflecting primarily an increase in the Company’s debt issued for the purchase of 51% of NC (see Note 2) and related imputed interest discount expense.  Amortization of imputed interest discount was $282 and $0 for the years ended December 31, 2008 and 2007, respectively.

Management consulting income
During the year ended December 31, 2008, Multiband recorded a performance bonus as part of the management consulting agreement with DTHC of $2,366 which was paid via reduction of the debt incurred in the acquisition of NC (see Note 2 and Note 18).  The Company recorded this consulting income as part of other income and expense on the statement of operations because the income does not constitute the entity’s ongoing major or central operations.  The consulting income was not a reimbursement of direct expenses.  No income was earned during the comparable year ended December 31, 2007.  This income is part of the Multiband Corp. business segment.  In 2009, due to the acquisition of majority ownership of former subsidiaries of DTHC, the Company’s consulting agreement with DTHC was terminated.

Noncontrolling interest
Effective March 1, 2008, the Company purchased 51% of the stock of NC.  The noncontrolling interest on the statement of operations for the year ended December 31, 2008 was $652.  The minority interest represents DTHC’s 49% ownership of NC.  In 2008, NC made up 100% of the HSP segment.

Income taxes
Due to the Company’s purchase of 51% of NC’s stock, effective March 1, 2008, NC will no longer file consolidated federal tax returns with its former parent DTHC but will file as a single entity as it no longer meets the 80% ownership required for federal tax consolidation.  Therefore, NC will not be able to utilize the tax loss carryforwards of Multiband Corporation since Multiband owns less than 80% of NC.  For the year ended December 31, 2008, the Company has recorded a provision for income tax of $1,132.  NC currently makes up 100% of the HSP segment.

Net Income (Loss)
The Company incurred a net income of $1,597 in 2008.  The Company’s net loss in 2007 totaled $6,088.

Total Assets
The following table sets forth certain items.

Total Assets	2008	2007
HSP	$13,005	$-
MDU	7,471	7,621
MBCorp	5,567	1,272
Total Assets	$26,043	$8,893

Unaudited Quarterly Results
The following table sets forth certain unaudited quarterly operating information for each of the eight quarters in the two-year period ending December 31, 2009.  This data includes, in the opinion of management, all normal recurring adjustments necessary for the fair presentation of the information for the periods presented when read in conjunction with the Company's consolidated financial statements and related notes thereto. Results for any previous fiscal quarter are not necessarily indicative of results for the full year or for any future quarter (in thousands, except per share amounts).

	Dec. 31, 2009	Sept. 30, 2009	June 30, 2009	March 31, 2009	Dec. 31, 2008	Sept. 30, 2008	June 30, 2008	March 31, 2008
Revenues:
Multiband	$-	$-	$-	$-	$-	$-	$-	$-
MDU	6,562	6,595	6,705	5,325	6,407	4,948	4,201	3,734
HSP	61,457	64,826	60,691	56,833	7,718	7,393	6,605	1,980
Total Revenues	68,019	$71,421	67,396	62,158	14,125	12,341	10,806	5,714
Cost of Products & services (exclusive of depreciation and amortization shown separately below)	48,678	54,645	56,894	47,316	9,656	8,556	6,394	3,820
SG&A Expense	14,755	13,774	15,509	13,740	3,326	2,758	2,561	1,855
Depreciation & Amortization	2,504	2,414	2,703	3,285	562	846	879	738
Impairment of assets	-	-	-	-	67	-	7	58
Operating Income (Loss)	2,082	588	(7,710)	(2,183)	514	181	965	(757)
Interest Expense	(1,333)	(1,026)	(890)	(855)	(143)	(301)	(113)	(100)
Management Income	-	-	-	-	919	1,447	-	-
Other Income (Expenses)	(87)	85	101	257	37	8	32	40

Net Income (Loss) Before Income Taxes and Noncontrolling Interest In Subsidiaries	662	(353)	(8,499)	(2,781)	1,327	1,335	884	(817)
Provision(benefit) for Income Tax	(168)	372	102	100	383	286	434	29
Net Income (Loss)	830	(725)	(8,601)	(2,881)	944	1,049	450	(846)
Less: Net Income (Loss) Attributable to the Noncontrolling Interest in Subsidiaries	317	(266)	(1,482)	(296)	102	138	394	18
Net Income (Loss) attributable to Multiband Corporation and Subsidiaries	$513	$(459)	$(7,119)	$(2,585)	$842	$911	$56	$(864)
Income (Loss) attributable to common stockholders	$357	$(529)	$(7,190)	$(2,658)	$802	$847	$(47)	$(4,745)
Income (Loss) per common share attributable to common stockholders – basic	$0.04	$(0.05)	$(0.75)	$(0.28)	$0.08	$0.09	$0.00	$(0.56)
Income (Loss) per common share attributable to common stockholders – diluted	$0.03	$(0.05)	$(0.75)	$(0.28)	$0.08	$0.09	$0.00	$(0.56)
Weighted average shares outstanding – basic	9,701	9,659	9,651	9,650	9,634	9,562	9,499	8,498
Weighted average shares outstanding – diluted	10,763	9,659	9,651	9,650	9,865	9,797	9,499	8,498

Legal proceedings (in thousands)
The Company is subject to claims, regulatory processes and lawsuits that arise in the ordinary course of business.  The Company accrues for such matters when a loss is considered probable and the amount of such loss, or a range of loss, can be reasonably estimated. The Company’s defense costs are expensed as incurred.  The Company has recorded $8,262 and $9,299 of accrued liabilities as of June 30, 2010 and December 31, 2009, for claims and known and potential settlements and legal fees associated with existing litigation.  The majority of the accrual relates to claims for back overtime wages alleged in a number of cases filed between 2006 to 2008 entitled Lachiev v. JBM (S.D. Ohio); Davis v. JBM (S.D. Ohio); Gruchy v. DirecTech Northeast (D. Mass); Stephen v. Michigan Microtech (E.D. Mich); and In re DirecTECH Southwest, Inc. (E.D. La).  Effective December 31, 2009, the Company settled in principal the majority of these claims.  While the Company and its predecessors denied the allegations underlying the lawsuits, it agreed to a settlement to avoid significant legal fees, the uncertainty of a jury trial, and other expenses and management time that would have to be devoted to protracted litigation.  The Company recorded the settlement of $6,729, net of imputed interest of $575 and including administration fees and estimated payroll taxes.  The aforementioned settlement is being paid in equal installments of $291 over a 24 month period beginning January 15, 2010.  The balance of the settlement as of June 30, 2010 is $4,966.

In connection with the purchase of the operating subsidiaries of DTHC, the Company has the right to offset a portion of certain claims against the note to DTHC.  In relation to the settlement noted above, the Company offset $178 during the six months ended June 30, 2010.  The Company has recorded a receivable of $987 as of June 30, 2010 which represents an estimate of the amount that will be recovered from DTHC including legal fees for the remaining litigation.

In December 2009, the US Department of Labor (DOL) sued various individuals that are either shareholders, directors, trustees and/or advisors to DirecTECH Holding Company (DTHC) and its Employee Stock Ownership Plan (ESOP).  Multiband Corporation was not named in this complaint.  Various defendants in this matter have made requests to Multiband for advancement or reimbursement of legal fees to defend the case.  Two of those Defendants, Robert Eddy and Woody Bilyeu, have filed suit against DTHC, Multiband and certain Multiband operating subsidiaries for reimbursement of said fees.  In an ancillary count, Bilyeu has also filed suit seeking acceleration of his promissory note with DTHC which totals approximately $9,600 as of this writing.  The basis for these reimbursement requests are certain corporate indemnification agreements that were entered into by the former DTHC operating subsidiaries and Multiband itself.  To date, Multiband has denied all requests for indemnification of legal fees in this matter for, in part, the following reasons: 1) Similar indemnification agreements as the ones in question here were declared illegal under Federal law by a California federal appeals court; 2) The Company believes the primary remedy the DOL is seeking from the defendants is one of “disgorgement” from the individual DTHC shareholders; 3) Multiband has no obligation to indemnify DTHC individual shareholder conduct.  Notwithstanding the above, the outcome of the matter is uncertain at present and Multiband cannot definitively predict based on the current facts known to it, whether it ultimately will have any material expense in the matter.

Additionally, the Company is subject to pending claims, regulatory processes and lawsuits for which losses are not probable and amounts cannot be reasonably estimated.  Those losses could ultimately be material to the Company’s financial position, results of operations and cash flows.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES (in thousands)

Inventories
The Company’s inventories are segregated into three major categories.  Serialized DirecTV inventories consist primarily of satellite receivers and similar devices.  Non-serialized DirecTV inventories consist primarily of satellite dishes, poles and similar devices which are supplied by DirecTV.  Other inventory consists primarily of cable, switches and various small parts used in the installation of DirecTV satellite dishes.  Inventory is costed using a standard cost, which approximates actual costs, determined on a first-in first-out basis.

Impairment of Long-Lived Assets
The Company's long-lived assets include property, equipment, leasehold improvements and intangibles, subject to amortization.  At June 30, 2010, the Company had net property and equipment of $8,231 which represents approximately 7.7% of the Company's total assets.  At June 30, 2010, the Company had net intangibles of $19,692 which represented approximately 18.5% of the Company’s total assets (see Note 1).  The Company reviews its long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable or exceeds its fair value.  The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset.  An impairment loss shall be measured as the amount by which the carrying amount of a long-lived asset exceeds its fair value.  Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

Impairment of Goodwill
In accordance with ASC Topic No. 350, Intangibles-Goodwill and Other, goodwill and intangible assets without a defined life shall not be amortized over a defined period, but instead must be tested for impairment at least annually.  Additionally, goodwill is tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of an entity below its carrying value.  The goodwill impairment test is a two-step impairment test.  In the first step, the Company compares the fair value of each reporting unit to its carrying value. The Company’s estimates may differ from actual results due to, among other things, economic conditions, changes to its business models, or changes in operating performance.  Significant differences between these estimates and actual results could result in future impairment charges and could materially affect the Company’s future financial results.  If the fair value of the reporting unit exceeds the carrying value of the net assets assigned to that reporting unit, goodwill is not impaired and the Company is not required to perform further testing.  If the carrying value of the net assets assigned to the reporting unit exceeds the fair value of the reporting unit, then the Company must perform the second step in order to determine the implied fair value of the reporting unit’s goodwill and compare it to the carrying value of the reporting unit’s goodwill.  The activities in the second step include valuing the tangible and intangible assets and liabilities of the impaired reporting unit based on their fair value and determining the fair value of the impaired reporting unit’s goodwill based upon the residual of the summed identified tangible and intangible assets and liabilities.  Future events could cause us to conclude that impairment indicators exist and that goodwill associated with our acquired businesses, which amounts to $38,067 as of June 30, 2010, may be impaired. Any resulting impairment loss could have a material adverse impact on our financial condition and results of operations.  During the three and six months ended June 30, 2010 and 2009, the Company did not record any impairment related to goodwill.

Group Health and Workers’ Compensation Insurance Coverage
The Company uses a combination of self-insurance and third-party carrier insurance with predetermined deductibles that cover certain insurable risks. The Company’s share of its workers compensation plan are recorded for the aggregate liabilities for claims reported, based on historical experience. The Company also estimates the cost of health care claims that have been incurred but not reported, based on historical experience.

Insurance and claims accruals reflect the estimated cost for group health and workers’ compensation claims not covered by insurance.  The insurance and claims accruals are recorded at the estimated ultimate payment amounts.  Such insurance and claims accruals are based upon individual case estimates and estimates of incurred-but-not-reported losses using loss development factors based upon past experience.

During 2009, in certain states, the Company is self-insured for workers’ compensation liability claims up to $100, plus administrative expenses, for each occurrence involving workers’ compensation claims since February 1, 2009.  Effective January 1, 2010, the Company is self-insured for workers compensation claims up to $250 plus administrative expenses, for each occurrence involving workers compensation claims since that date.

The Company is self-insured for health insurance covering the range of liability under which management expects most claims to occur.  If any liability claims are substantially in excess of coverage amounts, such claims are covered under premium-based policies issued by insurance companies to coverage levels that management considers adequate.  However, if the Company experiences claims that in the aggregate become catastrophic, those claims may not be covered entirely by its premium based policies and as such the Company could experience expenses that would be materially adverse to its results of operations in future periods.

Stock-Based Compensation
The Company accounts for its stock options using fair value for the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors.  The Company’s determination of fair value of share-based payment awards on the date of grant using an option-pricing model is affected by the Company’s stock price as well as assumptions regarding a number of variables.  These variables include, but are not limited to the Company’s expected stock price volatility, and actual and projected stock option exercise behaviors and forfeitures.

Income Taxes
The Company accounts for deferred tax assets and liabilities under the liability method.  Deferred tax liabilities are recognized for temporary differences that will result in taxable amounts in future years.  Deferred tax assets are recognized for deductible temporary differences and tax operating loss and tax credit carryforwards.  Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the periods in which the deferred tax asset or liability is expected to be realized or settled.  We assess the likelihood that our deferred tax assets will be recovered from future taxable income and record a valuation allowance to reduce our deferred tax assets to the amounts we believe to be realizable.  We concluded that a full valuation allowance against our U.S. deferred tax assets was appropriate as of June 30, 2010 and December 31, 2009.

Revenue Recognition
The Company recognizes revenue in accordance with the Securities Exchange Commission’s Staff Accounting Bulletin No. 104 “Revenue Recognition” (“SAB 104”), which requires that four basic criteria be met before revenue can be recognized: (i) persuasive evidence of a customer arrangement exists; (ii) the price is fixed or determinable; (iii) collectability is reasonably assured; and (iv) product delivery has occurred or services have been rendered.  The Company recognizes revenue as services are performed and completed.

The Company has two operating segments.  The HSP segment (HSP) (companies include NE, SC, EC, NC, DV and Security) provides the installation and service of DirecTV video programming, internet and home security systems for residents of single family homes.  The MDU segment (MDU) (companies include MNMDU, MBSS, and MBMDU) represents results as the master service operator for DirecTV and provides voice, data and video services to residential multi-dwelling units as the principal to subscribers.

The Company earns HSP segment revenue as follows:

1.      installation and service of DirecTV video programming for residents of single family homes
2.      installation of home security systems and internet services

The Company has a home services provider agreement with DirecTV which allows the Company to install and activate DirecTV video programming services for residents of single family homes.  As a DirecTV HSP, the Company earns revenue for installing and servicing DirecTV video customers pursuant to predetermined rates set by DirecTV which may vary from time to time.  Revenue is recognized upon completion of the delivery and installation of equipment.  DirecTV reimburses the Company for substantially all DirecTV equipment used for customer installation related to the HSP segment.

The Company earns MDU segment revenue as follows:

1.      from voice, video and data communications products which are sold and installed
2.      direct billing of user charges to multiple dwelling units, through the activation of, enhancement of, and residual fees on video programming services provided to residents of multiple dwelling units

MDU segment user charges are recognized as revenues in the period the related services are provided.  Any amounts billed prior to services being provided are reported as deferred service obligations and revenues.

Revenue generated from activation of video programming services is earned in the month of activation.  According to Multiband's Master System Operator agreement with DirecTV, in the event that a customer cancels within the first 12 months of service, DirecTV has the right to chargeback the Company for a portion of the activation fees received.  The Company has estimated the potential charge back of commissions received on activation fees during the past 12 months based on historical percentages of customer cancellations and has included that amount as a reduction of revenue.  Residual income is earned as services are provided by DirecTV through its system operators.  As a master system operator for DirecTV, the Company earns a fixed percentage based on net cash received by DirecTV for recurring monthly services, a variable amount depending on the number of activations in a given month, and a variable amount for coordinating improvements of systems used to deliver enhanced programming services.  The Company’s master system operator contract with DirecTV also permits the Company to earn revenues through its control of other system operators who are unable to provide DirecTV video programming services without the Company’s performance.

The Company reports the aforementioned MDU voice, data, and video revenues on a gross basis based on the following factors: the Company has the primary obligation in the arrangement with its customers; the Company controls the pricing of its services; the Company performs customer service for the agreements; the Company approves customers; and the Company assumes the risk of payment for services provided. We offer some products and services that are provided by third party vendors.  We review the relationship between us, the vendor and the end customer on an individual basis to assess whether revenue should be reported on a gross or net basis.  As an example, our resold satellite digital television revenue is reported on a net basis.

MDU segment revenue generated by the support center to service third party subscribers by providing billing and call center support services is recognized in the period the related services are provided.

Customers contract for both the purchase and installation of voice and data networking technology products and certain video technologies products.  Revenue is recognized when the products are delivered and installed and the customer has accepted and has the ability to fulfill the terms of the contract.

The Company’s policy is to present taxes imposed on revenue-producing transactions on a net basis.

Deferred Revenue
The Company invoices for certain installation upgrade projects upon order of project equipment.  Revenue is deferred on these projects until the equipment is installed.

RELATED PARTY TRANSACTIONS (in thousands)

On September 1, 2009, the Company entered into an unsecured short term promissory note in the amount of $800 with J. Basil Mattingly, Vice President of Business Development of the Company.  The balance at June 30, 2010 and December 31, 2009 is $115 and $745, respectively.  The note carries an interest rate of 4% per annum and was extended to December 31, 2010.

On January 2, 2009, the Company entered into a promissory note in the amount of $40,200 with DTHC, due January 1, 2013, bearing interest at an annual rate of 8.25% (subject to adjustment in the event of a default).  The note was subsequently adjusted by $6,344 for an offsetting receivable which was on Multiband’s books as of December 31, 2008.  This reduced the amount of this promissory note to $33,856.  The Company has the right to offset a portion of certain claims against the note to DTHC once those claims are resolved.  As of December 31, 2009, the Company offset $4,000 of its claims against the outstanding balance.  The balance as of June 30, 2010 and December 31, 2009 was $29,678 and $29,856, respectively (see Note 3 and 9).  The note is secured by the stock and assets of all of the DTHC operating entities.  On January 2, 2009, the Company also entered into a short-term non-interest bearing note of $500 which has not been paid (see Note 3).

Proceeds for the acquisition of US Install Inc. by the Company completed in February, 2008 were obtained via an unsecured promissory note in the amount of $100 between Multiband and Bas Mattingly Master, LLC, a trust controlled by J. Basil Mattingly, Vice President of Business Development of the Company.  The note carries an interest rate of 7% per annum and was extended to December 31, 2010.

James Mandel, CEO of Multiband, loaned DTHC $100 in a short-term unsecured subordinated note, paying simple interest monthly at 10% and is due October 2008.  The loan was repaid in full in March 2010.

The Company had a note receivable due from a non-affiliated entity that was 50% owned by a shareholder.  The carrying value of this note receivable was $0 and $34 at June 30, 2010 and December 31, 2009, respectively.

The Company has a receivable due from a DTHC.  The carrying value of this note receivable was $518 at June 30, 2010 and December 31, 2009, respectively.

DESCRIPTION OF PROPERTY (in thousands)

Multiband and its subsidiaries lease principal offices located at 2000 44th Street SW, Fargo, ND 58103 and 9449 Science Center Drive, New Hope, Minnesota 55428. We have no foreign operations. The Fargo office lease is made up of three separate leases expiring in 2010, 2013 and 2017 and covers approximately 17 square feet. The Fargo total base rent is $15 per month. The New Hope office lease expires in 2013 and covers approximately 47 square feet. The New Hope base rent ranges from $22 to $25 per month.  Our HSP principal office is located in at 2185 East Remus Road, Mount Pleasant, MI.  This lease expires in 2010 and covers approximately 6 square feet with base rent of $5 per month.  All leases have provisions that call for the tenants to pay net operating expenses, including property taxes, related to the facilities.  All offices have office, warehouse and training facilities.  In addition, the Company leases warehouses in its various markets of operation to facilitate storage of inventory and technician interface.  These warehouses have lease terms ranging from month to month to five years in duration with lease terms expiring through 2015.  The base rents at these facilities range from $1 to $8 per month.  The Company considers its current facilities adequate for its current needs and believes that suitable additional space would be available as needed.

Quantitative and Quantitative Disclosure About Market Risk

None.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

The following tables set forth information with respect to the beneficial ownership of our outstanding common stock as of August 3, 2010 by (1) each of our directors, (2) each named executive officer, (3) all of our directors and executive officers as a group, and (4) each stockholder known to us as beneficially owning greater than 5% of our outstanding shares of common stock.  Beneficial ownership means sole or shared voting power or investment power with respect to a security.  We have been informed that all shares shown are held of record with sole voting and investment power, except as otherwise indicated.  To our knowledge, none of the shares reported below are pledged as security.
Name and Address of Beneficial Owners	Number of Shares [1] Beneficially Owned		Percent of Common Shares Outstanding
Steven Bell 9449 Science Center Drive New Hope, MN 55428	244,063	[2]	2.40%

Frank Bennett 301 Carlson Parkway – Suite 120 Minnetonka, Minnesota 55305	326,980	[3]	3.22%

Jonathan Dodge 715 Florida Avenue South – Suite 402 Golden Valley, MN 55426	81,100	[4]	*

David Ekman 200 44 th Street SW Fargo, ND 58103	403,917	[5]	3.98%

Eugene Harris 7773 Forsyth Blvd Clayton, MO 63105	159,451	[6]	1.57%

James L. Mandel 9449 Science Center Drive New Hope, MN 55428	341,203	[7]	3.36%

Donald Miller 1924 Cocoplum Way Naples, FL 34105	362,021	[8]	3.57%

Henry Block 2185 E. Remus Road, Mount Pleasant, MI 48622	-		*

Kent Whitney 9449 Science Center Drive New Hope, MN 55428	95,500		*

Special Situations Fund II QP, LP 527 Madison Avenue New York, NY 10022	547,336		5.39%

DirecTECH Holding Company, Inc. 33 West Second Street, Suite 504 Maysville, KY 41056-1166	1,704,794		16.79%

All Directors and executive officers as a group (nine persons)	2,014,235		19.84%
*Less than one percent

1 Each person has sole voting and sole dispositive power with respect to all outstanding shares, except as noted.  Based on 10,153,856 of common shares outstanding at August 3, 2010, shares of common stock not outstanding but deemed beneficially owned by virtue of the individual’s right to acquire them as of August 3, 2010 or within 60 days of such date are treated as outstanding when determining the number of shares beneficially owned by each person and the group and the percent of the class owned by each individual and the group.  Unless otherwise indicated, each person named or included in the group has sole vesting and investment power with respect to the shares of common stock set forth opposite his or her name.  Unless otherwise indicated, the information in the table does not include any stock options and/or warrants outstanding that cannot be exercised within 60 days of August 3, 2010.

2 Includes vested options to acquire 125,850 shares of common stock.  Mr. Bell's beneficial ownership does include 6,250 shares of common stock owned by his spouse as to which Mr. Bell disclaims his beneficial ownership.

3 Includes warrants and vested options to purchase 100,349 shares of common stock.  Mr. Bennett also owns 155,000 shares of the Company’s Class E preferred stock, however, these shares are not convertible into Multiband common stock.

4 Includes vested options to acquire 63,500 shares of common stock.

5 Includes vested options to purchase 40,100 shares of common stock and preferred shares convertible into 43,600 shares of common stock.

6 Includes warrants and vested options to purchase 73,801 shares of common stock.  Mr. Harris also owns 55,000 shares of the Company’s Class E preferred stock, however, these shares are not convertible into Multiband common stock.

7 Includes and vested options to purchase 234,725 shares of common stock.

8 Includes warrants and vested options to purchase 149,900 shares of common stock.

SELLING STOCKHOLDERS

The following table presents information regarding the selling stockholder.  Neither the selling stockholder nor any of its affiliates has held a position or office, or had any other material relationship, with us.

Selling Stockholder	Shares Beneficially Owned Before Offering	Percentage of Outstanding Shares Beneficially Owned Before Offering		Shares to be Sold in the Offering Assuming The Company Issues The Maximum Number of Shares Under the Purchase Agreement	Percentage of Outstanding Shares Beneficially Owned After Offering
Lincoln Park Capital Fund, LLC (1)	103,164	1.02	%(2)	3,206,328	23.63%
Convergent Capital Partners I, L.P.	100,000	*		100,000	*
Convergent Capital Partners II, L.P.	212,574	2.09%		212,574	1.57%
DirecTech Holding Co, Inc.	1,704,794	16.79%		1,704,794	12.56%

*less than 1%

(1)
Josh Scheinfeld and Jonathan Cope, the principals of LPC, are deemed to be beneficial owners of all of the shares of common stock owned by LPC.  Messrs. Scheinfeld and Cope have shared voting and disposition power over the shares being offered under this prospectus.

(2)
103,164 shares of our common stock have been previously issued to LPC as a commitment fee under the Purchase Agreement.  We may at our discretion elect to issue to LPC up to an additional 3,103,164 shares of our common stock under the Purchase Agreement (including an additional 103,164 shares of our common stock to be issued to LPC pro rata as an additional commitment fee in connection therewith) but LPC does not beneficially own any such shares that may be issued by us at our sole discretion and such shares are not included in determining the percentage of shares beneficially owned before the offering.

Information About Directors

The following information has been furnished to the Company by the respective directors.
Name	Age	Position	Director Since
Steven M. Bell	51	General Counsel & Chief Financial Officer, Multiband Corporation	1994
Frank Bennett	53	President, Artesian Management, Inc.	2002
Jonathan Dodge	59	Senior Partner, Brunberg, Blatt and Company	1997
Eugene Harris	45	Managing Member, Step Change Advisors, LLC.	2004
James L. Mandel	53	Chief Executive Officer, Multiband Corporation	1998
Donald Miller	70	Chairman, Multiband Corporation	2001

Steven M. Bell was general counsel of the Company from June 1985 through October 1994, at which time he also became Chief Financial Officer.  He is a graduate of the University of Minnesota and William Mitchell College of Law.

Frank Bennett has been a Director of Multiband Corporation since 2002 and is currently the Chairman of Multiband’s Audit Committee and the Nominating Committees.  Mr. Bennett is President of Artesian Management, Inc., a private equity investment firm based in Minneapolis.  Prior to founding Artesian Management in 1989, he was a Vice President of Mayfield Corporation, and a Vice President of Corporate Finance of Piper Jaffray & Hopwood and a Vice President of Piper Jaffray Ventures, Inc.

Jonathan Dodge is a senior partner in the firm of Brunberg, Blatt and Company.  Prior to that, he was a partner with McGladrey and Pullen and Dodge & Fox C.P.A. firm.  Mr. Dodge is a member of both the AICPA and the Minnesota Society of CPA’s where he has served on both the ethics and the tax conference committees.  He currently serves on four other boards in the Twin Cities.  Mr. Dodge is a member of the Audit and Compensation Committee.

Eugene Harris is the Managing Member of Step Change Advisors, LLC.  Step Change Advisors, LLC, provides portfolio management services and financial consulting to individuals and small businesses.  Prior to forming Step Change Advisors, LLC, Mr. Harris was Chief Operating Officer of Fulcrum Securities and President of Fulcrum Advisory Services.  Mr. Harris joined Fulcrum in 2007 after spending 4 years at Flagstone Securities running their private equity practice.  Mr. Harris joined Flagstone after 10 years as the majority shareholder of Eidelman, Finger, Harris & Co., a registered investment advisor.  Prior to joining Eidelman, Finger, Harris & Co., Mr. Harris held positions in general management and new business development for the Monsanto Company from 1990 to 1994.  He also was an Associate Consultant with Bain and Co. from 1986 to 1988.  Mr. Harris received a B.S. in Industrial Engineering from Stanford University in 1986 and an M.S. in Management from the Sloan School of Management at the Massachusetts Institute of Technology in 1990.  He is a Chartered Financial Analyst, holds series 24, 63, 65 and 7 securities licenses and is a member of the Financial Analysts Federation.  He is currently also on the Board of Directors at the Business Bank of St. Louis and Fulcrum Capital Corp.  Mr. Harris was appointed to the Company’s Board of Directors in April 2004.  Mr. Harris is Chairman of the Company’s Compensation Committee and a member of the Nominating Committee.

James Mandel has been the Chief Executive Officer and a Director of the Company since October 1, 1998.  From October 1991 to October 1996, he was Vice President of Systems for Grand Casinos, Inc., where his duties included managing the design, development, installation and on-going maintenance for the 2,000 room, $507 million Stratosphere Hotel, Casino and Tower in Las Vegas.  Mr. Mandel also managed the systems development of Grand Casino Mille Lacs, in Onamia, Minnesota, Grand Casino Hinckley in Hinckley, Minnesota and six other casinos nationwide.  Mr. Mandel is currently on the Board of Directors at New Market Technologies, GeoSpan Corporation, Independent Multi-Family Council and Western Capital Resources, Inc.

Donald Miller was appointed to the Company’s Board of Directors in September 2001 and was elected Chairman of the Board in April 2002.  Mr. Miller is also a member of the Audit and Compensation Committees.  Mr. Miller worked for Schwan’s Enterprises from 1962 to 2007, primarily as Chief Financial Officer.  He was appointed to the Board of Directors on January 1, 2008.  He is currently the Chairman of the Finance Committee and a member of the Audit and Risk Committees at Schwan’s Enterprises.  Mr. Miller is also on the Board of Directors of FoodShacks, Inc., Enable Holdings, Inc. and Webdigs, Inc. and on their Audit Committee.

The Company knows of no arrangements or understandings between a Director or nominee and any other person pursuant to which any person has been selected as a Director or nominee.  There is no family relationship between any of the nominees, directors or executive officers of the company.

EXECUTIVE COMPENSATION (in thousands, except shares and per share amounts)
The following table sets forth certain information relating to the remuneration paid by the Company to its executive officers whose aggregate cash and cash-equivalent remuneration approximated or exceeded $100 during the Company’s fiscal year ended December 31, 2009.

Name and principal position	Year	Salary	Bonus	Stock awards	(1) Option awards	Non-equity incentive plan compensation	Change in pension value and nonqualified deferred compensation earnings	All other Compensation	Total
James Mandel Chief Executive Officer	2009	$395	$230	$-	$125	$-	$-	$12	$762
Steven Bell President and Chief Financial Officer	2009	311	100	-	68	-	-	12	491
Henry Block Vice President of Marketing	2009	338	-	-	-	-	-	-	338
Dave Ekman Chief Information Officer	2009	158	13	-	-	-	-	5	176
Kent Whitney Chief Operating Officer	2009	136	25	-	-	-	-	-	161

(1)	The amounts in this column are calculated based on fair value and equal the financial statement compensation expense as reported in our 2009 consolidated statement of operations for the fiscal year.

DIRECTOR COMPENSATION (in thousands)
Outside Directors were each paid an annual cash fee in lieu of restricted stock of $100, an annual retainer varying from $40 to $72, annual chair meeting fees of $8, $5 and $5 for audit, compensation and nominating meeting chairs, respectively and non-chair per meeting fees of $1 per meeting for all committees in 2009.  Awards or options to Directors are determined by the Board's Compensation Committee.  Each Director is entitled to reimbursement for his reasonable out of pocket expenses incurred in relation to travel to and from board meetings.

Name	Fees earned or paid in cash	Stock awards	(1) Option awards	Non-equity incentive plan compensation	Change in pension value and nonqualified deferred compensation earnings	(2) All other compensation	Total
F Bennett	$60	$-	$18	$-	$-	$-	$78
J Dodge	59	-	18	-	-	1	78
E Harris	57	-	18	-	-	1	76
D Miller	71	-	18	-	-	1	90

(1)
The amounts in this column are calculated based on fair value and equal the financial statement compensation expense as reported in our 2009 consolidated statement of operations for the fiscal year.  Total board of directors options outstanding at December 31, 2009 are 244,400.

(2)	Represents payment of expenses incurred in conjunction with attending board meetings.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding the outstanding equity awards held by our named executive officers as of December 31, 2009.

Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Steven M. Bell	2,000	(1)	-	-	$22.00	1/31/2011	-	$-	-	$-
	100	(2)	-	-	7.50	8/28/2011	-	-	-	-
	10,000	(3)	-	-	5.50	1/8/2013	-	-	-	-
	5,000	(4)	-	-	9.45	4/23/2014	-	-	-	-
	10,000	(5)	-	-	7.25	6/18/2014	-	-	-	-
	80,000	(6)	-	-	7.35	1/16/2015	-	-	-	-
	75,000	(7)	-	75,000	1.25	1/2/2016

David Ekman	100	(8)	-	-	7.50	8/28/2011	-	-	-	-
	40,000	(9)	-	-	6.75	4/27/2015	-	-	-	-

James L. Mandel	100	(10)	-	-	7.50	8/28/2011	-	-	-	-
	60,000	(11)	-	-	7.50	1/8/2013	-	-	-	-
	20,000	(12)	-	-	7.25	6/18/2014	-	-	-	-
	120,000	(13)	-	-	7.35	1/6/2015	-	-	-	-
	138,500	(14)	-	138,500	1.25	1/2/2016

(1)	The stock option was granted January 31, 2001 and is fully vested.
(2)	The stock option was granted August 28, 2001 and is fully vested.
(3)	The stock option was granted January 8, 2003 and is fully vested.
(4)	The stock option was granted April 23, 2004 and is fully vested.
(5)	The stock option was granted June 18, 2004 and is fully vested.
(6)	The stock option was granted January 6, 2005 and is fully vested.
(7)
The stock option was granted January 2, 2009 and is subject to the continued service of the executive officer, the option shall vest with respect to 1/4 on the first anniversary of the grant, 1/4 on the second anniversary of the grant, 1/4 on the third anniversary of the grant, and the remainder on the fourth anniversary of the grant.

(8)	The stock option was granted August 28, 2001 and is fully vested.
(9)	The stock option was granted April 27, 2005 and is fully vested.
(10)	The stock option was granted August 28, 2001 and is fully vested.
(11)	The stock option was granted January 8, 2003 and is fully vested.
(12)	The stock option was granted June 18, 2004 and is fully vested.
(13)	The stock option was granted January 6, 2005 and is fully vested.
(14)
The stock option was granted January 2, 2009 and is subject to the continued service of the executive officer, the option shall vest with respect to 1/4 on the first anniversary of the grant, 1/4 on the second anniversary of the grant, 1/4 on the third anniversary of the grant, and the remainder on the fourth anniversary of the grant.

Compensation Discussion and Analysis
Our compensation committee

☐	reviews and recommends the compensation arrangements for management, including the compensation for our Chief Executive Officer; and
☐	establishes and reviews general compensation policies with the objective to attract and retain superior talent, to reward individual performance and to achieve our financial goals.

We are committed to attracting, hiring and retaining an experienced management team that can successfully sell and operate our services.  The fundamental policy of our compensation committee is to provide our executive officers with competitive compensation opportunities based upon their contribution to our development and financial success and long-term shareholder interest, as well as each officer’s personal performance.  The compensation package for each executive officer is comprised of three elements (i) base salary which reflects individual performance and is designed primarily to be competitive with salary levels in the industry; (ii) potential for cash bonus payments contingent upon specific corporate and individual milestones; and (iii) long-term stock-based incentive awards which strengthen the mutuality of interests between the executive officers and our shareholders.

At the beginning of each year, certain performance objectives are set by the compensation committee for management.  2009 corporate objectives included goals based on subscriber sales and certain financial metrics.  By year end, the compensation committee reviews the performance of the Company against the corporate objectives and reviews the performance of each executive officer against their individual objectives.  Based upon results achieved, the executive officers may receive part or all of a targeted bonus award.

Our compensation committee met four times during 2009.  The compensation committee is comprised entirely of non-employee Directors who meet the independence requirements of the NASDAQ listing standards.  The compensation committee is comprised of Jonathan Dodge, Eugene Harris, and Donald Miller.

Compensation Committee Interlocks and Insider Participation
During 2009, the Compensation Committee was composed of Mr. Harris, Chairman, Mr. Dodge and Mr. Miller.  None of the Company’s executive officers served during the year ended December 31, 2009 as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity whose executive officers served on our Board of Directors or Compensation Committee.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and persons who beneficially own more than 10% of the Company’s common stock to file reports of ownership and changes in ownership with the SEC. These persons are required to provide us with copies of all Section 16(a) reports that they file. Based solely upon a review these reports and written representations from our directors and executive officers, we believe that our directors, executive officers and 10% owners complied with all Section 16(a) filing requirements applicable to them during the year ended December 31, 2009.

Equity Compensation Plan Information
The following table provides information as of December 31, 2009 about the Company's equity compensation plans.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	908,517	$4.97	19,091,483
Equity compensation plans not approved by security holders (1)	255,428	$5.94	0
TOTAL	1,163,945	$5.19	19,091,483

(1) The Company’s Board has the authority to grant options and warrants to purchase shares of the Company’s common stock outside of any equity compensation plans approved by security holders.

PLAN OF DISTRIBUTION

The common stock offered by this prospectus is being offered by Lincoln Park Capital Fund, LLC, or LPC, the selling stockholder.  The common stock may be sold or distributed from time to time by the selling stockholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed.  The sale of the common stock offered by this prospectus may be affected in one or more of the following methods:

·	ordinary brokers’ transactions;
·	transactions involving cross or block trades;
·	through brokers, dealers, or underwriters who may act solely as agents
·	“at the market” into an existing market for the common stock;
·	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;
·	in privately negotiated transactions; or
·	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers.  In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the registration or qualification requirement is available and complied with.

Brokers, dealers, underwriters or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts, or concessions from the selling stockholder and/or purchasers of the common stock for whom the broker-dealers may act as agent.  The compensation paid to a particular broker-dealer may be less than or in excess of customary commissions.

LPC is an “underwriter” within the meaning of the Securities Act.

Neither we nor LPC can presently estimate the amount of compensation that any agent will receive.  We know of no existing arrangements between LPC or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares offered by this prospectus.  At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters or dealers and any compensation from the selling stockholder, and any other required information.

We will pay the entire expenses incident to the registration, offering and sale of the shares to the public other than commissions or discounts of underwriters, broker-dealers or agents.  We have also agreed to indemnify LPC and related persons against specified liabilities, including liabilities under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

LPC and its affiliates have agreed not to engage in any direct or indirect short selling or hedging of our common stock during the term of the Purchase Agreement.

We have advised LPC that while it is engaged in a distribution of the shares included in this prospectus it is required to comply with Regulation M promulgated under the Exchange Act.  With certain exceptions, Regulation M precludes the selling stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete.  Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security.  All of the foregoing may affect the marketability of the shares offered by this prospectus.

This offering will terminate on the date that all shares offered by this prospectus have been sold by LPC or may be sold by LPC without restriction under Rule 144(b)(1)(i) under the Securities Act.

DESCRIPTION OF SECURITIES

Capital Source
The Articles of Incorporation of Multiband authorize Multiband to issue 100 million shares of capital stock, which have no par value. However, the shares have a par value of one cent per share for the purpose of a statute or regulation imposing a tax or fee based upon the capitalization of a corporation.  As of June 30, 2010, there were 9,944,638 shares of common stock outstanding, 15,000,000 shares of common stock reserved for issuance through restricted stock, non-qualified stock option awards and incentive stock option awards, 5,000,000 shares reserved for issuance through stock option awards of common stock to non-employee directors, 910,417 shares of common stock reserved for issuance under outstanding warrants, 5,249,347 shares of common stock issuable upon the conversion of shares of our Classes A through J cumulative convertible Preferred Stock and 10,000 shares upon conversion of a note payable.

Common Stock
Holders of common stock are entitled to one vote per share in all matters to be voted upon by shareholders. There is no cumulative voting for the election of directors, which means that the holders of shares entitled to exercise more that 50% of the voting rights in the election of directors are able to elect all of the directors.  Multiband’s Articles of Incorporation provide that holders of the Company’s common stock do not have preemptive rights to subscribe for and to purchase additional shares of common stock or other obligations convertible into shares of common stock which may be issued by the Company.

Holders of common stock are entitled to receive such dividends as are declared by Multiband’s Board of Directors out of funds legally available for the payment of dividends. Multiband presently intends not to pay any dividends on the common stock for the foreseeable future. Any future determination as to the declaration and payment of dividends will be made at the discretion of the Board of Directors. In the event of any liquidation, dissolution or winding up of Multiband, and subject to the preferential rights of the holders of the Class A Preferred, Class B Preferred, Class C Preferred, Class D Preferred, Class E Preferred, Class F Preferred, Class G Preferred, Class H Preferred, Class I Preferred and Class J Preferred, the holders of the common stock will be entitled to receive a pro rata share of the net assets of Multiband remaining after payment or provision for payment of the debts and other liabilities of Multiband.

All of the outstanding shares of common stock are fully paid and non-assessable. Holders of common stock of Multiband are not liable for further calls or assessments.

THE TRANSACTION (in thousands, except for share and per share amounts)

General

On August 3, 2010, we executed a purchase agreement, or the Purchase Agreement, and a registration rights agreement, or the Registration Rights Agreement, with LPC.  Under the Purchase Agreement, LPC is obligated, under certain conditions, to purchase from us up to $10 million of our common stock, from time to time over a twenty-five (25) month period.

Pursuant to the Registration Rights Agreement, we have filed a registration statement that includes this prospectus with the U.S. Securities and Exchange Commission or SEC covering the shares that have been issued or may be issued to LPC under the Purchase Agreement.  Except for the initial 103,164 shares issued as a commitment fee, we do not have the right to commence any sales of our shares to LPC until the SEC has declared effective the registration statement of which this prospectus is a part.  Thereafter, over approximately 25 months, generally we have the right to direct LPC to purchase up to $10 million of our common stock in amounts up to $50 as often as every two business days under certain conditions. We can also accelerate the amount of our common stock to be purchased under certain circumstances.  No sales of shares may occur at a purchase price below $1.40 per share.  If we elect to sell our shares of common stock to LPC at a price per share below $1.62, we may be required to obtain shareholder approval in order to be in compliance with the NASDAQ Capital Market rules.  The purchase price of the shares will be based on the market prices of our shares at the time of sale as computed under the Purchase Agreement without any fixed discount.  We may at any time in our sole discretion terminate the Purchase Agreement without fee, penalty or cost upon one business days notice.  We issued 103,164 shares of our common stock to LPC as a commitment fee for entering into the agreement, and we are obligated to issue up to 103,164 shares pro rata as LPC purchases up to the first $5 million of the $10 million aggregrate commitment of our common stock as directed by us.  LPC may not assign any of its rights or obligations under the Purchase Agreement.

Purchase of Shares Under The Purchase Agreement

Under the Purchase Agreement, on any business day selected by us and as often as every two business days, we may direct LPC to purchase up to $50 of our common stock.  The purchase price per share is equal to the lesser of:

·	the lowest sale price of our common stock on the purchase date; or

·	the average of the three (3) lowest closing sale prices of our common stock during the twelve (12) consecutive business days prior to the date of a purchase by LPC.

The purchase price will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction occurring during the business days used to compute the purchase price.

In addition to purchases of up to $50, we may direct LPC as often as every two business days to purchase up to $100 of our common stock provided that our closing share price on the purchase date is not below $1.75 per share.  We may increase this amount up to $200 of our common stock provided that our closing share price on the purchase date is not below $2.50 per share; up to $300 of our common stock provided that our closing share price on the purchase date is not below $3.25 per share; up to $500 of our common stock provided that our closing share price on the purchase date is not below $4.00 per share.  The price at which LPC would purchase these accelerated amounts of our common stock will be the lesser of (i) the lowest sale price of our common stock on the purchase date and (ii) the lowest purchase price (as described in the first paragraph of this section above) during the ten (10) consecutive business days prior to the purchase date.

Minimum Purchase Price

Under the Purchase Agreement, we have set a floor price of $1.40 per share.  However, LPC shall not have the right nor the obligation to purchase any shares of our common stock in the event that the purchase price per share would be less than the floor price.

Compliance with NASDAQ Market Rules

In order to be in compliance with NASDAQ Capital Market rules, we cannot be required to sell, and LPC shall not have the right or the obligation to purchase, shares of our common stock at a price below $1.62, which represents the greater of the book value per share of our common stock as of March 31, 2010 or the closing sale price of our common stock on August 2, 2010, the business day before entering into the Purchase Agreement, plus $0.06.  If we elect to sell our shares of common stock at a price below $1.62, we may be required to obtain shareholder approval in order to be in compliance with the NASDAQ Capital Market rules.

Events of Default

Generally, LPC may terminate the Purchase Agreement without any liability or payment to the Company upon the occurrence of any of the following events of default:

·
while any registration statement is required to be maintained effective pursuant to the terms of the Registration Rights Agreement, the effectiveness of the registration statement of which this prospectus is a part of lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to LPC for sale of our common stock offered hereby and such lapse or unavailability continues for a period of ten (10) consecutive business days or for more than an aggregate of thirty (30) business days in any 365-day period;

·	suspension by our principal market of our common stock from trading for a period of three (3) consecutive business days;

·
the de-listing of our common stock from our principal market provided our common stock is not immediately thereafter trading on the NASDAQ Global Market, the NASDAQ Global Select Market, the OTC Bulletin Board, the New York Stock Exchange or the NYSE AMEX;

·	the transfer agent’s failure for five (5) business days to issue to LPC shares of our common stock which LPC is entitled to under the Purchase Agreement;

·
any material breach of the representations or warranties or covenants contained in the Purchase Agreement or any related agreements which has or which could have a material adverse effect on us subject to a cure period of five (5) business days;

·	any participation or threatened participation in insolvency or bankruptcy proceedings by or against us; or

·	a material adverse change in our business.

Our Termination Rights

We have the unconditional right at any time for any reason to give notice to LPC terminating the Purchase Agreement without any cost to us.

No Short-Selling or Hedging by LPC

LPC has agreed that neither it nor any of its affiliates shall engage in any direct or indirect short-selling or hedging of our common stock during any time prior to the termination of the Purchase Agreement.

Effect of Performance of the Purchase Agreement on Our Stockholders

All 3,206,328 shares registered in this offering which may be sold by us to LPC under the Purchase Agreement are expected to be freely tradable.  It is anticipated that shares registered in this offering will be sold over a period of up to 25 months from the date of this prospectus.  The sale by LPC of a significant amount of shares registered in this offering at any given time could cause the market price of our common stock to decline and to be highly volatile.  LPC may ultimately purchase all, some or none of the shares of common stock not yet issued but registered in this offering.  After it has acquired such shares, it may sell all, some or none of such shares.

 Therefore, sales to LPC by us under the agreement may result in substantial dilution to the interests of other holders of our common stock. However, we have the right to control the timing and amount of any sales of our shares to LPC and the agreement may be terminated by us at any time at our discretion without any cost to us.

In connection with entering into the Purchase Agreement, we authorized the issuance to LPC of up to 3,206,328 shares of our common stock inclusive of the 103,164 commitment shares previously issued and the 103,164 commitment shares that may be issued and are part of this offering.  We have the right to terminate the agreement without any payment or liability to LPC at any time, including in the event that all $10 million is sold to LPC under the Purchase Agreement.  Subject to approval by our board of directors, we have the right but not the obligation to sell more than 3,206,328 shares to LPC.  In the event we elect to issue more than the 3,206,328 shares (inclusive of the 103,164 commitment shares issued and the additional 103,164 commitment shares that may be issued and are part of this offering) offered hereby, we will be required to file a new registration statement and have it declared effective by the SEC.  The number of shares ultimately offered for sale by LPC under this prospectus is dependent upon the number of shares purchased by LPC under the Purchase Agreement.

The following table sets forth the amount of proceeds we would receive from LPC from the sale of shares at varying purchase prices:

Assumed Average Purchase Price		Number of Shares to be Issued if Full Purchase	Percentage of Outstanding Shares After Giving Effect to the Issuance to LPC(1)	Proceeds from the Sale of Shares to LPC Under the Common Stock Purchase Agreement (in thousands)
$1.40	(2)	3,206,328	24.19%	$4,200
$1.62	(2)	3,206,328	24.19%	$5,860
$1.75	(3)	3,206,328	24.19%	$5,250
$2.00		3,206,328	24.19%	$6,000
$2.50		3,206,328	24.19%	$7,500
$3.50		3,063,471	23.36%	$10,000
$4.50		2,428,550	19.46%	$10,000

(1)
The denominator is based on 10,153,856 shares outstanding as of August 3, 2010, which includes the 103,164 commitment shares previously issued to LPC.  The numerator is based on the number of shares issuable under the purchase agreement at the corresponding assumed purchase price set forth in the adjacent column.

(2)
Under the agreement the company may not sell and LPC cannot purchase any shares in the event the price of our stock below $1.40.  If we elect to sell our shares of common stock to LPC at a price per share below $1.62, we may be required to obtain shareholder approval in order to be in compliance with the NASDAQ Capital Market rules.

(3)	Closing sale price of our shares on August 3, 2010.

LEGAL MATTERS

Steven M. Bell, Esq. will pass upon the validity of the securities being offered by this prospectus.  Any underwriter, dealer or agent may be advised about issues relating to any offering by its own legal counsel.

EXPERTS

The consolidated financial statements as of December 31, 2009 included herein have been included in reliance on the report of Baker Tilly Virchow Krause, LLP, an independent registered public accounting firm, which is included herein and given on the authority of said firm as experts in auditing and accounting.

We have had no changes in our independent registered public accounting firm through the date of this Offer Letter/Prospectus or during our preceding two fiscal years, nor have we had any disagreements with our independent registered public accounting firm on any matter of accounting principals or practices, financial statement disclosure, or auditing scope or procedure during such time.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC.  You may read and copy any reports, statements or other information that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 on official business days during the hours of 10AM to 3PM. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room.  Our SEC filings are also available to the public from commercial document retrieval services and on the website maintained by the SEC at http://www.sec.gov.  Reports, proxy statements and other information concerning us also may be inspected at the offices of the Financial Industry Regulatory Authority, Inc., Listing Section, 1735 K Street, Washington, D.C. 20006.  You may also obtain free copies of the documents that we file with the SEC by going to the Investors Relations section of our website, www.multibandusa.com.  The information provided on our website is not part of this prospectus, and therefore is not incorporated by reference.
We have filed with the SEC a registration statement on Form S-1 relating to the securities covered by this prospectus.  This prospectus is a part of the registration statement and does not contain all the information in the registration statement.  Whenever a reference is made in this prospectus to a contract or other document, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document.  You may review a copy of the registration statement at the SEC’s Public Reference Room in Washington, D.C., as well as through the SEC’s internet website.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits which are specifically incorporated by reference into such documents.  If you would like to request documents from us, please send a request in writing or by telephone to us at the following address:

Multiband Corporation
9449 Science Center Drive
New Hope, MN 55428
(763)504-3000
Attn: Secretary

Information on Our Website
Information on any Multiband website, any subsection, page, or other subdivision of any Multiband website, or any website linked to by content on any Multiband website, is not part of this prospectus and you should not rely on that information unless that information is also in this prospectus or incorporated by reference in this prospectus.

Trademark Notice
Multiband, our logos and all of our product candidates and trade names are our registered trademarks or our trademarks in the United States and in other select countries.  Other third-party logos and product/trade names are registered trademarks or trade names of their respective companies.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The following documents, which we have filed with the Commission, are incorporated by reference in this Prospectus:

•	our Annual Report on Form 10-K for the fiscal year ended in December 31, 2009;
•	our proxy statement for the 2010 Annual Meeting of Shareholders;
•	our quarterly reports on Form 10-Q for the quarters ended June 30, 2010 and March 31, 2010;
•	our Forms 8-K filed with the Commission; and
•	the description of our common stock contained in our Registration Statement on Form 10.

All documents we file in the future pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering are also incorporated by reference and are an important part of this Prospectus.  Any statement contained in a document incorporated by reference in this Prospectus shall be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which is incorporated by reference modifies or supersedes such statement.

We will provide without charge to each person to whom this Prospectus is delivered, upon request, a copy of any or all documents that have been or may be incorporated by reference in the Prospectus (other that exhibits to such documents which are not specifically incorporated by reference into such documents).  Your requests should be directed to our Chief Financial Officer at our principal executive offices at:
9449 Science Center Drive
New Hope, MN 55428
Telephone Number (763) 504-3000

INFORMATION CONCERNING FORWARD LOOKING STATEMENTS

All statement contained in this Prospectus and the documents we incorporate by reference that are not statements of historical fact are “forward-looking statements”.   Sometimes these statements contain words like “believe”, “belief”, “plan”, “anticipate”, “expect”, “estimate”, “may”, “will”, or similar terms.  Forward-looking statements involve known or unknown uncertainties and other factors that could cause actual results to be materially different from historical results or from any future results expressed or implied by the forward–looking statements.  The “Risk Factors” section summarizes certain of the material risks and uncertainties that could cause our actual results, performance or achievements to differ materially from what we have said in this Prospectus and the documents we incorporate by reference.  The Risk Factors apply to all of our forward-looking statements. Given these uncertainties, you should not place undue reliance on these forward-looking statements, which speak only as of the date of this Prospectus.  We will not revise these forward-looking statements to reflect events or circumstances after the date of this Prospectus or to reflect the occurrence of unanticipated events.

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution (in thousands)

The following table lists the costs and expenses payable by the Registrant in connection with the sale of the common stock covered by this prospectus other than any sales commissions or discounts.   All amounts shown are estimates except for the SEC registration fee.

SEC registration fee	$1

Legal fees and expenses	1

Accounting fees and expenses	6

Miscellaneous fees and expenses	-

Total	$8

Exhibit No.	Description

2.1	Asset Purchase Agreement and related documents with Enstar Networking Corporation dated December 31, 1998(1)
2.2	Agreement and Plan of Merger with Ekman, Inc. dated December 29, 1999(1)
2.3	Asset Purchase Agreement with Vicom Systems (14)
3.1	Amended and Restated Articles of Incorporation of Vicom, Inc.(1)
3.2	Restated Bylaws of Vicom, Incorporated(1)
3.3	Articles of Incorporation of Corporate Technologies, USA, Inc.(1)
3.5	Audit Committee Charter (9)
4.1
Certificate of Designation of the Relative Rights, Restrictions and Preferences of 8% Class A Cumulative Convertible Preferred Stock and 10% Class B Cumulative Convertible Preferred Stock dated December 9, 1998(1)

4.2	Form of Warrant Agreement(1)
4.3	Warrant Agreement with James Mandel dated December 29, 1999(1)
4.4	Warrant Agreement with Marvin Frieman dated December 29, 1999(1)
4.5	Warrant Agreement with Pierce McNally dated December 29, 1999(1)
4.6	Warrant Agreement with Enstar, Inc. dated December 29, 1999(1)
4.7	Warrant Agreement with David Ekman dated December 29, 1999(1)
4.8	Certificate of Designation of the Relative Rights, Restrictions and Preferences of 10% Class C Cumulative Convertible Stock(2)
4.9	Certificate of Designation of the Relative Rights, Restrictions and Preferences of 14% Class D Cumulative Convertible Stock(2)
4.10	Certificate of Designation of the Relative Rights, Restrictions and Preferences of 15% Class E Cumulative Convertible Stock(2)

4.11	Securities Purchase Agreement Dated September 18, 2003 (6)
4.12	Secured Convertible Note Agreement (7)
4.13	Wholesale Services Agreement Dated March 4, 2004 (8)
4.14	Note Purchase Agreement (11)
4.15	Series H Preferred Documents (12)
4.16	Series I Preferred Documents (13)
5.1	Opinion of Steven M. Bell, Esq.(6)
10.1	Vicom Lease with Marbell Realty dated June 20, 1996(1)
10.2	Employment Agreement with Marvin Frieman dated October 1, 1996(1)
10.3	Employment Agreement with Steven Bell dated October 1, 1996(1)
10.4	Employment Agreement with James Mandel dated August 14, 1998(1)
10.5	Vicom Associate Agreement with NEC America, Inc. dated June 1999(1)
10.6	Loan Agreement with Wells Fargo dated June 17, 1999(1)
10.7	Employment Agreement with David Ekman dated December 29, 1999(1)
10.8	Debenture Loan Agreement with Convergent Capital dated March 9, 2000(1)
10.9	Corporate Technologies, USA, Inc. lease with David Ekman dated January 19, 2000(1)
10.10	Amendment dated July 11, 2000 to debenture loan agreement with Convergent Capital dated March 9, 2000.(2)
10.11	Corporate Technologies agreement with Siemens dated December 14, 2001(4)
10.12	Note with Pyramid Trading, L.P. (4)
10.14	Employment Agreement of Steven M. Bell dated January, 1, 2002(5)
10.15	Employment Agreement of James Mandel dated January 1, 2002(5)
10.16	Acquisition Agreement of Minnesota Digital Universe (9)
10.17	Acquisition of Rainbow Satellite Group, LLC (10)
10.18	Asset Purchase Agreement between Multiband Corporation and Consolidated Smart Broadband Systems dated March 1, 2007 (15)
10.19	Asset Purchase Agreement between Multiband Corporation and MDU Communications dated July 21, 2007 (16)
10.20	Supplemental Agreement and Plan of Share Exchange (18)
10.21	Stock Purchase Agreement (19)
10.22	First Amendment to Stock Purchase Agreement (20)
10.23	Employment Agreements of James Mandel, Steven Bell and J. Basil Mattingly (21)
14	Multiband Code of Ethics for Senior Officers (9)
19.1	2000 Non-Employee Director Stock Compensation Plan (3)
19.2	2000 Employee Stock Purchase Plan (3)
21.1	List of subsidiaries of the registrant(1)
23.1	Consent of Baker Tilly Virchow Krause, LLP (17)
24.1	Power of Attorney (included on signature page of original registration statement)
31.1	Rule 13a-14 (s) Certification of Chief Executive Officer - James Mandel (17)
31.2	Rule 13a-14 (s) Certification of Chief Financial Officer - Steven Bell (17)
32.1	Section 1350 of Sarbanes-Oxley Act of 2002 – James Mandel (17)
32.2	Section 1350 of Sarbanes-Oxley Act of 2002 – Steven Bell (17)

(1)       Previously filed as the same exhibit to the Registrant's Registration Statement on Form 10, as amended.
(2)       Previously filed as the same exhibit to the original Registration Statement on Form S-1 filed on August 11, 2000 and declared effective on August 18, 2000.
(3)       Previously filed as the same exhibit to Registrant’s Proxy Statement on Form 14A, filed on July 31, 2000.
(4)       Previously filed as the same exhibit to the original Registration Statement on Form S-1 filed on August 15, 2001 and declared effective on August 20, 2001.
(5)       Previously filed as the same exhibit to Registrant’s Form 10-Q filed May 15, 2002.
(6)         Previously filed as the same exhibit to Registrant’s Form 8-K filed September 24, 2003.
(7)         Previously filed as the same exhibit to Registrant’s Form 8-K filed December 16, 2003.
(8)         Previously filed as the same exhibit to Registrant’s Form 8-K filed March 17, 2004.
(9)         Previously filed as the same exhibit to registrants Form 8-K filed June 9, 2004.
(10)       Previously filed as the same exhibit to registrants form 8-K filed July 9, 2004.
(11)        Previously filed as the same exhibit to registrants form 8-K filed November 19, 2004.
(12)        Previously filed as the same exhibit to registrants form 8-K filed November 24, 2004.
(13)        Previously filed as the same exhibit to registrants form 8-K filed February 3, 2005.
(14)        Previously filed as the same exhibit to registrants form 8-K filed April 6, 2005.
(15)        Previously filed as the same exhibit to registrants form 8-K filed October 19, 2006
(16)        Previously filed as the same exhibit to registrants form 8-K filed July 25, 2007
(17)        Filed herewith.
(18)        Previously filed as the same exhibit to registrants form 8-K filed February 12, 2008
(19)        Previously filed as the same exhibit to registrants form 8-K filed November 6, 2008
(20)        Previously filed as the same exhibit to registrants form 8-K filed January 2, 2009
(21)        Previously filed as the same exhibit to registrants form 8-K filed January 8, 2009

Item 14.  Indemnification of Directors and Officers
Section 302A.521 of the Minnesota Statutes empowers a Minnesota corporation to indemnify its officers and directors and certain other persons to the extent and under the circumstances set forth therein.

Article VII of the Registrant's Articles of Incorporation eliminates the liability of directors of the Registrant to the Registrant or its shareholders for monetary damages for breach of fiduciary duty except for any breach of a director's duty of loyalty to the Registrant or its shareholders, for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, under Sections 302A.559 of the Minnesota Statutes (relating to illegal distributions) or Section 80A.23 of the Minnesota Statutes (relating to securities law violations), for any transaction from which the director derived an improper personal benefit; or for any act or omission occurring prior to May 22, 1987, which is the date that this provision in the Registrant's Articles became effective.

The above discussion of Section 302A.521 and of the Registrant's Articles of Incorporation is not intended to be exhaustive and is respectively qualified in its entirety by such statute and the Articles of Incorporation.

Item 15: Recent Sales of Unregistered Securities (in thousands, except for share amounts)
During the last three years the registrant has issued various securities that were not registered under the securities act. The Securities were offered and sold by us in reliance upon the exemptions provided under Section4(2) under the Securities Act relating to sales not involving any public offering, and/or Rule 506 of Regulation D under the Securities Act. The certificates representing the Securities sold bear a restrictive legend that prohibits transfer without registration or an applicable exemption. All purchases signed agreements stating that they were purchasing for investment purposes only in which contain restrictions on the transfer of the Securities sold.

In August 2010, the Company issued 103,164 shares of common stock worth $180,537 in connection with the Purchase Agreement.

In December 2009, the Company issued 3,333 shares of common stock worth $17 in connection with the conversion of notes payable.

In December 2009, the Company issued 1,667 shares of common stock worth $8 in connection with the conversion of Class H preferred stock from an investor.

In October 2009, the Company issued 100,000 shares of common stock worth $193 in connection with the conversion of notes payable.

In October 2008, the Company issued 37,880 shares of common stock worth $102 in connection with the acquisition of US Install.

In August 2008, the Company issued 75,000 shares of common stock worth $128 in lieu of payment for consulting services.

In June 2008, the Company issued 22,500 shares of common stock worth $24 in connection with the issuance of restricted stock to Company executives.

In June 2008, the Company issued 6,250 shares of common stock worth $50 in connection with the conversion of Class G preferred stock from various investors.

In March 2008, the Company issued 526,667 shares of common stock worth $3,745 in connection with the conversion of Class I preferred stock.

In February 2008, the Company issued 1,490,000 shares of common stock worth $3,854 in connection with the acquisition of Michigan Microtech, Incorporated

In January 2008, the Company issued 12,500 shares of common stock worth $100 in connection with the conversion of Class G preferred stock from various investors.

In December 2007, the Company issued 14,500 shares of common stock worth $116 in connection with the conversion of Class G preferred stock from various investors.

In November 2007, the Company issued 30,000 shares of common stock worth $84 in connection with the acquisition of equipment.

In August 2007, the Company issued 27,000 shares of common stock worth $52 in lieu of payment for consulting services.

In July 2007, the Company issued 240,000 shares of common stock worth $1,706 in connection with a conversion of Class I preferred stock.

In June 2007, the Company issued 15,000 shares of common stock worth $113 in lieu of payment for investor relations services.

In connection with these sales, we relied on the exemption from registration provided by Sections 4(2) and 4(6) of the Securities Act of 1933, as well as Rule 506 of Regulation D based on (i) our belief that the issuances did not involve a public offering, (ii) the transactions involved fewer than 35 purchasers, and (iii) because we had a reasonable basis to believe that each of the shareholders were either accredited or otherwise had sufficient knowledge and sophistication, either alone or with a purchaser representative, to appreciate and evaluate the risks and merits associated with their investment decision.

Common Stock
Holders of common stock are entitled to one vote per share in all matters to be voted upon by shareholders.  There is no cumulative voting for the election of directors, which means that the holders of shares entitled to exercise more than 50% of the voting rights in the election of directors are able to elect all of the directors.  Multiband's Articles of Incorporation provide that holders of the Company's common stock do not have preemptive rights to subscribe for and to purchase additional shares of common stock or other obligations convertible into shares of common stock which may be issued by the Company.
Holders of common stock are entitled to receive such dividends as are declared by Multiband's Board of Directors out of funds legally available for the payment of dividends.  Multiband presently intends not to pay any dividends on the common stock for the foreseeable future.  Any future determination as to the declaration and payment of dividends will be made at the discretion of the Board of Directors.  In the event of any liquidation, dissolution or winding up of Multiband, and subject to the preferential rights of the holders of the various classes of Multiband’s preferred stocks, the holders of common stock will be entitled to receive a pro rata share of the net assets of Multiband remaining after payment or provision for payment of the debts and other liabilities of Multiband.

All of the outstanding shares of common stock are fully paid and non-assessable.  Holders of common stock of Multiband are not liable for further calls or assessments.

The Company's Board of Directors has not declared any dividends on our common stock since our inception, and does not intend to pay out any cash dividends on our common stock in the foreseeable future.  We presently intend to retain all earnings, if any, to provide for our growth.  The payment of cash dividends in the future, if any, will be at the discretion of the Board of Directors and will depend upon such factors as earnings levels, capital requirements, our financial condition and other factors deemed relevant by our Board of Directors.

Preferred Stock (in thousands, except for share amounts)
In December 2009, the Company issued 100 shares worth $10,000 of Class J preferred stock.

In December 2009, $8 worth of Class H preferred stock from various stockholders was converted into common stock at a price of $10.00 per share.

In December 2009, the Company issued 10,000 shares worth $100 of Class E preferred stock.

In November 2009, the Company issued 10,000 shares worth $50 of Class E preferred stock to two different shareholders.

In September 2009, the Company issued 150,000 shares worth $1,500 of Class E preferred stock.

In September 2009, the Company issued 50,000 shares worth $500 of Class E preferred stock.

In June 2008, $50 worth of Class G preferred stock from various stockholders was converted into common stock at a price of $10.00 per share.

In March 2008, $3,950 worth of Class I preferred stock was converted into common stock at a price of $100.00 per share.

In January 2008, $100 worth of Class G preferred stock from various stockholders was converted into common stock at a price of $10.00 per share.

During the fourth quarter of 2007, $116 worth of Class G preferred stock from various stockholders was converted into common stock at a price of $10.00 per share.

During the third quarter of 2007, $1,800 worth of Class I preferred stock was converted into common stock at a price of $100.00 per share.

Dividends on Class A, Class B, Class C, Class D, Class F, Class G, and Class H cumulative convertible preferred stock are payable quarterly at 8%, 10%, 10%, 14%, 10%, 8% and 6% per annum, respectively.  Dividends on Class E cumulative preferred stock are payable monthly at 15% per annum, which shall be adjusted after 180 days with an increase of 83 basis points.   Dividends on Class J cumulative preferred stock are cumulative and payable quarterly at 8% per annum, in cash or common stock at the Company’s sole discretion.  Cumulative convertible preferred stock can be converted into common shares at any time as follows: Class A and Class B - five shares, Class C - two shares, Class D - two and one-half shares, Class F- five shares, Class G- six and one quarter shares, Class H is convertible at $1.00 per share and Class I is convertible at $1.50 per share (subject to adjustment for reverse stock split).  Class E is not convertible.  The intrinsic value of any beneficial conversion option is recorded as preferred stock dividends at the time of preferred stock issuance.  Dividends on Class B preferred are cumulative and payable monthly at 10% per annum.  The Class B preferred was offered to certain note payable holders at a conversion of $10 per Class B preferred share.  The dividends are based on $10.00 per share for Class A, B, C, D, E, F and G cumulative preferred stock.  Dividends for Class G stock are payable in common stock at a fixed rate of $1.60 per share which is higher rate than fair market value.  Dividends for Class H cumulative preferred stock are based on 6% of the stated liquidation preference amount per share per annum.  They are payable in common stock at a fixed rate of $1.00 per share which is higher than market value.  Dividends on Class J preferred stock are payable in common stock at a fixed rate of $2.00 per share.  All preferred stock is non-voting.  Warrants to purchase shares of the Company's common stock were given with the issuance of Class A, Class B, Class D, Class G and Class H preferred stock and were valued at fair value using the Black Scholes pricing model.  The Company may, but is not obligated to, redeem the preferred stock at $10.50 per share for Class A and Class B and $10.00 per share for Class C, Class D, Class E and Class F whenever the Company's common stock price exceeds certain defined criteria as defined in the preferred stock agreements, except as noted below.  The Class H shares can be redeemed for $100,000 per share.  Upon the Company's call for redemption, the holders of the preferred stock called for redemption have the option to convert each preferred share into shares of the Company's common stock.  Holders of preferred stock cannot require the Company to redeem their shares with the exception of Class H shares, Class J shares and the 50,000 shares of Class F converted into mandatory redeemable preferred stock (see below).  The liquidation preference is the same as the redemption price for each class of preferred stock where redeemable.

The single Class F shareholder, at its sole discretion pursuant to a put option, can force the Company to redeem up to 50,000 Class F Preferred Shares (the equivalent of $500 worth).  This has been redeemed already.  Class H shareholders have the right to convert all or a portion of preferred shares upon the occurrence of a major transaction or triggering event as defined in the agreement and Multiband has the sole option to pay the redemption price in cash or shares of the Company’s common stock.  Class J shares have forced redemption rights at par, upon the occurrence of a major transaction or triggering event as defined in the agreement.  Classes G, I and J have no redemption “call” price).  Upon Multiband's call for redemption, the holders of the preferred stock called for redemption will have the option to convert each share of preferred stock into shares of common stock until the close of business on the date fixed for redemption, unless extended by Multiband in its sole discretion.  Preferred stock not converted would be redeemed.

The holders of our Series A Cumulative Convertible Preferred Stock are entitled to receive a cumulative divided of 8% per year, payable quarterly, and the holders of our Series B Convertible and Series C Convertible Preferred Stock are entitled to receive cumulative dividends of 10% per year, payable monthly, the holders of our Series E Convertible Preferred Stock are entitled to receive a cumulative dividend of 15% per year, payable in kind quarterly.  The holders of our Series F Convertible Preferred Stock are entitled to receive a cumulative dividend of 10% per year, payable in kind quarterly, and the holders of our Series G Convertible Preferred Stock are entitled to receive a cumulative dividend 6% per year, payable in kind quarterly.  The holders of our Series H Convertible Preferred Stock are entitled to receive a cumulative dividend of 6% per year, payable semi-annually.  The holders of our Series I Convertible Preferred Stock receive a monthly dividend at a range between prime rate and prime rate plus 10% for the first seven months and at prime thereafter.

Item 17.  Undertakings

The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act .

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the change in volume and price represents no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

MULTIBAND CORPORATION AND SUBSIDIARIES

SIX MONTHS ENDED JUNE 30, 2010 AND 2009

TABLE OF CONTENTS

MULTIBAND CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

REVENUES	$64,888	$67,396	$125,136	$129,554

COSTS AND EXPENSES
Cost of products and services (exclusive of depreciation
and amortization shown separately below)	43,814	56,894	87,767	104,210
Selling, general and administrative	13,500	15,509	27,017	29,249
Depreciation and amortization	2,146	2,703	4,582	5,988

Total costs and expenses	59,460	75,106	119,366	139,447

INCOME (LOSS) FROM OPERATIONS	5,428	(7,710)	5,770	(9,893)

OTHER EXPENSE
Interest expense	(1,066)	(890)	(2,189)	(1,745)
Interest income	1	3	6	10
Other income	15	98	27	348

Total other expense	(1,050)	(789)	(2,156)	(1,387)

NET INCOME (LOSS) BEFORE INCOME TAXES AND
NONCONTROLLING INTEREST IN SUBSIDIARIES	4,378	(8,499)	3,614	(11,280)

PROVISION FOR INCOME TAXES	1,983	102	2,183	202

NET INCOME (LOSS)	2,395	(8,601)	1,431	(11,482)

LESS: NET LOSS ATTRIBUTABLE TO THE
NONCONTROLLING INTEREST IN SUBSIDIARIES	-	(1,482)	-	(1,778)

NET INCOME (LOSS) ATTRIBUTABLE TO
MULTIBAND CORPORATION AND SUBSIDIARIES	2,395	(7,119)	1,431	(9,704)
Preferred stock dividends	351	71	732	144
INCOME (LOSS) ATTRIBUTABLE TO COMMON
STOCKHOLDERS	$2,044	$(7,190)	$699	$(9,848)

INCOME (LOSS) PER COMMON SHARE – BASIC:
INCOME (LOSS) ATTRIBUTABLE TO COMMON
STOCKHOLDERS	$0.21	$(0.75)	$0.07	$(1.02)

INCOME (LOSS) PER COMMON SHARE – DILUTED:
INCOME (LOSS) ATTRIBUTABLE TO COMMON
STOCKHOLDERS	$0.20	$(0.75)	$0.07	$(1.02)

Weighted average common shares outstanding – basic	9,912	9,651	9,851	9,650

Weighted average common shares outstanding - diluted	9,986	9,651	9,965	9,650

See accompanying notes to the unaudited condensed consolidated financial statements

MULTIBAND CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME  (LOSS)
(in thousands)

	Three Months Ended		Six Months Ended
	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

NET INCOME (LOSS)	$2,395	$(8,601)	$1,431	$(11,482)

OTHER COMPREHENSIVE LOSS, NET OF TAX:
Unrealized losses on securities:
Unrealized holding losses arising during period	(5)	(38)	(6)	(8)
COMPREHENSIVE INCOME (LOSS) BEFORE
NONCONTROLLING INTEREST IN SUBSIDIARIES	2,390	(8,639)	1,425	(11,490)

COMPREHENSIVE INCOME (LOSS)
ATTRIBUTABLE TO THE NONCONTROLLING
INTEREST IN SUBSIDIARIES	-	(1,482)	-	(1,778)

COMPREHENSIVE INCOME (LOSS)
ATTRIBUTABLE TO MULTIBAND CORPORATION
AND SUBSIDIARIES	$2,390	$(7,157)	$1,425	$(9,712)

See accompanying notes to the unaudited condensed consolidated financial statements

MULTIBAND CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

ASSETS
(in thousands)

	June 30, 2010 (unaudited)	December 31, 2009 (audited)
CURRENT ASSETS
Cash and cash equivalents	$5,279	$2,240
Securities available for sale	1	7
Accounts receivable, net	15,727	14,336
Other receivable – related party	518	518
Inventories	8,353	8,561
Prepaid expenses and other	6,752	549
Current portion of notes receivable	6	6
Total Current Assets	36,636	26,217
PROPERTY AND EQUIPMENT, NET	8,231	8,546
OTHER ASSETS
Goodwill	38,067	38,067
Intangible assets, net	19,692	22,677
Other receivable – related party – long term	987	1,011
Notes receivable – long-term, net of current portion	24	25
Other assets	2,677	2,988
Total Other Assets	61,447	64,768

TOTAL ASSETS	$106,314	$99,531

See accompanying notes to the unaudited condensed consolidated financial statements

MULTIBAND CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

LIABILITIES AND STOCKHOLDERS' EQUITY
(in thousands, except share and liquidation preference amounts)

	June 30, 2010 (unaudited)	December 31, 2009 (audited)
CURRENT LIABILITIES
Line of credit	$49	$49
Short term debt	4,111	66
Related parties debt – short term	715	1,345
Current portion of long-term debt	-	228
Current portion of capital lease obligations	395	489
Accounts payable	27,474	28,008
Accrued liabilities	27,152	22,026
Deferred service obligations and revenue	2,131	2,602
Total Current Liabilities	62,027	54,813
LONG-TERM LIABILITIES
Accrued liabilities – long term	2,577	4,415
Long-term debt, net of current portion and original issue discount	4,899	4,853
Related parties debt - long-term, net of current portion and original issue discount	29,678	29,856
Capital lease obligations, net of current portion	409	491
Total Liabilities	99,590	94,428
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Cumulative convertible preferred stock, no par value:
8% Class A (14,171 shares issued and outstanding, $148,796 liquidation preference)	213	213
10% Class B (770 and 1,370 shares issued and outstanding, $8,085 and $14,385 liquidation preference)	8	14
10% Class C (112,280 and 112,880 shares issued and outstanding, $1,122,800 and $1,128,800 liquidation preference)	1,457	1,465
10% Class F (150,000 shares issued and outstanding, $1,500,000 liquidation preference)	1,500	1,500
8% Class G (11,595 shares issued and outstanding, $115,950 liquidation preference)	48	48
6% Class H (1.25 shares issued and outstanding, $125,000 liquidation preference)	-	-
8% Class J (100 shares issued and outstanding, $10,000,000 liquidation preference)	10,000	10,000
15% Class E cumulative preferred stock, no par value, (220,000 shares issued and outstanding, $2,200,000 liquidation preference)	2,200	2,200
Common stock, no par value (9,944,638 and 9,722,924 shares issued and outstanding)	38,547	38,054
Stock subscriptions receivable	(1)	(26)
Stock-based compensation and warrants	46,996	46,572
Accumulated other comprehensive income – unrealized gain on securities available for sale	1	7
Accumulated deficit	(94,245)	(94,944)
Total Stockholders' Equity	6,724	5,103

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$106,314	$99,531

See accompanying notes to the unaudited condensed consolidated financial statements

MULTIBAND CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Six Months Ended
	June 30, 2010 (unaudited)	June 30, 2009 (unaudited)

OPERATING ACTIVITIES
Net income (loss)	$1,431	$(11,482)
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Depreciation and amortization	4,582	5,988
Loss on sale of assets	4	-
Amortization of original issue discount	48	9
Amortization of imputed interest discount	-	35
Amortization of deferred financing costs	18	5
Interest receivable added to note receivable balance	3	-
Change in allowance for doubtful accounts on accounts receivable	(421)	(127)
Change in reserve for stock subscriptions and interest receivable	22	29
Expense related to repricing of warrants	-	30
Services provided in exchange for reduction of debt	(12)	-
Stock based compensation expense	412	114
Common shares issued for services	10	-
Changes in operating assets and liabilities:
Accounts receivable	(970)	(8,727)
Other receivables – related party	(42)	-
Inventories	275	1,160
Prepaid expenses and other	2,639	344
Other assets	294	(31)
Accounts payable and accrued liabilities	2,649	9,333
Deferred service obligations and revenue	(471)	1,981
Net cash flows provided (used) by operating activities	10,471	(1,339)
INVESTING ACTIVITIES
Purchases of property and equipment	(1,078)	(1,426)
Checks issued in excess of bank balance with the purchase of 80% of outstanding stock of DirecTECH operating entities	-	(369)
Purchases of intangible assets	(35)	(102)
Collections on notes receivable	1	35
Net cash flows used by investing activities	(1,112)	(1,862)
FINANCING ACTIVITIES
Payments on short-term debt	(4,900)	(25)
Payments on long-term debt	(233)	(2,580)
Payments on related parties debt – short term	(630)	-
Payments on related parties debt - long term	(100)	(1,400)
Payments on capital lease obligations	(289)	(210)
Payments for debt issuance costs	-	(144)
Net advances on line of credit	-	4
Payment on mandatory redeemable preferred stock	-	(150)
Proceeds from related parties debt – short term	-	2,900
Proceeds from issuance of long-term debt	-	6,100
Stock issuance costs	(10)	-
Redemption of preferred stock	(12)	(12)
Preferred stock dividends	(146)	(44)
Net cash flows provided (used) by financing activities	(6,320)	4,439
INCREASE IN CASH AND CASH EQUIVALENTS	3,039	1,238
CASH AND CASH EQUIVALENTS - Beginning of Period	2,240	4,346
CASH AND CASH EQUIVALENTS - END OF PERIOD	$5,279	$5,584

See accompanying notes to the unaudited condensed consolidated financial statements

MULTIBAND CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Six Months Ended
	June 30, 2010 (unaudited)	June 30, 2009 (unaudited)

Cash paid for interest, net of amortization of OID and interest discount	$2,103	$989
Cash paid for federal and state income taxes	1,148	598
Non-cash investing and financing transactions:
Purchase of property and equipment via increase in capital lease obligations	77	565
Increase in prepaid expense via increase in capital lease obligations	36	-
Purchase of intangible assets via issuance of short-term notes payable and common stock	163	-
Intrinsic value of preferred dividends	2	2
Conversion of accrued interest into common stock	2	2
Conversion of accrued dividends into common stock	367	91
Increase in prepaid expense via short-term debt issued	8,806	-
Increase in short term debt via offset to accounts payable	-	159
Reduction in related party debt by other receivable – related party	66	-
Warrants issued for long-term notes payable	-	372
Reduction in notes payable via reduction in other receivables	-	76
Purchase of 80% of outstanding stock of DirecTECH operating entities via issuance of short and long term notes payable	-	38,240
Reduction in accrued compensation via issuance of stock options	113	-
Reduction of notes payable via reduction of related party receivable in connection with the purchase of outstanding stock of DirecTECH operating entities	-	5,844
Reduction of notes payable with issuance notes payable in connection with acquisition	-	300
Purchase of 29% of outstanding stock of NC (formerly MMT) via issuance of short and long term notes payable	-	1,660
Purchase of 80% of outstanding stock of DirecTECH operating entities via payment to escrow in 2008	-	500

See accompanying notes to the unaudited condensed consolidated financial statements

MULTIBAND CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010 AND 2009
(in thousands, except for share and per share amounts)

NOTE 1 - Unaudited Consolidated Financial Statements

The information furnished in this report is unaudited and reflects all adjustments which are normal recurring adjustments and, which in the opinion of management, are necessary to fairly present the operating results for the interim periods.  The operating results for the interim periods presented are not necessarily indicative of the operating results to be expected for the full fiscal year.  The unaudited consolidated financial statements should be read in conjunction with the audited consolidated financial statements and footnotes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, previously filed with the Securities and Exchange Commission.

NOTE 2 - Summary of Significant Accounting Policies

Nature of Business
Multiband Corporation and subsidiaries (the Company) was incorporated in Minnesota in September 1975.  The Company provides voice, data and video services to multi-dwelling unit and single family home customers.  The Company's products and services are sold to customers located throughout the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern that contemplates the realization of assets and satisfaction of liabilities in the normal course of business.  For the six months ended June 30, 2010, the Company earned a net income of $1,431 versus the six months ended June 30, 2009 in which the Company incurred a net loss of $11,482.  At June 30, 2010, the Company had an accumulated deficit of $94,245.  The Company's ability to continue as a going concern is dependent on it maintaining profitability and/or raising additional capital.  Management may sell, if prudent, certain assets on a strategic basis for prices agreeable to the Company and/or obtain additional debt or equity capital to meet all of its existing cash obligations and fund commitments on planned Multiband projects; however, there can be no assurance that the sources will be available or available on terms favorable to the Company.  Management anticipates that the impact of the actions listed below will generate sufficient cash flows to pay current liabilities, long-term debt and capital and operating lease obligations and fund the Company's operations for the next twelve months:

1.	Maintain continued profitability in the Company’s HSP segment.
2.	Evaluate factors such as anticipated usage and inventory turnover to maintain optimal inventory levels.
3.	Obtain senior debt financing with extended terms to refinance the Company’s note payable to DirecTECH Holding Company, Inc., which matures on January 1, 2013.
4.	Expand call center support with sales of call center services to both existing and future system operators and to buyers of the Company’s video subscribers.
5.	Solicit additional equity investment in the Company by issuing either preferred or common stock.

Principles of Consolidation
The 2010 consolidated financial statements include the accounts of Multiband Corporation (MBCorp) and its wholly owned subsidiaries, Minnesota Digital Universe, Inc. (MNMDU), Multiband Subscriber Services, Inc. (MBSS), Multiband NC Incorporated (NC) (formerly Michigan Microtech, Incorporated (MMT), Multiband NE Incorporated (NE), Multiband SC Incorporated (SC), Multiband EC Incorporated (EC), Multiband MDU Incorporated (MBMDU), Multiband DV Incorporated (DV) and Multiband Security Incorporated (Security).

MULTIBAND CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010 AND 2009
(in thousands, except for share and per share amounts)

The 2009 consolidated financial statements include the accounts of all wholly-owned subsidiaries including the newly acquired companies that were purchased, effective January 2, 2009, when the Company purchased 80% of the issued and outstanding shares of common stock of all of the DirecTECH Holding Co. (DTHC) operating subsidiaries (DirecTECH) (an additional 29% of NC, 51% of which was previously purchased effective March 1, 2008 (see Note 3) and 80% of NE, SC, EC, MBMDU, DV and Security (see Note 3)).  The noncontrolling interest in subsidiaries on the consolidated balance sheet and consolidated statement of operations represents DTHC’s 20% ownership of NE, SC, EC, NC, MBMDU, DV Incorporated (DV) and Multiband Security from January 2, 2009 to December 17, 2009.  On December 17, 2009, the Company purchased the remaining 20% of the issued and outstanding shares of common stock of all of the DTHC operating subsidiaries (DirecTECH) and transferred $5,996 of noncontrolling interest to Multiband’s controlling interest (see Note 4).  The Company pushes down applicable overhead, interest expense and amortization expense from the parent company (MBCorp) to its subsidiaries.  All significant intercompany transactions and balances have been eliminated in consolidation.

Revenue Recognition
The Company recognizes revenue in accordance with the Securities Exchange Commission’s Staff Accounting Bulletin No. 104 “Revenue Recognition” (“SAB 104”), which requires that four basic criteria be met before revenue can be recognized: (i) persuasive evidence of a customer arrangement exists; (ii) the price is fixed or determinable; (iii) collectability is reasonably assured; and (iv) product delivery has occurred or services have been rendered.  The Company recognizes revenue as services are performed and completed.

The Company has two operating segments.  The HSP segment (HSP) (companies include NE, SC, EC, NC, DV and Security) provides the installation and service of DirecTV video programming, internet and home security systems for residents of single family homes. The MDU segment (MDU) (companies include MNMDU, MBSS and MBMDU) represents results as the master service operator for DirecTV and provides voice, data and video services to residential multi-dwelling units as the principal to subscribers.

The Company earns HSP segment revenue as follows:

•	installation and service of DirecTV video programming for residents of single family homes
•	installation of home security systems and internet services

The Company has a home services provider agreement with DirecTV which allows the Company to install and activate DirecTV video programming services for residents of single family homes.  As a DirecTV HSP, the Company earns revenue for installing and servicing DirecTV video customers pursuant to predetermined rates set by DirecTV which may vary from time to time.  Revenue is recognized upon completion of the delivery and installation of equipment.  DirecTV reimburses the Company for substantially all DirecTV equipment used for customer installation related to the HSP segment.

The Company earns MDU segment revenue as follows:

1.	from voice, video and data communications products which are sold and installed
2.	direct billing of user charges to multiple dwelling units, through the activation of, enhancement of, and residual fees on video programming services provided to residents of multiple dwelling units

MDU segment user charges are recognized as revenues in the period the related services are provided.  Any amounts billed prior to services being provided are reported as deferred service obligations and revenues.

MULTIBAND CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010 AND 2009
(in thousands, except for share and per share amounts)

Revenue generated from activation of video programming services is earned in the month of activation.  According to Multiband's Master System Operator agreement with DirecTV, in the event that a customer cancels within the first 12 months of service, DirecTV has the right to chargeback the Company for a portion of the activation fees received.  The Company has estimated the potential charge back of commissions received on activation fees during the past 12 months based on historical percentages of customer cancellations and has included that amount as a reduction of revenue.  Residual income is earned as services are provided by DirecTV through its system operators.  As a master system operator for DirecTV, the Company earns a fixed percentage based on net cash received by DirecTV for recurring monthly services, a variable amount depending on the number of activations in a given month, and a variable amount for coordinating improvements of systems used to deliver enhanced programming services.  The Company’s master system operator contract with DirecTV also permits the Company to earn revenues through its control of other system operators who are unable to provide DirecTV video programming services without the Company’s performance.

The Company reports the aforementioned MDU voice, data, and video revenues on a gross basis based on the following factors: the Company has the primary obligation in the arrangement with its customers; the Company controls the pricing of its services; the Company performs customer service for the agreements; the Company approves customers; and the Company assumes the risk of payment for services provided.  We offer some products and services that are provided by third party vendors.  We review the relationship between us, the vendor and the end customer on an individual basis to assess whether revenue should be reported on a gross or net basis.  As an example, our resold satellite digital television revenue is reported on a net basis.

MDU segment revenue generated by the support center to service third party subscribers by providing billing and call center support services is recognized in the period the related services are provided.

Customers contract for both the purchase and installation of voice and data networking technology products and certain video technologies products.  Revenue is recognized when the products are delivered and installed and the customer has accepted and has the ability to fulfill the terms of the contract.

The Company’s policy is to present taxes imposed on revenue-producing transactions on a net basis.

Deferred Revenue
The Company invoices for certain installation upgrade projects upon order of project equipment.  Revenue is deferred on these projects until the equipment is installed.

Long-lived Assets
The Company reviews its long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable or exceeds its fair value.  The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset.  An impairment loss shall be measured as the amount by which the carrying amount of a long-lived asset exceeds its fair value.  Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  There was no impairment at June 30, 2010 or December 31, 2009.

MULTIBAND CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010 AND 2009
(in thousands, except for share and per share amounts)

Goodwill and Other Intangible Assets
In accordance with ASC Topic No. 350, Intangibles-Goodwill and Other, goodwill and intangible assets without a defined life shall not be amortized over a defined period, but instead must be tested for impairment at least annually.  Additionally, goodwill is tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of an entity below its carrying value.  The goodwill impairment test is a two-step impairment test.  In the first step, the Company compares the fair value of each reporting unit to its carrying value. The Company’s estimates may differ from actual results due to, among other things, economic conditions, changes to its business models, or changes in operating performance.  Significant differences between these estimates and actual results could result in future impairment charges and could materially affect the Company’s future financial results.  If the fair value of the reporting unit exceeds the carrying value of the net assets assigned to that reporting unit, goodwill is not impaired and the Company is not required to perform further testing.  If the carrying value of the net assets assigned to the reporting unit exceeds the fair value of the reporting unit, then the Company must perform the second step in order to determine the implied fair value of the reporting unit’s goodwill and compare it to the carrying value of the reporting unit’s goodwill.  The activities in the second step include valuing the tangible and intangible assets and liabilities of the impaired reporting unit based on their fair value and determining the fair value of the impaired reporting unit’s goodwill based upon the residual of the summed identified tangible and intangible assets and liabilities.

At June 30, 2010, the Company determined that there was no event which occurred or circumstance changes that would more likely than not reduce the fair value of its reporting units below their respective carrying values.  Goodwill was $38,067 at June 30, 2010 and December 31, 2009, and is recorded as part of our MDU and HSP segments.

Goodwill by business segment consists of the following:

	MBCorp.	MDU	HSP	Total
Balance, December 31, 2009	$-	$381	$37,686	$38,067
Acquisitions/impairment	-	-	-	-
Balance, June 30, 2010	$-	$381	$37,686	$38,067

Components of intangible assets are as follows:
	June 30, 2010		December 31, 2009
	Gross Carrying	Accumulated	Gross Carrying	Accumulated
	Amount	Amortization	Amount	Amortization
Intangible assets subject to amortization
Right of entry contracts	$2,715	$1,423	$2,577	$1,228
Contracts with DirecTV	36,902	18,502	36,902	15,574
Customer contracts	102	102	102	102
Total	$39,719	$20,027	$39,581	$16,904

Amortization of intangible assets was $1,430 and $2,056 for the three months ended June 30, 2010 and 2009, respectively.  For the six months ended June 30, 2010 and 2009, amortization of intangibles assets was $3,183 and $4,710, respectively.  Estimated amortization expense of intangible assets for the remainder of the year ending December 31, 2010 and for the years ending December 31, 2011, 2012, 2013, 2014, 2015 and thereafter is $2,574, $5,147, $5,093, $4,990, $1,725, $55 and $60, respectively.  Right of entry contracts contain $48 of contracts that have not been placed in service, therefore no amortization expense has been recorded.  The weighted average remaining life of the intangibles is 3.87 years with right of entry average life of 4.35 years and contracts with DirecTV of 3.83 years as of June 30, 2010.

The Company amortizes the right of entry contracts, contracts with DirecTV, and customer contracts, over their estimated useful lives ranging from 15.5 to 120 months.

MULTIBAND CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010 AND 2009
(in thousands, except for share and per share amounts)

Group Health and Workers’ Compensation Insurance Coverage
The Company uses a combination of self-insurance and third-party carrier insurance with predetermined deductibles that cover certain insurable risks. The Company’s share of its workers’ compensation plan is recorded for the aggregate liabilities for claims reported, based on historical experience. The Company also estimates the cost of health care claims that have been incurred but not reported, based on historical experience.

Insurance and claims accruals reflect the estimated cost for group health and workers’ compensation claims not covered by insurance.  The insurance and claims accruals are recorded at the estimated ultimate payment amounts.  Such insurance and claims accruals are based upon individual case estimates and estimates of incurred-but-not-reported losses using loss development factors based upon past experience.

During 2009, in certain states, the Company was self-insured for workers’ compensation liability claims up to $100, plus administrative expenses, for each occurrence involving workers’ compensation claims since February 1, 2009.  Effective January 1, 2010, the Company is self-insured for workers compensation claims up to $250 plus administrative expenses, for each occurrence involving workers compensation claims since that date.

The Company is self-insured for health insurance covering the range of liability under which management expects most claims to occur.  If any liability claims are substantially in excess of coverage amounts, such claims are covered under premium-based policies issued by insurance companies to coverage levels that management considers adequate.

Stock-Based Compensation
The Company measures and recognizes compensation expense for all stock-based payments at fair value.  The financial statements for the three and six months ended June 30, 2010 and 2009 recognize compensation cost for the portion of outstanding awards which have vested during the periods.  The Company recognizes stock-based compensation costs on a straight-line basis over the requisite service period of the award, which is generally the option vesting term.  For the three months ended June 30, 2010 and 2009 total stock-based compensation expense of $53 ($.01 per share) and $24 ($.00 per share), respectively, was included in selling, general and administrative expenses.  For the six months ended June 30, 2010 and 2009 total stock-based compensation expense of $227 ($.02 per share) and $114 ($.01 per share), respectively, was included in selling, general and administrative expenses.  As of June 30, 2010, there was $2,111 of total unrecognized compensation cost related to nonvested stock-based compensation arrangements granted under the Plan.  That cost is expected to be recognized over a weighted-average period of 2.83 years.  This is an estimate based on options currently outstanding and therefore this projected expense could be more in the future.

The Company’s determination of fair value of stock-based payment awards on the date of grant using an option-pricing model is affected by the Company’s stock price as well as assumptions regarding a number of variables.  These variables include, but are not limited to the Company’s expected stock price volatility, and actual and projected stock option exercise behaviors and forfeitures.  An option's expected term is the estimated period between the grant date and the exercise date of the option.  As the expected-term period increases, the fair value of the option and the compensation cost will also increase.  The expected-term assumption is generally calculated using historical stock option exercise data.  The Company does not have historical exercise data to develop such an assumption.  In cases where companies do not have historical data and where the options meet certain criteria, the use of a simplified expected-term calculation is allowed.  Accordingly, the Company calculated the expected terms using the simplified method.

The Company calculates expected volatility for stock options and awards using historical volatility, as the Company believes the expected volatility will approximate historical volatility.  The starting point for the historical period used is July 1, 2001.  The Company estimates the forfeiture rate for stock options using 5% for all employees.

The risk-free rates for the expected terms of the stock options and awards and the employee stock purchase plan is based on the U.S. Treasury yield curve in effect at the time of grant.

MULTIBAND CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010 AND 2009
(in thousands, except for share and per share amounts)

In determining the compensation cost of the options granted during the three and six months ended June 30, 2010 and 2009, the fair value of each option grant has been estimated on the date of grant using the Black-Scholes option pricing model and the weighted average assumptions used in these calculations are as follows:

	Three months ended		Six months ended
	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009
Risk-free interest rate	2.49%	1.43%	2.47%	1.43%
Expected life of options granted	5.0 Years	5.0 Years	5.0 Years	5.0 Years
Expected volatility range	94.9%	95%	95.2%	95%
Expected dividend yield	0%	0%	0%	0%

In January 2010, the Company issued 50,000 shares of stock options with a Black-Scholes valuation of $70 to four directors of the Company.  These seven-year stock options were immediately vested and were issued as long-term incentive compensation pursuant to the Company’s 2000 Non-employee Directors Stock Compensation Plan.

In January 2010, the Company issued 84,375 shares of stock options with a Black-Scholes valuation of $128 to an officer of the Company.  These seven-year stock options vest over four years and were issued as long-term incentive compensation pursuant to the Company’s 1999 Stock Compensation Plan.

In February 2010, the Company issued 59,211 shares of stock options with a Black-Scholes valuation of $79 to an officer of the Company.  These seven-year stock options vest immediately and were issued as long-term incentive compensation pursuant to the Company’s 1999 Stock Compensation Plan.

In April 2010, the Company issued 325,000 shares of stock options with a Black-Scholes valuation of $439 to various employees of the Company.  These seven-year stock options vest over three years and were issued as long-term incentive compensation pursuant to the Company’s 1999 Stock Compensation Plan.

In May 2010, the Company issued 1,251,000 shares of stock options with a Black-Scholes valuation of $1,550 to various employees of the Company.  These seven-year stock options vest over three years and were issued as long-term incentive compensation pursuant to the Company’s 1999 Stock Compensation Plan.

During the six months ended June 30, 2010, there were 7,967 options forfeited or canceled.

Restricted Stock
The Company awards restricted common shares to selected employees.  Recipients are not required to provide any consideration other than services.  Company share awards are subject to certain restrictions on transfer, and all or part of the shares awarded may be subject to forfeiture upon the occurrence of certain events, including employment termination.  The restricted stock is valued at the grant date fair value of the common stock and expensed over the requisite service period or vesting term of the awards.  For the three months ended June 30, 2010 and 2009, the Company recognized stock-based compensation expense of $42 and $0, respectively.  For the six months ended June 30, 2010 and 2009, the Company recognized stock-based compensation expense of $185 and $0, respectively.  At June 30, 2010 and December 31, 2009, there was approximately $312 and $0, respectively, of unrecognized stock-based compensation expense associated with the non-vested restricted stock granted.  Stock-based compensation expense relating to these restricted shares is being recognized over a weighted-average period of 2.5 years.  The total fair value of shares vested during the three and six months ended June 30, 2010 was $0 and $100, respectively.

The following table sets forth a summary of restricted stock activity for the six months ended June 30, 2010:

	Number of Restricted Shares	Weighted-Average Grant Date Fair Value
Outstanding and not vested at January 1, 2010	-	$-
Granted	254,375	$1.95
Vested	(50,000)	$2.00
Outstanding and not vested at June 30, 2010	204,375	$1.94

MULTIBAND CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010 AND 2009
(in thousands, except for share and per share amounts)

In January 2010, the Company awarded 50,000 shares of restricted stock in the amount of $100 to four directors of the Company.  The value of the restricted stock was established by the market price on the date of grant.  These restricted shares were immediately vested and were awarded as performance bonuses pursuant to the Company’s 2000 Non-employee Directors Stock Compensation Plan.

In January 2010, the Company awarded 84,375 shares of restricted stock in the amount of $169 to an officer of the Company.  The value of the restricted stock was established by the market price on the date of grant.  These restricted shares vest over three years and are to be awarded as performance bonuses pursuant to the Company’s 1999 Stock Compensation Plan.

In January 2010, the Company awarded 120,000 shares of restricted stock in the amount of $228 to an officer of the Company.  The value of the restricted stock was established by the market price on the date of grant.  These restricted shares vest over two years and are to be awarded as performance bonuses pursuant to the Company’s 1999 Stock Compensation Plan.

Income (Loss) per Common Share
Basic income (loss) per common share is computed by dividing the income (loss) attributable to common stockholders by the weighted average number of common shares outstanding for the reporting period.

Diluted loss per common share is computed by dividing income (loss) attributable to common stockholders by the sum of the weighted average number of common shares outstanding plus all additional common stock that would have been outstanding if potentially dilutive common shares related to common share equivalents (stock options, stock warrants, convertible preferred shares, and unvested restricted stock) had been issued.  All options, warrants, convertible preferred shares, and unvested restricted stock during the three and six months ended June 30, 2009 were excluded from the calculation of diluted loss per share as their effects were anti-dilutive due to the Company’s net losses for the periods.  Diluted income (loss) per share amounts are based upon the weighted average number of common and common equivalent shares outstanding during the period and are calculated using the treasury stock method for equity-based compensation awards.  A reconciliation of the weighted average number of common and common equivalent shares outstanding and awards excluded from the diluted income (loss) per share calculation, as they were anti-dilutive, are as follows:

	Three Months Ended		Six Months Ended
	June 30, 2010 (unaudited)	June 30, 2009 (unaudited)	June 30, 2010 (unaudited)	June 30, 2009 (unaudited)
Weighted average number of common shares outstanding - basic	9,912	9,651	9,851	9,650
Weighted average dilutive impact of equity-based compensation awards	74	-	114	-
Weighted average number of common and common equivalent shares outstanding - diluted	9,986	9,651	9,965	9,650

Awards excluded from diluted income(loss) per share	8,727	2,886	7,476	2,886

Segment Reporting
A business segment is a distinguishable component of an enterprise that is engaged in providing an individual product or service or a group of related products or services and that is subject to risks and returns that are different from those of other business segments.  Management believes that the Company has two operating segments, HSP, where the Company receives net cash payments for the installation and service of DirecTV video programming, internet and home security systems for residents of single family homes, and MDU, where the Company acts as a master service operator for DirecTV, receives net cash payments for managing video subscribers through its network of system operators who are billed by DirecTV and also directly bills voice, internet and video subscribers as a principal.

MULTIBAND CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010 AND 2009
(in thousands, except for share and per share amounts)

Income Taxes
The Company accounts for deferred tax assets and liabilities under the liability method.  Deferred tax liabilities are recognized for temporary differences that will result in taxable amounts in future years.  Deferred tax assets are recognized for deductible temporary differences and tax operating loss and tax credit carryforwards.  Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the periods in which the deferred tax asset or liability is expected to be realized or settled.  We assess the likelihood that our deferred tax assets will be recovered from future taxable income and record a valuation allowance to reduce our deferred tax assets to the amounts we believe to be realizable.  We concluded that a full valuation allowance against our U.S. deferred tax assets was appropriate as of June 30, 2010 and December 31, 2009.

Reclassifications
Certain accounts in the prior year’s audited consolidated financial statements have been reclassified for comparative purposes to conform to the current year’s presentation.  The reclass was a change in presentation of accrued liabilities (see Note 7) as of December 31, 2009 to reflect the current classification.  These reclassifications had no effect on reported net income (loss).

NOTE 3 – Business Acquisitions

Effective December 17, 2009, the Company purchased the remainder of the issued and outstanding shares of common stock of all of the DTHC operating subsidiaries (DirecTECH) (an additional 20% of NC (formerly MMT), 29% of which was previously purchased effective January 2, 2009 and 51% purchased effective March 1, 2008 and 20% of NE, SC, EC, MBMDU, DV and Security, 80% of which was previously purchased effective January 2, 2009).  DTHC, a fulfillment agent for a national satellite television company, DirecTV, specialized in the providing of satellite TV to single family homes.  The purpose of this acquisition was to increase the Company’s business of installing video services in single family homes (HSP segment).  The Company issued 100 shares of Multiband Series J Preferred Stock with a fair value of $10,000 to purchase the remaining 20% interest.  Because the Company already had a controlling interest in these entities the purchase transaction is accounted for as an equity transaction only.

The carrying amount of the noncontrolling interest at December 17, 2009 was adjusted to reflect the 100% ownership in the subsidiaries by reducing the accumulated deficit. The difference between the amount of noncontrolling interest at December 17, 2009 and the fair value of the preferred shares issued of $10,000 was also recorded as a reduction of accumulated deficit. The net effect to equity was zero. No increase to goodwill or intangibles was recorded as part of this acquisition.

On January 2, 2009, the Company purchased 80% of NE, SC, EC, MBMDU, DV and Security.  The purchase price totaled $40,400 plus other contingent consideration valued at $1,608 as of the acquisition date.  The $40,400 consists of three parts: 1) $500 in cash which was paid at the initial closing date of January 2, 2009 and in escrow as a deposit at December 31, 2008; 2) a non-interest bearing note of $500 payable without interest as follows: $250 on demand on or after April 1, 2009 and $250 after the Company’s retention of senior financing, as defined, no later than August 31, 2009 which amount has not been paid as of December 31, 2009; 3) a promissory note in the amount of $39,400, due January 1, 2013, bearing interest at an annual rate of 8.25% (subject to adjustment in the event of a default), plus the remaining $800 note payable from the purchase of 51% of NC.  Subsequent to the closing, the Company and DTHC mutually agreed to offset the $40,200 promissory note by the amount of $6,344, for an offsetting receivable on Multiband’s books as of December 31, 2008.  This reduced the amount of this promissory note to $33,856.  As of December 31, 2009, the Company has offset an additional $4,000 of receivables from DirecTECH related to legal claims discussed below, which brings the remaining balance of the note to $29,856.

The Company evaluates the purchase price allocation based on the fair value of the assets acquired and liabilities assumed.  The Company recognizes pre-acquisition contingencies at fair value, if fair value can be reasonably determined.  If fair value cannot be reasonably determined, the Company records the contingencies at its best estimate.

Because the Company had previously gained control of NC with its purchase of 51% of NC in March 2008, Multiband recognized the acquisition of the additional 29% ownership interest in NC on January 2, 2009 as an equity transaction.  The purchase price of $1,660 increased the accumulated deficit and the transfer of $2,054 of noncontrolling interest to controlling interest decreased the accumulated deficit.  No increase to goodwill or intangibles was recorded as part of this acquisition.

MULTIBAND CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010 AND 2009
(in thousands, except for share and per share amounts)

In the January 2, 2009 transaction to purchase the other DTHC operating subsidiaries, the Company recognized the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date, with certain exceptions.  The assets and liabilities purchased are all measured on a nonrecurring basis at fair value.  The Company recognized goodwill as of the acquisition date, measured using an income, market or cost approach, which in most types of business combinations will result in measuring goodwill as the excess of the fair value of consideration transferred plus the fair value of any noncontrolling interest in the acquiree at the acquisition date over the fair value of the identifiable net assets acquired or assumed.  A qualitative and quantitative analysis of factors that make up recognized goodwill, such as DirecTECH’s assets, liabilities and other contingent considerations, such as leases and other off-balance sheet commitments, follows.

A summary of the transaction is as follows:

Cash paid	$500
Short-term debt	500
Promissory note	39,400
Total consideration	40,400
Less consideration for 29% of NC (recorded separately as an equity transaction)	(1,660)
Consideration for 80% of outstanding stock of EC, NE, SC, MBMDU, DV, and Security	$38,740

Assets	$33,444
Intangible assets	27,634
Goodwill	36,972
Accounts payable and accrued liabilities	(53,004)
Noncontrolling interest	(6,306)
$38,740

The fair value of the intangible assets of $27,634 and noncontrolling interest of $6,306 was obtained by management, using a fair value measurement which included applying discount rates of 15%, a terminal value of $28,200, as well as a noncontrolling discount of 30%.

As part of the acquisition, the Company preliminarily assessed a $5,040 contingent legal accrual related to an existing litigation.  In connection with the purchase of the operating subsidiaries of DTHC, the Company has the right to offset half of certain claims against the note to DTHC once those claims are ultimately resolved, and therefore also allocated a note receivable – related party of $2,290 which represented an estimate of the amount that could be recovered from DTHC based on the preliminary legal contingency accrual.  During the year ended December 31, 2009, the Company increased the contingent legal accrual to $8,706 based on new information received about facts and circumstances that existed as of the acquisition date related to certain legal matters.  On December 31, 2009 the Company settled in principal the majority of these claims, and recorded the settlement of $6,729, net of imputed interest of $575 (see Note 9).  The remaining contingent liability at December 31, 2009 was an estimated $1,977 related to this litigation.  At the time the settlement was recorded, the Company also offset $3,904 of the note receivable – related party against the note payable – related party to DTHC.  The remaining balance on the note receivable of $1,011 at December 31, 2009 represented an estimate of the amount that will be recovered from DTHC based on the preliminary legal estimate.  The receivable is classified as long-term since management intends to offset the receivable with any balance remaining on the note payable to DTHC.

MULTIBAND CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010 AND 2009
(in thousands, except for share and per share amounts)

The Company acquired $25,400 of intangible assets relating to contracts with DirecTV as well as right of entry contracts of $2,234.  At the time of the acquisition, the weighted average remaining life of the intangibles acquired was 2.57 years based on terms without renewals, with an average life for right of entry contracts of 5.44 years and contracts with DirecTV of 2.33 years.  The weighted average remaining life of the intangibles acquired was 3.49 years assuming one year term renewals, with right of entry contracts average life of 5.44 years and contracts with DirecTV of 3.33 years.  In May 2009, the Company signed a new contract with DirecTV (see Note 9).  The Company capitalizes material costs incurred to renew or extend terms of intangible assets.  No costs have been incurred to renew or extend the terms of intangible assets during the year ended December 31, 2009.  Goodwill and intangible assets acquired are not expected to be deductible for tax purposes.

At June 30, 2009, the Company revised the initial purchase price fair value of the contingent consideration from $1,608 to zero.  The Company determined that the significant level 3 inputs previously used to determine the contingent consideration were incomplete.  After further review, the Company determined that it was appropriate to define this change as a measurement period adjustment to the purchase price.  At December 31, 2009, the Company adjusted the contingencies estimated as a result of improved information regarding circumstances that existed as of the acquisition date which increased the liability by $1,090 and goodwill and receivables by $545.  At December 31, 2009, the Company adjusted the majority of the contingencies due to an actual settlement in principle of certain litigation (See Note 9).  In the fourth quarter, within the one-year measurement period the Company, also increased accrued liabilities by $1,200 to reflect the assumption of an insurance premium obligation.

NOTE 4 – Noncontrolling Interest
Equity of noncontrolling interest in subsidiaries:
	June 30, 2010	December 31, 2009
Noncontrolling interest in subsidiaries, beginning balance	$-	$3,471
Purchase of 80% of NE, SC, EC, MBMDU, DV & Security	-	6,306
Purchase of 29% of NC from noncontrolling interest	-	(2,054)
Net income(loss) attributable to the noncontrolling interest in subsidiaries	-	(1,727)
Purchase remaining 20% of NC, NE, SC, EC MBMDU, DV & Security from noncontrolling interest	-	(5,996)
Noncontrolling interest in subsidiaries, ending balance	$-	$-

NOTE 5 – Inventories

Inventories consisted of the following:
	June 30, 2010	December 31, 2009
DirecTV – serialized	$2,238	$2,948
DirecTV – nonserialized	4,187	3,455
Other	1,928	2,158
Total	$8,353	$8,561

The Company’s inventories are segregated into three major categories.  Serialized DirecTV inventories consist primarily of satellite receivers and similar devices.  Non-serialized DirecTV inventories consist primarily of satellite dishes, poles and similar devices which are supplied by DirecTV.  Other inventory consists primarily of cable, switches and various small parts used in the installation of DirecTV satellite dishes.

MULTIBAND CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010 AND 2009
(in thousands, except for share and per share amounts)

NOTE 6 – Securities Available for Sale

As of December 31, 2007, Multiband had the voting rights for and was holding in trust 58,161 common shares of Western Capital Resources, Inc. (WCRS) (previously URON, a former subsidiary) for various contingent rights holders whose rights were tied to potential future warrant exercises or preferred stock conversions.  The Company values these shares at fair value.  Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  In determining fair value, the Company values and records all investment securities transactions on a trade date basis.  Securities listed on a national or regional securities exchange are valued at their last reported sales price on the last business day of the period.  Securities which are not traded on a major exchange or for which no sale was reported on that date are valued at the average of their last quoted "bid" price and "asked" price.  Short positions are valued at the last quoted "asked" price.  Inputs used in the valuation methods can be either readily observable, market corroborated, or generally unobservable inputs.  Whenever possible the Company attempts to utilize valuation methods that maximize the use of observable inputs and minimizes the use of unobservable inputs.  The Company’s investments in available-for-sale securities was determined based on quoted market prices in active markets for identical assets and liabilities (level 1).  As of February 4, 2008, certain aforementioned contingent rights were not exercised by the various holders; therefore Multiband owns 37,994 shares of WCRS.  As a result, Multiband recorded the fair value of WCRS shares based on quoted market prices as an unrealized gain.  At June 30, 2010 and December 31, 2009 the balance in securities available for sale was $1 and $7, respectively.

Securities available for sale consisted of the following at December 31:		December 31, 2009
	June 30, 2010
Beginning balance	$7	$46
Initial investment	-	-
Current period unrealized loss	(6)	(39)
Ending balance	$1	$7

Fair value of securities available for sale consisted of the following:
	June 30, 2010	December 31, 2009
Cost	$-	$-
Unrealized gain	$1	$7
Fair value at period end	$1	$7

MULTIBAND CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010 AND 2009
(in thousands, except for share and per share amounts)

NOTE 7 – Accrued Liabilities

Accrued liabilities consisted of the following:

	June 30, 2010	December 31, 2009
Payroll and related taxes	$8,898	$6,971
Accrued worker compensation claims	2,498	457
Accrued incurred but not reported health insurance claims	1,100	1,088
Accrued legal settlements, fees and contingencies (see Note 9)	6,285	5,684
Accrued preferred stock dividends	847	626
Accrued liability – vendor chargeback	40	40
Accrued contract labor	2,454	2,002
Accrued income taxes	1,231	296
Other – short term	3,799	4,862
Accrued liabilities – short term	27,152	22,026
Accrued legal settlement long term, 18 equal monthly installments remaining and multi-year insurance premium obligations (see Note 9)	2,577	4,415
Total accrued liabilities	$29,729	$26,441

NOTE 8 - Business Segments

The Company has three reporting segments.  Multiband Corp. segment (MBCorp) includes corporate expenses (e.g. corporate administrative costs), interest income, interest expense, depreciation and amortization.  The MDU segment (MNMDU, MBSS, and MBMDU) represents results as the master service operator for DirecTV and provides voice, data and video services to residential multi-dwelling units as the principal to subscribers.  The HSP segment (NE, SC, EC, NC, DV and Security) provides the installation and service of DirecTV (DTV) video programming, internet and home security systems for residents of single family homes.  Segment disclosures by entity are provided to the extent practicable under the Company's accounting system.

Segment disclosures are as follows:

Three months ended June 30, 2010:	MBCorp	MDU	HSP	Total
Revenues	$-	$5,517	$59,371	$64,888
Income (loss) from operations	(657)	(719)	6,804	5,428
Identifiable assets	10,925	11,928	83,461	106,314
Depreciation and amortization	155	736	1,255	2,146
Capital expenditures	124	487	36	647

Three months ended June 30, 2009	MBCorp	MDU	HSP	Total
Revenues	$-	$$6,705	$60,691	$67,396
Loss from operations	(1,044)	(125)	(6,541)	(7,710)
Identifiable assets	3,837	16,748	94,580	115,165
Depreciation and amortization	95	994	1,614	2,703
Capital expenditures	65	468	20	553

Six months ended June 30, 2010:	MBCorp	MDU	HSP	Total
Revenues	$-	$11,038	$114,098	$125,136
Income (loss) from operations	(2,160)	(1,398)	9,328	5,770
Identifiable assets	10,925	11,928	83,461	106,314
Depreciation and amortization	303	1,770	2,509	4,582
Capital expenditures	171	871	36	1,078

Six months ended June 30, 2009	MBCorp	MDU	HSP	Total
Revenues	$-	$12,030	$117,524	$129,554
Loss from operations	(2,021)	(382)	(7,490)	(9,893)
Identifiable assets	3,837	16,748	94,580	115,165
Depreciation and amortization	178	2,027	3,783	5,988
Capital expenditures	146	1,260	20	1,426

MULTIBAND CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010 AND 2009
(in thousands, except for share and per share amounts)

NOTE 9 – Commitments and Contingencies

Legal proceedings
The Company is subject to claims, regulatory processes and lawsuits that arise in the ordinary course of business.  The Company accrues for such matters when a loss is considered probable and the amount of such loss, or a range of loss, can be reasonably estimated. The Company’s defense costs are expensed as incurred.  The Company has recorded $8,262 and $9,299 of accrued liabilities as of June 30, 2010 and December 31, 2009, for claims and known and potential settlements and legal fees associated with existing litigation.  The majority of the accrual relates to claims for back overtime wages alleged in a number of cases filed between 2006 to 2008 entitled Lachiev v. JBM (S.D. Ohio); Davis v. JBM (S.D. Ohio); Gruchy v. DirecTech Northeast (D. Mass); Stephen v. Michigan Microtech (E.D. Mich); and In re DirecTECH Southwest, Inc. (E.D. La).  Effective December 31, 2009, the Company settled in principal the majority of these claims.  While the Company and its predecessors denied the allegations underlying the lawsuits, it agreed to a settlement to avoid significant legal fees, the uncertainty of a jury trial, and other expenses and management time that would have to be devoted to protracted litigation.  The Company recorded the settlement of $6,729, net of imputed interest of $575 and including administration fees and estimated payroll taxes (see Note 3).  The aforementioned settlement is being paid in equal installments of $291 over a 24 month period beginning January 15, 2010.  The balance of the settlement as of June 30, 2010 is $4,966.

In connection with the purchase of the operating subsidiaries of DTHC, the Company has the right to offset a portion of certain claims against the note to DTHC.  In relation to the settlement noted above, the Company offset $66 during the six months ended June 30, 2010.  The Company has recorded a receivable of $987 as of June 30, 2010 which represents an estimate of the amount that will be recovered from DTHC including legal fees for the remaining litigation.

In December 2009, the US Department of Labor (DOL) sued various individuals that are either shareholders, directors, trustees and/or advisors to DirecTECH Holding Company (DTHC) and its Employee Stock Ownership Plan (ESOP).  Multiband Corporation was not named in this complaint.  Various defendants in this matter have made requests to Multiband for advancement or reimbursement of legal fees to defend the case.  Two of those Defendants, Robert Eddy and Woody Bilyeu, have filed suit against DTHC, Multiband and certain Multiband operating subsidiaries for reimbursement of said fees.  In an ancillary count, Bilyeu has also filed suit seeking acceleration of his promissory note with DTHC which totals approximately $9,600 as of this writing.  The basis for these reimbursement requests are certain corporate indemnification agreements that were entered into by the former DTHC operating subsidiaries and Multiband itself.  To date, Multiband has denied all requests for indemnification of legal fees in this matter for, in part, the following reasons: 1) Similar indemnification agreements as the ones in question here were declared illegal under Federal law by a California federal appeals court; 2) The Company believes the primary remedy the DOL is seeking from the defendants is one of “disgorgement” from the individual DTHC shareholders; 3) Multiband has no obligation to indemnify DTHC individual shareholder conduct.  Notwithstanding the above, the outcome of the matter is uncertain at present and Multiband cannot definitively predict based on the current facts known to it, whether it ultimately will have any material expense in the matter.

Additionally, the Company is subject to pending claims, regulatory processes and lawsuits for which losses are not probable and amounts cannot be reasonably estimated.  Those losses could ultimately be material to the Company’s financial position, results of operations and cash flows.

MULTIBAND CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010 AND 2009
(in thousands, except for share and per share amounts)

Significant relationship
The Company is a master agent for DirecTV pursuant to a system operator agreement with DirecTV dated August 2005.  Under that agreement the Company is required to ensure that its system operators meet minimum technical DirecTV system standards so that the system operator subscribers may properly receive DirecTV programming services.  The initial term of the agreement is for three years and provides for two additional two-year renewals if the Company has a minimum number of paying video subscribers in its system operator network.  The Company has met the requirements and has entered into the first two year automatic renewal period.

The Company also has a separate home service provider agreement with DirecTV ending May 1, 2013.  The term of this agreement with DirecTV will automatically renew as of May 1, 2013 for additional one year periods unless either the Company or DirecTV gives written notice of termination at least 90 days in advance of expiration of the then current term.  Termination of the Company's DirecTV agreements would have a material adverse impact on the Company's on-going operations.  Revenues generated from DirecTV amounted to 99.7% and 99.0% of total revenue for the three and six months ended June 30, 2010, respectively.  Revenues generated from DirecTV for the three and six months ended June 30, 2009 were 99.2% and 99.2% of total revenue, respectively.  Accounts receivable from this customer were 90.4% and 88.5% of total accounts receivable as of June 30, 2010 and December 31, 2009, respectively.  The Company purchases a substantial portion of its inventory from DirecTV.  DirecTV is the only supplier of the major components (i.e., dishes and receivers) used in HSP segment installations.  The total accounts payable to DirecTV, related to inventory supplied by DirecTV, was $16,500 and $14,886 at June 30, 2010 and December 31, 2009, respectively.

Line of credit
The Company has a line of credit agreement with a bank that provides borrowings up to $50, due on demand.  Amounts outstanding under this line of credit carry an interest rate defined as the prime rate plus 3.0% (6.25% as of June 30, 2010).  As of June 30, 2010 and December 31, 2009, the amount outstanding was $49.  This line of credit is guaranteed by J. Basil Mattingly, Vice President of Business Development of the Company.

Short-term financing
The Company has entered into a short-term financing agreement with First Insurance Funding Corporation in the amount of $8,806 for workers compensation, business and auto insurance.  This financing agreement carries an interest rate of 6.12% and requires monthly payments of principal and interest of $1,004 through October 2010.  As of June 30, 2010, the amount outstanding under the agreement was $3,963 which is included in short term debt in the condensed consolidated balance sheet.

Operating leases – vehicles
The Company leases substantially all of its fleet vehicles under operating leases from one lessor.  Each lease commences upon the in-service date of the vehicle and requires scheduled lease payments to be paid monthly for one year.  After one year, the Company has the option to renew the lease as open ended or surrender the leased vehicle to the lessor to be sold.  If the net proceeds of such sale exceed the vehicle’s then depreciated value, the lessee receives the benefit of such excess.  If there is a deficiency upon such sale, then lessee is required to pay the deficiency as additional rent to lessor.  For the three month and six months ended June 30, 2010, the Company recognized a gain on the sale of vehicles of approximately $341 and $277, respectively.  For the three and six months ended June 30, 2009, the Company recognized a loss on the sale of vehicles of approximately $69 and $72, respectively.  For the three months ended June 30, 2010 and 2009, the Company’s operating lease expense under the lease totaled approximately $1,915 and $1,855, respectively.  For the six months ended June 30, 2010 and 2009, the Company’s operating lease expense under the lease totaled approximately $3,945 and $3,736, respectively.  In addition, the Company has a security deposit with the lessor in the amount of approximately $1,701 which is included in other assets in the accompanying condensed consolidated balance sheets as of June 30, 2010 and December 31, 2009, respectively.  Outstanding leases at June 30, 2010 have in service dates ranging from 2006 through 2010 and therefore are currently open ended leases and could be terminated at will.

MULTIBAND CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010 AND 2009
(in thousands, except for share and per share amounts)

Bulk Subsidy Reserve
Bulk subsidy revenue is generated when bulk subscriber counts are greater than the benchmark set by DirecTV.  The Company reviews the subscriber counts associated with bulk properties on a periodic basis to determine bulk subscriber counts over the total units at the property.  Based on its review, the Company estimates that the result of this analysis will be a reduction to the subscriber count of approximately 375 active bulk subscribers at June 30, 2010 and December 31, 2009, respectively.  The Company has recorded a bulk subsidy reserve of $75 at June 30, 2010 and December 31, 2009, respectively.  This reserve is netted against DirecTV estimated receivables on the consolidated balance sheets.

NOTE 10 – Income Taxes

The Company has federal and state net operating losses of approximately $67,000 and $50,000, respectively, which, if not used, will begin to expire in 2018.  Changes in the stock ownership of the Company may place limitations on the use of these net operating loss carryforwards (NOLs).  During 2009, the Company performed an IRC 382 study and determined that an ownership change had occurred.  As a result of the ownership change, the amount of federal NOL available for future use is $41,613, consisting of annual federal limitations of $6,294 for the next five years and $634 for each year thereafter.  The Company has determined there are also limitations on the state net operating loss carryforwards, but has not completed the analysis to determine the limitation.  For the three months ended June 30, 2010 and 2009, the Company has recorded income tax expense of $1,983 and $102, respectively, related to federal and state taxes.  For the six months ended June 30, 2010 and 2009, the Company has recorded income tax expense of $2,183 and $202, respectively, related to federal and state taxes.

The Company assesses the uncertainty in the income taxes recognized in its financial statements caused by the noncomparability in reporting tax assets and liabilities by; (a) a consistent recognition threshold and (b) a measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return, and provides related guidance on derecognition, classification, interest and penalties, accounting interim periods, disclosure and transition.  To the extent interest and penalties would be assessed by taxing authorities on any underpayment of income taxes, such amounts would be accrued and classified as a component of income tax expenses on the consolidated statement of operations  The Company’s federal and state tax returns are potentially open to examinations for years 2006-2008.  The Company has no significant unrecognized tax benefits as of June 30, 2010 and December 31, 2009 that would reasonably be expected to affect our effective tax rate during the next twelve months.

Management periodically evaluates the realizability of the Company’s net deferred tax assets based on all available evidence, both positive and negative. The realization of net deferred tax assets is solely dependent on the Company’s ability to generate sufficient future taxable income during periods prior to the expiration of tax statutes to fully utilize these assets.  The Company intends to maintain the valuation allowance until sufficient positive evidence exists to support reversal of the valuation allowance.

NOTE 11 – Related Party Transactions

On September 1, 2009, the Company entered into an unsecured short term promissory note in the amount of $800 with J. Basil Mattingly, Vice President of Business Development of the Company.  The balance at June 30, 2010 and December 31, 2009 is $115 and $745, respectively.  The note carries an interest rate of 4% per annum and was extended to December 31, 2010.

On January 2, 2009, the Company entered into a promissory note in the amount of $40,200 with DTHC, due January 1, 2013, bearing interest at an annual rate of 8.25% (subject to adjustment in the event of a default).  The note was subsequently adjusted by $6,344 for an offsetting receivable which was on Multiband’s books as of December 31, 2008.  This reduced the amount of this promissory note to $33,856.  The Company has the right to offset a portion of certain claims against the note to DTHC once those claims are resolved.  As of December 31, 2009, the Company offset $4,000 of its claims against the outstanding balance.  The balance as of June 30, 2010 and December 31, 2009 was $29,678 and $29,856, respectively (see Note 3 and 9).  The note is secured by the stock and assets of all of the DTHC operating entities.  On January 2, 2009, the Company also entered into a short-term non-interest bearing note of $500 which has not been paid (see Note 3).

MULTIBAND CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010 AND 2009
(in thousands, except for share and per share amounts)

Proceeds for the acquisition of US Install Inc. by the Company completed in February, 2008 were obtained via an unsecured promissory note in the amount of $100 between Multiband and Bas Mattingly Master, LLC, a trust controlled by J. Basil Mattingly, Vice President of Business Development of the Company.  The note carries an interest rate of 7% per annum and was extended to December 31, 2010.

James Mandel, CEO of Multiband, loaned DTHC $100 in a short-term unsecured subordinated note, paying simple interest monthly at 10% and is due October 2008.  The loan was repaid in full in March 2010.

The Company had a note receivable due from a non-affiliated entity that was 50% owned by a shareholder.  The carrying value of this note receivable was $0 and $34 at June 30, 2010 and December 31, 2009, respectively.

The Company has a receivable due from a DTHC.  The carrying value of this note receivable was $518 at June 30, 2010 and December 31, 2009, respectively.

NOTE 12 – Subsequent Event

On August 3, 2010, the Company signed a $10,000 purchase agreement to sell shares of the Company’s common stock to Lincoln Park Capital Fund, LLC (LPC), an Illinois limited liability company.  The Company plans to use any proceeds from this agreement for working capital to support current operations and for other general corporate purposes; which may involve expansion of those operations and/or reduction of existing debt.  We also entered into a registration rights agreement with LPC whereby we agreed to file a registration statement related to the transaction with the U.S. Securities & Exchange Commission (SEC) covering the shares that have been issued or may be issued to LPC under the purchase agreement.  After the SEC has declared effective the registration statement related to the transaction, we have the right, in our sole discretion, over a 25-month period to sell our shares of common stock to LPC in amounts up to $500 per sale, depending on certain conditions as set forth in the purchase agreement, up to the aggregate commitment of $10,000.

There are no upper limits to the price LPC may pay to purchase our common stock and the purchase price of the shares related to the $10,000 of future funding will be based on the prevailing market prices of the Company’s shares immediately preceding the time of sales without any fixed discount, and the Company will control the timing and amount of any sales of shares to LPC.  LPC shall not have the right or the obligation to purchase any shares of our common stock on any business day that the purchase price would be below $1.40 per share and we anticipate only selling to LPC when the purchase price is above $1.62 per share, which is above the closing market price on August 2, 2010.

In consideration for entering into the $10,000 agreement, we issued to LPC, 103,164 shares of our common stock as a commitment fee and shall issue 103,164 common shares pro rata as LPC purchases the first $5,000 of the $10,000 aggregate commitment.  The purchase agreement may be terminated by us at any time at our discretion without any cost to us.  There are no negative covenants, restrictions on future fundings, penalties or liquidated damages in the agreement.  The proceeds received by the Company under the purchase agreement are expected to be used for working capital and other general corporate purposes.

MULTIBAND CORPORATION AND SUBSIDIARIES

YEARS ENDED DECEMBER 31, 2009, 2008 AND 2007

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders, Board of Directors, and Audit Committee
Multiband Corporation and subsidiaries

We have audited the accompanying consolidated balance sheets of Multiband Corporation and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations, comprehensive income (loss), stockholders' equity and cash flows for each of the three years in the period ended December 31, 2009.  These consolidated financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of its internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall consolidated financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Multiband Corporation and subsidiaries as of December 31, 2009 and 2008 and the results of their operations and cash flows for each of the three years in the period ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 18 to the consolidated financial statements, certain contractual relationships exist between the Company and DirecTECH Holding Company, Inc., which preceded a business combination occurring on January 2, 2009.

/s/ Baker Tilly Virchow Krause, LLP

Minneapolis, Minnesota
March 31, 2010

MULTIBAND CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2009 AND 2008

ASSETS
(in thousands)

	2009	2008
CURRENT ASSETS
Cash and cash equivalents	$2,240	$4,346
Securities available for sale	7	46
Accounts receivable, net	14,336	3,437
Other receivable – related party	518	7,666
Inventories	8,561	1,903
Prepaid expenses and other	549	1,273
Current portion of notes receivable	6	61
Total Current Assets	26,217	18,732
PROPERTY AND EQUIPMENT, NET	8,546	2,033
OTHER ASSETS
Goodwill	38,067	1,095
Intangible assets, net	22,677	3,668
Other receivable – related party – long term	1,011	-
Notes receivable – long-term, net of current portion	25	39
Other assets	2,988	476
Total Other Assets	64,768	5,278

TOTAL ASSETS	$99,531	$26,043

See accompanying notes to the consolidated financial statements

MULTIBAND CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2009 AND 2008

LIABILITIES AND STOCKHOLDERS' EQUITY
(in thousands, except share and liquidation preference amounts)

	2009	2008
CURRENT LIABILITIES
Mandatory redeemable preferred stock, 0 and 15,000 Class F preferred shares	$-	$150
Line of credit	49	-
Short term debt	66	-
Related parties debt – short term	1,345	100
Current portion of long-term debt	228	1,517
Current portion of capital lease obligations	489	311
Accounts payable	28,008	8,274
Accrued liabilities	22,026	4,435
Deferred service obligations and revenue	2,602	1,488
Total Current Liabilities	54,813	16,275
LONG-TERM LIABILITIES
Accrued liabilities – long term	4,415	-
Long-term debt, net of current portion and original issue discount	4,853	73
Related parties debt - long-term, net of current portion and original issue discount	29,856	265
Capital lease obligations, net of current portion	491	317
Total Liabilities	94,428	16,930
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Cumulative convertible preferred stock, no par value:
8% Class A (14,171 shares issued and outstanding, $148,796 liquidation preference)	213	213
10% Class B (1,370 and 2,570 shares issued and outstanding, $14,385 and $26,985 liquidation preference)	14	26
10% Class C (112,880 and 114,080 shares issued and outstanding, $1,128,800 and $1,140,800 liquidation preference)	1,465	1,482
10% Class F (150,000 shares issued and outstanding, $1,500,000 liquidation preference)	1,500	1,500
8% Class G (11,595 shares issued and outstanding, $115,950 liquidation preference)	48	48
6% Class H (2.0 shares issued and outstanding, $200,000 liquidation preference)	-	-
8% Class J (100 and 0 shares issued and outstanding, $10,000,000 and $0 liquidation preference)	10,000	-
15% Class E cumulative preferred stock, no par value, (220,000 and 0 shares issued and outstanding, $2,200,000 and $0 liquidation preference)	2,200	-
Common stock, no par value (9,722,924 and 9,642,374 shares issued and outstanding)	38,054	37,687
Stock subscriptions receivable	(26)	(84)
Options and warrants	46,572	46,038
Accumulated other comprehensive income – unrealized gain on securities available for sale	7	46
Accumulated deficit	(94,944)	(81,314)
Total Stockholders' Equity	5,103	5,642
Noncontrolling interest in subsidiaries	-	3,471
Total Equity	5,103	9,113

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$99,531	$26,043

See accompanying notes to the consolidated financial statements

MULTIBAND CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 2009, 2008 AND 2007
(in thousands, except share and per share amounts)

	2009	2008	2007

REVENUES	$268,994	$42,986	$15,086

COSTS AND EXPENSES
Cost of products and services (exclusive of depreciation and amortization shown separately below)	207,533	28,426	8,340
Selling, general and administrative	57,778	10,500	8,888
Depreciation and amortization	10,906	3,025	3,624
Impairment of assets	-	132	-

Total costs and expenses	276,217	42,083	20,852

INCOME (LOSS) FROM OPERATIONS	(7,223)	903	(5,766)

OTHER INCOME (EXPENSE)
Interest expense	(4,104)	(657)	(504)
Interest income	19	58	31
Management consulting income	-	2,366	-
Other income (expense)	337	59	151

Total other income (expense)	(3,748)	1,826	(322)

NET INCOME (LOSS) BEFORE INCOME TAXES AND NONCONTROLLING INTEREST IN SUBSIDIARIES	(10,971)	2,729	(6,088)

PROVISION FOR INCOME TAXES	406	1,132	-

NET INCOME (LOSS)	(11,377)	1,597	(6,088)

LESS: NET INCOME (LOSS) ATTRIBUTABLE TO THE NONCONTROLLING INTEREST IN SUBSIDIARIES	(1,727)	652	-

NET INCOME (LOSS) ATTRIBUTABLE TO MULTIBAND CORPORATION AND SUBSIDIARIES	(9,650)	945	(6,088)
Preferred stock dividends	370	4,088	2,301
LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(10,020)	$(3,143)	$(8,389)

LOSS PER COMMON SHARE – BASIC AND DILUTED	$(1.04)	$(0.34)	$(1.16)

Weighted average common shares outstanding – basic and diluted	9,665,316	9,302,570	7,237,473

See accompanying notes to the consolidated financial statements

MULTIBAND CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
YEARS ENDED DECEMBER 31, 2009, 2008 AND 2007
(in thousands)

	2009	2008	2007

NET INCOME (LOSS)	$(11,377)	$1,597	$(6,088)

OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAX:
Unrealized gains (losses) on securities:
Unrealized holding gains (losses) arising during period	(39)	46	-

COMPREHENSIVE INCOME (LOSS) BEFORE NONCONTROLLING INTEREST IN SUBSIDIARIES	(11,416)	1,643	(6,088)

COMPREHENSIVE INCOME (LOSS) ATTRIBUTABLE TO THE NONCONTROLLING INTEREST IN SUBSIDIARIES	(1,727)	652	-

COMPREHENSIVE INCOME (LOSS) ATTRIBUTABLE TO MULTIBAND CORPORATION AND SUBSIDIARIES	$(9,689)	$991	$(6,088)

See accompanying notes to the consolidated financial statements

MULTIBAND CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
YEARS ENDED DECEMBER 31, 2009, 2008 AND 2007
(in thousands, except for share amounts)

	8% Class A		10% Class B		10% Class C		15 % Class E		10% Class F
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
BALANCES, December 31, 2006	26,658	$401	7,470	$50	124,130	$1,593	-	$-	150,000	$1,500
Stock issued:
Cash	-	-	-	-	-	-	-	-	-	-
Conversion of accrued interest	-	-	-	-	-	-	-	-	-	-
Conversion of preferred stock	-	-	-	-	-	-	-	-	-	-
Conversion of dividends payable	-	-	-	-	-	-	-	-	-	-
In lieu of cash for services	-	-	-	-	-	-	-	-	-	-
In lieu of cash for equipment	-	-	-	-	-	-	-	-	-	-
Redemption of preferred stock	(1,930)	(19)	(3,700)	(37)	(3,880)	(39)	-	-	-	-
Intrinsic value of convertible feature	-	(10)	-	25	-	(6)	-	-	-	-
Stock subscriptions receivable:
Cash received	-	-	-	-	-	-	-	-	-	-
Interest collected	-	-	-	-	-	-	-	-	-	-
Interest earned	-	-	-	-	-	-	-	-	-	-
Increase in reserve	-	-	-	-	-	-	-	-	-	-
Warrants issued for services	-	-	-	-	-	-	-	-	-	-
Options expense	-	-	-	-	-	-	-	-	-	-
Preferred stock dividends	-	-	-	-	-	-	-	-	-	-
Net loss	-	-	-	-	-	-	-	-	-	-

BALANCES, December 31, 2007	24,728	$372	3,770	$38	120,250	$1,548	-	$-	150,000	$1,500

	8% Class A		10% Class B		10% Class C		15% Class E		10% Class F
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Stock issued:
Cash	-	$-	-	$-	-	$-	-	$-	-	$-
Acquisition of assets – Multiband NC Incorporated	-	-	-	-	-	-	-	-	-	-
Acquisition of assets – US Install	-	-	-	-	-	-	-	-	-	-
Conversion of notes payable	-	-	-	-	-	-	-	-	-	-
Conversion of accrued interest	-	-	-	-	-	-	-	-	-	-
Conversion of preferred stock	-	-	-	-	-	-	-	-	-	-
Conversion of dividends payable	-	-	-	-	-	-	-	-	-	-
Restricted stock issued	-	-	-	-	-	-	-	-	-	-
Cancellation of note receivable	-	-	-	-	-	-	-	-	-	-
In lieu of cash for future services rendered	-	-	-	-	-	-	-	-	-	-
Redemption of preferred stock	(10,557)	(106)	(1,200)	(12)	(6,170)	(61)	-	-	-	-
Intrinsic value of convertible feature	-	(53)	-	-	-	(5)	-	-	-	-
Stock subscriptions receivable:
Cash received	-	-	-	-	-	-	-	-	-	-
Interest collected	-	-	-	-	-	-	-	-	-	-
Interest earned	-	-	-	-	-	-	-	-	-	-
Increase in reserve	-	-	-	-	-	-	-	-	-	-
Warrants issued for services	-	-	-	-	-	-	-	-	-	-
Options expense	-	-	-	-	-	-	-	-	-	-
Preferred stock dividends	-	-	-	-	-	-	-	-	-	-
Other comprehensive income – unrealized gains on securities available for sale	-	-	-	-	-	-	-	-	-	-
Net income	-	-	-	-	-	-	-	-	-	-

BALANCES, December 31, 2008	14,171	$213	2,570	$26	114,080	$1,482	-	$-	150,000	$1,500

	8% Class A		10% Class B		10% Class C		15% Class E			10% Class F
	Shares	Amount	Shares	Amount	Shares	Amount	Shares		Amount	Shares	Amount
Stock issued:
Cash	-	$-	-	$-	-	$-	70,000		$700	-	$-
Acquisition of 29% of – Multiband NC Incorporated	-	-	-	-	-	-	-		-	-	-
Acquisition of assets – US Install	-	-	-	-	-	-	-		-	-	-
Purchase of 20% of outstanding stock of DirecTECH operating entities via issuance of preferred stock	-	-	-	-	-	-	-		-	-	-
Reduction of related party debt with exchange for preferred stock	-	-	-	-	-	-	150,000		1,500	-	-
Conversion of notes payable	-	-	-	-	-	-	-		-	-	-
Conversion of accrued interest	-	-	-	-	-	-	-		-	-	-
Conversion of preferred stock	-	-	-	-	-	-	-		-	-	-
Conversion of dividends payable	-	-	-	-	-	-	-		-	-	-
Repurchase of common stock	-	-	-	-	-	-	-		-	-	-
Restricted stock issued	-	-	-	-	-	-	-		-	-	-
Cancellation of note receivable	-	-	-	-	-	-	-		-	-	-
In lieu of cash for future services rendered	-	-	-	-	-	-	-		-	-	-
Redemption of preferred stock	-	-	(1,200)	(12)	(1,200)	(12)	-		-	-	-
Intrinsic value of convertible feature	-	-	-	-	-	(5)	-		-	-	-
Stock subscriptions receivable:
Cash received	-	-	-	-	-	-	-		-	-	-
Interest collected	-	-	-	-	-	-	-		-	-	-
Interest earned	-	-	-	-	-	-	-		-	-	-
Increase in reserve	-	-	-	-	-	-	-		-	-	-
Warrants issued for long term financing	-	-	-	-	-	-	-		-	-	-
Warrants issued for interest expense related to warrants re-priced	-	-	-	-	-	-	-		-	-	-
Options expense	-	-	-	-	-	-	-		-	-	-
Preferred stock dividends	-	-	-	-	-	-	-		-	-	-
Other comprehensive income – unrealized losses on securities available for sale	-	-	-	-	-	-	-		-	-	-
Net loss	-	-	-	-	-	-	-		-	-	-

BALANCES, December 31, 2009	14,171	$213	1,370	$14	112,880	$1,465	220,000	$	$2,200	150,000	$1,500

See accompanying notes to the consolidated financial statements

	8% Class G		6% Class H		% Class I		8% Class J		Common Stock
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
BALANCES, December 31, 2006	38,195	$161	2	$-	57,500	$-	-	$-	7,033,632	$26,873
Stock issued:
Cash	-	-	-	-	-	-	-	-	-	(24)
Conversion of accrued interest	-	-	-	-	-	-	-	-	3,536	18
Conversion of preferred stock	(11,600)	(116)	-	-	(18,000)	-	-	-	254,500	1,823
Conversion of dividends payable	-	-	-	-	-	-	-	-	88,223	637
In lieu of cash for services	-	-	-	-	-	-	-	-	42,000	164
In lieu of cash for equipment	-	-	-	-	-	-	-	-	30,000	84
Redemption of preferred stock	-	-	-	-	-	-	-	-	-	-
Intrinsic value of convertible feature	-	66	-	-	-	-	-	-	-	-
Stock subscriptions receivable:
Cash payments	-	-	-	-	-	-	-	-	-	-
Interest collected	-	-	-	-	-	-	-	-	-	-
Interest earned	-	-	-	-	-	-	-	-	-	-
Increase in reserve	-	-	-	-	-	-	-	-	-	-
Warrants issued for services	-	-	-	-	-	-	-	-	-	-
Options expense	-	-	-	-	-	-	-	-	-	-
Preferred stock dividends	-	-	-	-	-	-	-	-	-	-
Net loss	-	-	-	-	-	-	-	-	-	-

BALANCES, December 31, 2007	26,595	$111	2	$-	39,500	$-	-	$-	7,451,891	$29,575

	8% Class G		6% Class H		% Class I		8% Class J		Common Stock
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Stock issued:
Cash	-	$-	-	$-	-	$-	-	$-	-	$(30)
Acquisition of assets – Multiband NC Incorporated	-	-	-	-	-	-	-	-	1,490,000	3,854
Acquisition of assets – US Install	-	-	-	-	-	-	-	-	37,880	101
Conversion of notes payable	-	-	-	-	-	-	-	-	7,500	19
Conversion of accrued interest	-	-	-	-	-	-	-	-	800	4
Conversion of preferred stock	(15,000)	(150)	-	-	(39,500)	-	-	-	545,417	3,895
Conversion of dividends payable	-	-	-	-	-	-	-	-	23,386	179
Restricted stock issued	-	-	-	-	-	-	-	-	22,500	23
Cancellation of note receivable	-	-	-	-	-	-	-	-	(12,000)	(61)
In lieu of cash for future services rendered	-	-	-	-	-	-	-	-	75,000	128
Redemption of preferred stock	-	-	-	-	-	-	-	-	-	-
Intrinsic value of convertible feature	-	87	-	-	-	-	-	-	-	-
Stock subscriptions receivable:
Cash payments	-	-	-	-	-	-	-	-	-	-
Interest collected	-	-	-	-	-	-	-	-	-	-
Interest earned	-	-	-	-	-	-	-	-	-	-
Increase in reserve	-	-	-	-	-	-	-	-	-	-
Warrants issued for services	-	-	-	-	-	-	-	-	-	-
Options expense	-	-	-	-	-	-	-	-	-	-
Preferred stock dividends	-	-	-	-	-	-	-	-	-	-
Other comprehensive income – unrealized gains on securities available for sale	-	-	-	-	-	-	-	-	-	-
Net income	-	-	-	-	-	-	-	-	-	-

BALANCES, December 31, 2008	11,595	$48	2	$-	-	$-	-	$-	9,642,374	$37,687

	8% Class G		6% Class H		% Class I		8% Class J		Common Stock
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Stock issued:
Cash	-	$-	-	$-	-	$-	-	$-	-	$-
Acquisition of 29% of – Multiband NC Incorporated	-	-	-	-	-	-	-	-	-	-
Acquisition of 80% of – Multiband EC,NE, SC, MBMDU, DV, and Security	-	-	-	-	-	-	-	-	-	-
Purchase of 20% of outstanding stock of DirecTECH operating entities via issuance of preferred stock	-	-	-	-	-	-	100	10,000	-	-
Reduction of related party debt with exchange for preferred stock	-	-	-	-	-	-	-	-	-	-
Conversion of notes payable	-	-	-	-	-	-	-	-	103,333	210
Conversion of accrued interest	-	-	-	-	-	-	-	-	800	5
Conversion of preferred stock			-	-		-	-	-	1,667	8
Conversion of dividends payable	-	-	-	-	-	-	-	-	34,750	264
Repurchase of common stock	-	-	-	-	-	-	-	-	(60,000)	(120)
Restricted stock issued	-	-	-	-	-	-	-	-	-	-
Cancellation of note receivable	-	-	-	-	-	-	-	-	-	-
In lieu of cash for future services rendered	-	-	-	-	-	-	-	-	-	-
Redemption of preferred stock	-	-	-	-	-	-	-	-	-	-
Intrinsic value of convertible feature	-	-	-	-	-	-	-	-	-	-
Stock subscriptions receivable:
Cash payments	-	-	-	-	-	-	-	-	-	-
Interest collected	-	-	-	-	-	-	-	-	-	-
Interest earned	-	-	-	-	-	-	-	-	-	-
Increase in reserve	-	-	-	-	-	-	-	-	-	-
Warrants issued for long term financing	-	-	-	-	-	-	-	-	-	-
Warrants issued for interest expense related to warrants re-priced
Options expense	-	-	-	-	-	-	-	-	-	-
Preferred stock dividends	-	-	-	-	-	-	-	-	-	-
Other comprehensive income – unrealized losses on securities available for sale	-	-	-	-	-	-	-	-	-	-
Net loss	-	-	-	-	-	-	-	-	-	-
BALANCES, December 31, 2009	11,595	$48	2	$-	-	$-	100	$10,000	9,722,924	$38,054

See accompanying notes to the consolidated financial statements

	Stock Subscriptions Receivable	Options and Warrants	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Noncontrolling Interest	Total
BALANCES, December 31, 2006	$(230)	$45,093	$-	$(69,782)	$-	$5,659
Stock issued:
Cash	-	-	-	-	-	(24)
Conversion of accrued interest	-	-	-	-	-	18
Conversion of preferred stock	-	-	-	(1,707)	-	-
Conversion of dividends payable	-	-	-	-	-	637
In lieu of cash for services	-	-	-	-	-	164
In lieu of cash for equipment	-	-	-	-	-	84
Redemption of preferred stock	-	-	-	-	-	(95)
Intrinsic value of convertible feature	-	-	-	(75)	-	-
Stock subscriptions receivable:
Cash payments	-	-	-	-	-	-
Interest collected	1	-	-	-	-	1
Interest earned	(2)	-	-	-	-	(2)
Increase in reserve	60	-	-	-	-	60
Warrants issued for services	-	68	-	-	-	68
Options expense	-	711	-	-	-	711
Preferred stock dividends	-	-	-	(519)	-	(519)
Net loss	-	-	-	(6,088)	-	(6,088)

BALANCES, December 31, 2007	$(171)	$45,872	$-	$(78,171)	$-	$674

	Stock Subscriptions Receivable	Options and Warrants	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Noncontrolling Interest	Total
Stock issued:
Cash	$-	$-	$-	$-	$-	$(30)
Acquisition of assets – Multiband NC Incorporated	-	-	-	-	2,819	6,673
Acquisition of assets – US Install	-	-	-	-	-	101
Conversion of notes payable	-	-	-	-	-	19
Conversion of accrued interest	-	-	-	-	-	4
Conversion of preferred stock	-	-	-	(3,745)	-	-
Conversion of dividends payable	-	-	-	-	-	179
Restricted stock issued	-	-	-	-	-	23
Cancellation of note receivable	61	-	-	-	-	-
In lieu of cash for future services rendered	-	-	-	-	-	128
Redemption of preferred stock	-	-	-	-	-	(179)
Intrinsic value of convertible feature	-	-	-	(29)	-	-
Stock subscriptions receivable:
Cash payments	-	-	-	-	-	-
Interest collected	3	-	-	-	-	3
Interest earned	(2)	-	-	-	-	(2)
Increase in reserve	25	-	-	-	-	25
Warrants issued for services	-	1	-	-	-	1
Options expense	-	165	-	-	-	165
Preferred stock dividends	-	-	-	(314)	-	(314)
Other comprehensive income – unrealized gains on securities available for sale	-	-	46	-	-	46
Net income	-	-	-	945	652	1,597

BALANCES, December 31, 2008	$(84)	$46,038	$46	$(81,314)	$3.471	$9,113

	Stock Subscriptions Receivable	Options and Warrants	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Noncontrolling Interest	Total
Stock issued:
Cash	$-	$-	$-	$-	$-	$700
Acquisition of 29% of Multiband NC Incorporated	-	-	-	394	(2,054)	(1,660)
Acquisition of 80% of – Multiband EC,NE, SC, MBMDU, DV, and Security	-	-	-	-	6,306	6,306
Purchase of 20% of outstanding stock of DirecTECH operating entities via issuance of preferred stock	-	-	-	(4,004)	(5,996)	-
Reduction of related party debt with exchange for preferred stock	-	-	-	-	-	1,500
Conversion of notes payable	-	-	-	-	-	210
Conversion of accrued interest	-	-	-	-	-	5
Conversion of preferred stock	-	-	-	(8)	-	-
Conversion of dividends payable	-	-	-	-	-	264
Repurchase of common stock	-	-	-	-	-	(120)
Restricted stock issued	-	-	-	-	-	-
Cancellation of note receivable	-	-	-	-	-	-
In lieu of cash for future services rendered	-	-	-	-	-	-
Redemption of preferred stock	-	-	-	-	-	(24)
Intrinsic value of convertible feature	-	-	-	5	-	-
Stock subscriptions receivable:
Cash payments	-	-	-	-	-	-
Interest collected	-	-	-	-	-	-
Interest earned	(2)	-	-	-	-	(2)
Increase in reserve	60	-	-	-	-	60
Warrants issued for long term financing	-	347	-	-	-	347
Warrants issued for interest expense related to warrants re-priced	-	30	-	-	-	30
Options expense	-	157	-	-	-	157
Preferred stock dividends	-	-	-	(367)	-	(367)
Other comprehensive income – unrealized losses on securities available for sale	-	-	(39)	-	-	(39)
Net loss	-	-	-	(9,650)	(1,727)	(11,377)

BALANCES, December 31, 2009	$(26)	$46,572	$7	$(94,944)	$-	$5,103

See accompanying notes to the consolidated financial statements

MULTIBAND CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2009, 2008 AND 2007
(in thousands)

	2009	2008	2007
OPERATING ACTIVITIES
Net income (loss)	$(11,377)	$1,597	$(6,088)
Adjustments to reconcile net income (loss) to cash flows from operating activities:
Depreciation and amortization	10,906	3,025	3,639
Amortization of debt issuance costs	36	-	-
Amortization of original issue discount	58	-	30
Amortization of imputed interest discount	35	282	-
Gain on debt extinguishment	-	(30)	(131)
Loss on forgiveness of notes receivable	61	-	-
Impairment of goodwill, intangibles and property and equipment	-	132	-
Loss (gain) on sale of property and equipment	(86)	77	192
Change in allowance for doubtful accounts receivable	748	(15)	(154)
Change in reserve for stock subscriptions and interest receivable	58	22	60
Management consulting income from DirecTECH	-	(1,946)	-
Warrants issued for services or modified as interest expense	30	2	68
Stock issued for future services	-	47	164
Common stock issued for expenses	87	-	-
Compensation expense of restricted stock awards	-	24	-
Stock based compensation expense	157	165	711
Reduction in interest receivable by increase in note receivable	-	(2)	-
Changes in operating assets and liabilities:
Accounts receivable	(6,966)	777	615
Other receivable – related party	47	(2,365)	-
Inventories	7,472	456	208
Prepaid expenses and other	1,462	(520)	82
Other assets	24	(420)	(82)
Accounts payable and accrued liabilities	(7,551)	212	27
Accrued income taxes	(151)	499	-
Customer deposits	-	-	(1)
Liabilities of discontinued operations	-	-	(125)
Deferred service obligations and revenue	1,026	1,284	(606)
Net cash flows from operating activities	(3,924)	3,303	(1,391)
INVESTING ACTIVITIES
Purchases of property and equipment	(2,937)	(171)	(384)
Checks issued in excess of bank balance with the purchase of 80% of outstanding stock of DirecTECH operating entities	(369)	-	-
Cash acquired via purchase of Multiband NC Incorporated	-	4,044	-
Cash collected on other receivables – related party acquired via the purchase of Multiband NC Incorporated	-	2,815	-
Purchase of US Install	-	(101)	-
Purchases of intangible assets	(191)	-	-
Issuance of other receivable-related party	-	(5,844)	-
Proceeds from sale of property and equipment	8	-	-
Proceeds from sale of intangible assets and related equipment	-	40	2,651
Collections on notes receivable	37	7	10
Net cash flows from investing activities	(3,452)	790	2,277

MULTIBAND CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2009, 2008 AND 2007
(in thousands)

	2009	2008	2007

FINANCING ACTIVITIES
Checks issued in excess of cash in bank	-	-	(319)
Net repayments on line of credit	4	-	-
Payments for debt issuance costs	(144)	-	-
Payments on long-term debt	(2,733)	(146)	(139)
Payments on related parties debt	(1,455)	-	-
Payments on capital lease obligations	(477)	(213)	(251)
Payments on note payable to stockholder	-	-	(25)
Payment on mandatory redeemable preferred stock	(150)	(70)	(60)
Payments for stock issuance costs	-	(30)	(24)
Net borrowings from short-term debt	(93)	-	-
Proceeds from related parties debt	3,700	-	-
Proceeds from issuance of long-term debt	6,100	100	-
Proceeds from issuance of preferred stock	700	-	-
Payments received on stock subscriptions and interest receivables	-	3	-
Redemption of common stock	(60)	-	-
Redemption of preferred stock	(24)	(179)	(95)
Preferred stock dividends	(98)	(156)	(50)
Net cash flows from financing activities	5,270	(691)	(963)
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(2,106)	3,402	(77)
CASH AND CASH EQUIVALENTS - Beginning of Year	4,346	944	1,021
CASH AND CASH EQUIVALENTS - END OF YEAR	$2,240	$4,346	$944

See accompanying notes to the consolidated financial statements

MULTIBAND CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007
(in thousands, except for shares and per share amounts)

NOTE 1 - Summary of Significant Accounting Policies

Nature of Business

Multiband Corporation and subsidiaries (the Company) was incorporated in Minnesota in September 1975.  The Company provides voice, data and video services to multi-dwelling unit and single family home customers.  The Company's products and services are sold to customers located throughout the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern that contemplates the realization of assets and satisfaction of liabilities in the normal course of business.  The Company incurred a net loss of $11,377 for the year ended December 31, 2009, earned a net income of $1,597 for the year ended December 31, 2008, and incurred a net loss of $6,088 for the year ended December 31, 2007. At December 31, 2009, the Company had an accumulated deficit of $94,944.  The Company's ability to continue as a going concern is dependent on it maintaining profitability and/or raising additional capital.  Management may sell, if prudent, certain assets on a strategic basis for prices agreeable to the Company and/or obtain additional debt or equity capital to meet all of its existing cash obligations and fund commitments on planned Multiband projects; however, there can be no assurance that the sources will be available or available on terms favorable to the Company.  Management anticipates that the impact of the actions listed below will generate sufficient cash flows to pay current liabilities, long-term debt and capital and operating lease obligations and fund the Company's operations for the next twelve months:

1.
Continued to improve mix of jobs (i.e. increase in higher paying installation work orders versus non or limited revenue producing service calls) which improves gross margins in its Home Service provider (HSP) segment by maintaining DirecTV exclusivity in its core markets.

2.
Reduce operating expenses by reducing inventory losses, reducing training costs through decreased technician turnover, managing professional fees, insurance and other general and administrative expenses.

3.	Evaluate factors such as anticipated usage and inventory turnover to maintain optimal inventory levels.

4.	Obtain senior debt financing with extended terms to refinance the Company’s note payable to DirecTECH Holding Company, Inc., which matures on January 1, 2013.

5.	Expand call center support with sales of call center services to both existing and future system operators and to buyers of the Company’s video subscribers.

6.	Solicit additional equity investment in the Company by issuing either preferred or common stock.

Principles of Consolidation

The 2008 consolidated financial statements include the accounts of Multiband Corporation (MBCorp) and its wholly owned subsidiaries, Minnesota Digital Universe, Inc. (MNMDU), Multiband Subscriber Services, Inc. (MBSS), and Multiband USA, Inc. (MBUSA).  In addition, effective March 1, 2008, the Company acquired a 51% interest in Multiband NC Incorporated (NC) (formerly Michigan Microtech, Inc. (MMT)) and have also included NC’s results of operations and cash flow for the ten months ended December 31, 2008 in the consolidated financial statements for that period.

In addition, effective January 2, 2009, the Company purchased 80% of the issued and outstanding shares of common stock of all of the DirecTECH Holding Co. (DTHC) operating subsidiaries (DirecTECH) (an additional 29% of Multiband NC Incorporated (NC) (formerly Michigan Microtech, Incorporated (MMT)), 51% of which was previously purchased effective March 1, 2008 (see Note 2) and 80% of Multiband NE Incorporated (NE), Multiband SC Incorporated (SC), Multiband EC Incorporated (EC), Multiband MDU Incorporated (MBMDU), Multiband DV Incorporated (DV) and Multiband Security Incorporated (Security) (see Note 2)).  The noncontrolling interest in subsidiaries on the consolidated balance sheet (formerly Minority Interest) and consolidated statement of operations represents DTHC’s 20% ownership of Multiband NE Incorporated (NE), Multiband SC Incorporated (SC), Multiband EC Incorporated (EC), Multiband NC Incorporated (NC), Multiband MDU Incorporated (MBMDU), Multiband DV Incorporated (DV) and Multiband Security Incorporated (Security) from January 2, 2009 to December 17, 2009.  On December 17, 2009, the Company purchased the remaining 20% of the issued and outstanding shares of common stock of all of the DTHC operating subsidiaries (DirecTECH) and transferred $5,996 of noncontrolling interest to Multiband’s controlling interest.  The 2009 consolidated financial statements include the accounts of all wholly-owned subsidiaries and the newly acquired companies (DirecTECH).  The Company pushes down applicable overhead, interest expense and amortization expense from the parent company (MBCorp) to its subsidiaries.  All significant intercompany transactions and balances have been eliminated in consolidation.

MULTIBAND CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007
(in thousands, except for shares and per share amounts)

Revenue Recognition

The Company recognizes revenue in accordance with the Securities Exchange Commission’s Staff Accounting Bulletin No. 104 “Revenue Recognition” (“SAB 104”), which requires that four basic criteria be met before revenue can be recognized: (i) persuasive evidence of a customer arrangement exists; (ii) the price is fixed or determinable; (iii) collectability is reasonably assured; and (iv) product delivery has occurred or services have been rendered.  The Company recognizes revenue as services are performed and completed.

The Company has two operating segments.  The MDU segment (MDU) (companies include MNMDU, MBSS, MBMDU and MBUSA) represents results as the master service operator for DirecTV and provides voice, data and video services to residential multi-dwelling units as the principal to subscribers.  The HSP segment (HSP) (companies include NE, SC, EC, NC, DV and Security) provides the installation and service of DirecTV video programming, internet and home security systems for residents of single family homes.

The Company earns HSP segment revenue as follows:

•	installation and service of DirecTV video programming for residents of single family homes

•	installation of home security systems and internet services

The Company has a home services provider agreement with DirecTV which allows the Company to install and activate DirecTV video programming services for residents of single family homes.  As a DirecTV HSP, the Company earns revenue for installing and servicing DirecTV video customers pursuant to predetermined rates set by DirecTV which may vary from time to time.  Revenue is recognized upon completion of the delivery and installation of equipment.  DirecTV reimburses the Company for substantially all DirecTV equipment used for customer installation related to the HSP segment.

MDU segment user charges are recognized as revenues in the period the related services are provided.  Any amounts billed prior to services being provided are reported as deferred service obligations and revenues.

The Company earns MDU segment revenue as follows:

1.	from voice, video and data communications products which are sold and installed

2.	direct billing of user charges to multiple dwelling units, through the activation of, enhancement of, and residual fees on video programming services provided to residents of multiple dwelling units

Revenue generated from activation of video programming services is earned in the month of activation.  According to Multiband's Master System Operator agreement with DirecTV, in the event that a customer cancels within the first 12 months of service, DirecTV has the right to chargeback the Company for a portion of the activation fees received.  The Company has estimated the potential charge back of commissions received on activation fees during the past 12 months based on historical percentages of customer cancellations and has included that amount as a reduction of revenue.  Residual income is earned as services are provided by DirecTV through its system operators.  As a master system operator for DirecTV, the Company earns a fixed percentage based on net cash received by DirecTV for recurring monthly services, a variable amount depending on the number of activations in a given month, and a variable amount for coordinating improvements of systems used to deliver enhanced programming services.  The Company’s master system operator contract with DirecTV also permits the Company to earn revenues through its control of other system operators who are unable to provide DirecTV video programming services without the Company’s performance.

The Company reports the aforementioned MDU voice, data, and video revenues on a gross basis based on the following factors: the Company has the primary obligation in the arrangement with its customers; the Company controls the pricing of its services; the Company performs customer service for the agreements; the Company approves customers; and the Company assumes the risk of payment for services provided. We offer some products and services that are provided by third party vendors.  We review the relationship between us, the vendor and the end customer on an individual basis to assess whether revenue should be reported on a gross or net basis.  As an example, our resold satellite digital television revenue is reported on a net basis.

MDU segment revenue generated by the support center to service third party subscribers by providing billing and call center support services is recognized in the period the related services are provided.

MULTIBAND CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007
(in thousands, except for shares and per share amounts)

Customers contract for both the purchase and installation of voice and data networking technology products and certain video technologies products.  Revenue is recognized when the products are delivered and installed and the customer has accepted and has the ability to fulfill the terms of the contract.

The Company’s policy is to present taxes imposed on revenue-producing transactions on a net basis.

Cash and Cash Equivalents

The Company includes as cash equivalents, investments with original maturities of three months or less when purchased, which are readily convertible into known amounts of cash.  The Company deposits its cash in high credit quality financial institutions.  The balances, at times, may exceed federally insured limits.

Investments

We classify investments in marketable securities at the time of purchase.  At December 31, 2009 and 2008, all marketable securities are classified as available-for-sale and as such, the investments are recorded at fair value. Gains and losses on the sale of marketable securities are recognized in operations based on the specific identification method.  At December 31, 2009 and 2008, our investments consisted of common shares of Western Capital Resources, Inc. (WCRS).

Accounts Receivable

The Company reviews customers' credit history before extending unsecured credit and establishes an allowance for uncollectible accounts based upon factors surrounding the credit risk of specific customers and other information.  For the MDU and HSP segments, the Company does have concentrations of credit risk as over 88% of accounts receivable at December 31, 2009 is with one customer (see Note 17).  Invoices are due 30 days after presentation.  Accounts receivable over 30 days are considered past due.  The Company does not accrue interest on past due accounts receivable.  Receivables are written off only after all collection attempts have failed and are based on individual credit evaluation and specific circumstances of the customer.  Accounts receivable are shown net of an allowance for uncollectible accounts of approximately $810 and $60 at December 31, 2009 and 2008, respectively.

Inventories

The Company’s inventories are segregated into three major categories.  Serialized DirecTV inventories consist primarily of satellite receivers and similar devices.  Non-serialized DirecTV inventories consist primarily of satellite dishes, poles and similar devices which are supplied by DirecTV.  Other inventory consists primarily of cable, switches and various small parts used in the installation of DirecTV satellite dishes.  Inventory is costed using a standard cost, which approximates actual costs, determined on a first-in first-out basis.

Property and Equipment

Property, equipment and leasehold improvements are recorded at cost.  Improvements are capitalized while repairs and maintenance costs are charged to operations when incurred.  Property and equipment is depreciated or amortized using the straight-line method over estimated useful lives ranging from three to seven years.  Leasehold improvements are amortized using the straight-line method over the shorter of the lease term or the estimated useful life of the assets.

Long-lived Assets

The Company reviews its long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable or exceeds its fair value.  The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset.  An impairment loss shall be measured as the amount by which the carrying amount of a long-lived asset exceeds its fair value.  Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

For the HSP segment, the income approach was used to measure fair value for those long-lived assets.  The income approach was based on the present value of five years of future cash flows with an assumed growth of 0–3% while applying a discount rate.  For the MDU segment, the market approach considering market multiples from comparable transactions were used to measure fair value of those long-lived assets.  Comparable transactions were identified based on their similarities to the reporting unit with similar features, age of equipment, and length of ROE contracts.  There was no impairment noted for either segment at December 31, 2009 or 2008.

Deferred Revenue

The Company invoices for certain installation upgrade projects upon order of project equipment.  Revenue is deferred on these projects until the equipment is installed.

MULTIBAND CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007
(in thousands, except for shares and per share amounts)

Goodwill and Other Intangible Assets

In accordance with ASC Topic No. 350, Intangibles-Goodwill and Other, goodwill and intangible assets without a defined life shall not be amortized over a defined period, but instead must be tested for impairment at least annually.  Additionally, goodwill is tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of an entity below its carrying value.  The goodwill impairment test is a two-step impairment test.  In the first step, the Company compares the fair value of each reporting unit to its carrying value. The Company’s estimates may differ from actual results due to, among other things, economic conditions, changes to its business models, or changes in operating performance.  Significant differences between these estimates and actual results could result in future impairment charges and could materially affect the Company’s future financial results.  If the fair value of the reporting unit exceeds the carrying value of the net assets assigned to that reporting unit, goodwill is not impaired and the Company is not required to perform further testing.  If the carrying value of the net assets assigned to the reporting unit exceeds the fair value of the reporting unit, then the Company must perform the second step in order to determine the implied fair value of the reporting unit’s goodwill and compare it to the carrying value of the reporting unit’s goodwill.  The activities in the second step include valuing the tangible and intangible assets and liabilities of the impaired reporting unit based on their fair value and determining the fair value of the impaired reporting unit’s goodwill based upon the residual of the summed identified tangible and intangible assets and liabilities.

For our annual goodwill impairment test, our reporting units were the same as our operating segments.  We tested impairment for the HSP and MDU segments which both had goodwill at December 31, 2009.  The Company utilized the best information available, including prices for similar assets and liabilities and the results of using other fair-value measurement techniques.  The income approach was used to determine the fair value of the HSP segment, whereby the fair value was calculated based on the present value of five years of future cash flows with an assumed growth of 0-3%, plus the present value of projected terminal value excluding amortization expense, calculated based on the Gordon Growth Model and applying a discount rate that represented the Company’s weighted average cost of capital (WACC).  For the MDU segment, the market approach, considering market multiples from comparable transactions, was used to measure fair value.  Comparable transactions were identified based on their similarities to the reporting unit with similar economic prospects.  The Company concluded there was no goodwill impairment at December 31, 2009.

We assessed the reasonableness of the fair value calculations of our reporting units by reconciling the sum of the fair values for all our reporting units using the income and market approaches to our total market capitalization.  The Company analyzed its stock price and overall market capitalization which, although fluctuating throughout 2009, trended upward overall.  When reconciling the income approach results with the Company’s market capitalization as of December 31, 2009, which was lower than the Company’s goodwill carrying value as stated on its December 31, 2009 balance sheet, we increased the selected discount rate used in the income approach to account for the additional cash flow projection risk that is perceived by the market.  The discount rate was increased to 26.5% from the Company’s WACC of 19%.

Goodwill was $38,067 and $1,095 at December 31, 2009 and 2008, respectively.  The goodwill recorded as part of our HSP segment was $37,686 and $1,045 at December 31, 2009 and 2008, respectively.  The goodwill recorded as part of our MDU segment was $381 and $50 at December 31, 2009 and 2008, respectively.  The increase in goodwill during 2009 is due to the purchase of DirecTECH (see Note 2).  In 2009, the Company did not record any impairment to goodwill or intangibles.  For the year ended December 31, 2008, the Company recorded an impairment to goodwill relating to the partial impairment of US Install goodwill of $50 and the impairment of the remaining goodwill recorded from a previous acquisition of $17.  Also, pursuant to the abandonment of a right of entry intangible asset, the Company recorded impairment charges of $65 for the year ended December 31, 2008.

Components of intangible assets are as follows:

	December 31, 2009		December 31, 2008
	Gross Carrying	Accumulated	Gross Carrying	Accumulated
	Amount	Amortization	Amount	Amortization
Intangible assets subject to amortization
Right of entry contracts	$2,577	$1,228	$801	$526
Contracts with DirecTV	36,902	15,574	11,502	8,060
Customer contracts	102	102	102	86
Total	39,581	16,904	12,405	8,672
Impairment of intangibles	-	-	-	65
Total including impairment	$39,581	$16,904	$12,405	$8,737

MULTIBAND CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007
(in thousands, except for shares and per share amounts)

Amortization of intangible assets was $8,216, $2,245, and $2,352 for the years ended December 31, 2009, 2008 and 2007, respectively.  Estimated amortization expense of intangible assets for the years ending December 31, 2010, 2011, 2012, 2013, 2014 and thereafter is $5,727, $5,105, $5,060, $4,962, $1,715 and $95, respectively. Right of entry contracts contain $13 of contracts that have not been placed in service, therefore no amortization expense has been recorded.  The weighted average remaining life of the intangibles is 4.24 years with right of entry average life of 4.39 years and contracts with DirecTV of 4.23 years.  The increase in intangibles during 2009 is due to the purchase of DirecTECH (see Note 2).  The increase in intangible value during 2008 is due to the purchase of NC (see Note 2) and US Install (see Note 2).  The weighted average contractual life of the purchased intangibles is 3.05 years (see Note 2).

The Company amortizes the right of entry contracts, contracts with DirecTV, and customer contracts, over their estimated useful lives ranging from 3.5 to 119 months.

Debt Issuance Costs

The Company has capitalized $145 and $0 of debt issuance costs during the years ended December 31, 2009 and 2008, respectively.  The Company amortizes the debt issuance costs under the effective method over the life of the related debt instrument and includes these costs with other assets on the consolidated balance sheets.  Amortization of debt issuance costs of $36 and $0 for the years ended December 31, 2009 and 2008, respectively, is included in interest expense.

Group Health and Workers’ Compensation Insurance Coverage

The Company uses a combination of self-insurance and third-party carrier insurance with predetermined deductibles that cover certain insurable risks. The Company’s share of its workers compensation plan are recorded for the aggregate liabilities for claims reported, based on historical experience. The Company also estimates the cost of health care claims that have been incurred but not reported, based on historical experience.

Insurance and claims accruals reflect the estimated cost for group health and workers’ compensation claims not covered by insurance.  The insurance and claims accruals are recorded at the estimated ultimate payment amounts.  Such insurance and claims accruals are based upon individual case estimates and estimates of incurred-but-not-reported losses using loss development factors based upon past experience.

During 2009, in certain states, the Company is self-insured for workers’ compensation liability claims up to $100, plus administrative expenses, for each occurrence involving workers’ compensation claims since February 1, 2009.  Effective January 1, 2010, the Company is self-insured for workers compensation claims up to $250 plus administrative expenses, for each occurrence involving workers compensation claims since that date.

The Company is self-insured for health insurance covering the range of liability under which management expects most claims to occur.  If any liability claims are substantially in excess of coverage amounts, such claims are covered under premium-based policies issued by insurance companies to coverage levels that management considers adequate.

Advertising Costs

Advertising costs are charged to expense as incurred.  Advertising costs were $153, $59, and $77, for the years ended December 31, 2009, 2008 and 2007, respectively, and are included in selling, general and administrative expenses in the consolidated statements of operations.

Income Taxes

The Company accounts for deferred tax assets and liabilities under the liability method.  Deferred tax liabilities are recognized for temporary differences that will result in taxable amounts in future years.  Deferred tax assets are recognized for deductible temporary differences and tax operating loss and tax credit carryforwards.  Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the periods in which the deferred tax asset or liability is expected to be realized or settled.  We assess the likelihood that our deferred tax assets will be recovered from future taxable income and record a valuation allowance to reduce our deferred tax assets to the amounts we believe to be realizable.  We concluded that a full valuation allowance against our U.S. deferred tax assets was appropriate as of December 31, 2009 and 2008.

MULTIBAND CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007
(in thousands, except for shares and per share amounts)

Stock-Based Compensation

The Company measures and recognizes compensation expense for all stock-based payments at fair value.  The financial statements for the years ended December 31, 2009, 2008 and 2007 recognize compensation cost for the portion of outstanding awards which have vested during the applicable year.  The Company recognizes stock-based compensation costs on a straight-line basis over the requisite service period of the award, which is generally the option vesting term.  For the years ended December 31, 2009, 2008 and 2007, total stock-based compensation expense of $157 ($0.02 per share), $165 ($0.02 per share) and $711 ($0.10 per share) was included in selling, general and administrative expenses, respectively.   As of December 31, 2009, there was $164 of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the Plan.  That cost is expected to be recognized over a weighted-average period of 2.79 years.  This is an estimate based on options currently outstanding and therefore this projected expense could be more in the future.

The Company’s determination of fair value of share-based payment awards on the date of grant using an option-pricing model is affected by the Company’s stock price as well as assumptions regarding a number of variables.  These variables include, but are not limited to the Company’s expected stock price volatility, and actual and projected stock option exercise behaviors and forfeitures.  An option's expected term is the estimated period between the grant date and the exercise date of the option.  As the expected-term period increases, the fair value of the option and the compensation cost will also increase.  The expected-term assumption is generally calculated using historical stock option exercise data.  The Company does not have historical exercise data to develop such an assumption.  In cases where companies do not have historical data and where the options meet certain criteria, the use of a simplified expected-term calculation is allowed.  Accordingly, the Company calculated the expected terms using the simplified method.   During the year ended December 31, 2008, the Company evaluated the variables used in calculating its option values.  The Company has applied these revised assumptions in the third quarter of 2008 noting an immaterial effect to compensation expense recognized on options granted during the first six months of 2008.

The Company calculates expected volatility for stock options and awards using historical volatility, as the Company believes the expected volatility will approximate historical volatility.  The starting point for the historical period used is July 1, 2001.  The Company estimates the forfeiture rate for stock options using 5% for all employees.

The risk-free rates for the expected terms of the stock options and awards and the employee stock purchase plan is based on the U.S. Treasury yield curve in effect at the time of grant.

In determining the compensation cost of the options granted during fiscal 2009, 2008 and 2007, the fair value of each option grant has been estimated on the date of grant using the Black-Scholes option pricing model and the weighted average assumptions used in these calculations are summarized as follows:
	2009	2008	2007
Risk-free interest rate	1.43%	3.02%	4.56%
Expected life of options granted	5 years	6.5 years	10 years
Expected volatility range	95%	94%	242%
Expected dividend yield	0%	0%	0%

Net Loss per Common Share

Basic net loss per common share is computed by dividing the loss attributable to common stockholders by the weighted average number of common shares outstanding for the reporting period.  Diluted loss per common share is computed by dividing loss attributable to common stockholders by the sum of the weighted average number of common shares outstanding plus all additional common stock that would have been outstanding if potentially dilutive common shares related to common share equivalents (stock options, stock warrants, convertible preferred shares, and issued but not outstanding restricted stock) had been issued. All options, warrants and convertible preferred shares outstanding during the years ended December 31, 2009, 2008 and 2007 were anti-dilutive due to loss attributable to common stockholders for each of the years then ended.

MULTIBAND CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007
(in thousands, except for shares and per share amounts)

Segment Reporting

A business segment is a distinguishable component of an enterprise that is engaged in providing an individual product or service or a group of related products or services and that is subject to risks and returns that are different from those of other business segments.  Management believes that the Company has two operating segments, HSP, where the Company receives net cash payments for the installation and service of DirecTV video programming for residents of single family homes, and MDU, where the Company acts as a master service operator for DirecTV, receives net cash payments for managing video subscribers through its network of system operators who are billed by DirecTV and also directly bills voice, data and video subscribers as a principal.  The previously filed Form 10-K business segments disclosed the MCS segment which is now reported within the MDU segment.

Management's Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant management estimates relate to the allowances for doubtful accounts, charge back of DirecTV activation fees, inventory obsolescence, stock subscriptions and interest receivable, stock based compensation, property and equipment estimated useful lives, goodwill and intangible assets carrying value and the valuation of deferred income tax assets.

Financial Instruments

The carrying amount of all financial instruments approximates fair value. The carrying amounts for cash and cash equivalents, accounts receivable, accounts payable and short-term debt approximate fair value because of the short maturity of these instruments. The fair value of capital lease obligations and long-term debt approximates the carrying amounts based upon the Company's expected borrowing rate for debt with similar remaining maturities and comparable risk.

Reclassifications

Certain accounts in the prior year’s audited consolidated financial statements have been reclassified for comparative purposes to conform to the current year’s presentation.  The reclass was a change in presentation of minority interest related to noncontrolling interest in stockholders’ equity (see Note 2 and 12).  Also, the MCS segment was combined with the MDU segment in 2009.  These reclassifications had no effect on net loss.

NOTE 2 – Business Acquisitions/Sales Transactions

Effective December 17, 2009, the Company purchased the remainder of the issued and outstanding shares of common stock of all of the DTHC operating subsidiaries (DirecTECH) (an additional 20% of NC (formerly MMT), 29% of which was previously purchased effective January 2, 2009 and 51% purchased effective March 1, 2008 and 20% of NE, SC, EC, MBMDU, DV and Security, 80% of which was previously purchased effective January 2, 2009).  DTHC, a fulfillment agent for a national satellite television company, DirecTV, specialized in the providing of satellite TV to single family homes.  The purpose of this acquisition was to increase the Company’s business of installing video services in single family homes (HSP segment).  The Company issued 100 shares of Multiband Series J Preferred Stock with a fair value of $10,000 to purchase the remaining 20% interest.  Because the Company already had a controlling interest in these entities the purchase transaction is accounted for as an equity transaction only.

The carrying amount of the noncontrolling interest at December 17, 2009 was adjusted to reflect the 100% ownership in the subsidiaries by reducing the accumulated deficit. The difference between the amount of noncontrolling interest at December 17, 2009 and the fair value of the preferred shares issued of $10,000 was also recorded as a reduction of accumulated deficit. The net effect to equity was zero. No increase to goodwill or intangibles was recorded as part of this acquisition.

MULTIBAND CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007
(in thousands, except for shares and per share amounts)

On January 2, 2009, the Company purchased 80% of NE, SC, EC, MBMDU, DV and Security.   The purchase price totaled $40,400 plus other consideration valued at $1,608 as of the acquisition date.  The $40,400 consists of three parts: 1) $500 in cash which was paid at the initial closing date of January 2, 2009 and in escrow as a deposit at December 31, 2008; 2) a non-interest bearing note of $500 payable without interest as follows: $250 on demand on or after April 1, 2009 and $250 after the Company’s retention of senior financing, as defined, no later than August 31, 2009 which amount has not been paid as of December 31, 2009; 3) a promissory note in the amount of $39,400, due January 1, 2013, bearing interest at an annual rate of 8.25% (subject to adjustment in the event of a default), plus the remaining $800 note payable from the purchase of 51% of NC.  Subsequent to the closing, the Company and DTHC mutually agreed to offset the $40,200 promissory note by the amount of $6,344, for an offsetting receivable on Multiband’s books as of December 31, 2008.  This reduced the amount of this promissory note to $33,856.  As of December 31, 2009, the Company has offset an additional $4,000 of receivable from DirecTECH related to legal claims discussed below, which brings the remaining balance of the note to $29,856.

The Company evaluates the purchase price allocation based on the fair value of the assets acquired and liabilities assumed.  The Company recognizes pre-acquisition contingencies at fair value, if fair value can be reasonably determined.  If fair value cannot be reasonably determined, the Company records the contingencies at its best estimate.

Because the Company had previously gained control of NC with its purchase of 51% of NC in March 2008, Multiband recognized the acquisition of the additional 29% ownership interest in NC on January 2, 2009 as an equity transaction.  The purchase price of $1,660 increased the accumulated deficit and the transfer of $2,054 of noncontrolling interest to controlling interest decreased the accumulated deficit.  No increase to goodwill or intangibles was recorded as part of this acquisition.

In the January 2, 2009 transaction to purchase the other DTHC operating subsidiaries, the Company recognized the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date, with certain exceptions.  The assets and liabilities purchased are all measured on a nonrecurring basis at fair value.  The Company recognized goodwill as of the acquisition date, measured using an income, market or cost approach, which in most types of business combinations will result in measuring goodwill as the excess of the fair value of consideration transferred plus the fair value of any noncontrolling interest in the acquiree at the acquisition date over the fair value of the identifiable net assets acquired or assumed.  A qualitative and quantitative analysis of factors that make up recognized goodwill, such as DirecTECH’s assets, liabilities and other contingent considerations, such as leases and other off-balance sheet commitments, follows.

A summary of the transaction is as follows:

Cash paid	$500
Short-term debt	500
Promissory note	39,400
Total consideration	40,400
Less consideration for 29% of NC (recorded separately as an equity transaction)	(1,660)
Consideration for 80% of outstanding stock of EC, NE, SC, MBMDU, DV, and Security	$38,740

Assets	$33,444
Intangible assets	27,634
Goodwill	36,972
Accounts payable and accrued liabilities	(53,004)
Noncontrolling interest	(6,306)
$38,740

The fair value of the intangible assets of $27,634 and noncontrolling interest of $6,306 was obtained by management, using a fair value measurement which included applying discount rates of 15%, a terminal value of $28,200, as well as a noncontrolling discount of 30%.

MULTIBAND CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007
(in thousands, except for shares and per share amounts)

As part of the acquisition, the Company preliminarily assessed a $5,040 contingent legal accrual related to an existing litigation.  In connection with the purchase of the operating subsidiaries of DTHC, the Company has the right to offset half of certain claims against the note to DTHC once those claims are ultimately resolved, and therefore also allocated a note receivable – related party of $2,290 which represented an estimate of the amount that could be recovered from DTHC based on the preliminary legal contingency accrual.  During the year ended December 31, 2009, the Company increased the contingent legal accrual to $8,706 based on new information received about facts and circumstances that existed as of the acquisition date related to certain legal matters.  On December 31, 2009 the Company settled in principal the majority of these claims, and recorded the settlement of $6,729, net of imputed interest of $575 (see Note 17).  The remaining contingent liability at December 31, 2009 was an estimated $1,977 related to this litigation.  At the time the settlement was recorded, the Company also offset $3,904 of the note receivable – related party against the note payable – related party to DTHC.  The remaining balance on the note receivable of $1,011 represents an estimate of the amount that can be further recovered from DTHC based on the preliminary legal estimate.  The receivable is classified as long-term since management intends to offset the receivable with any balance remaining on the note payable to DTHC.

The Company acquired $25,400 of intangible assets relating to contracts with DirecTV as well as right of entry contracts of $2,234.  At the time of the acquisition, the weighted average remaining life of the intangibles acquired was 2.57 years based on terms without renewals, with an average life for right of entry contracts of 5.44 years and contracts with DirecTV of 2.33 years.  The weighted average remaining life of the intangibles acquired was 3.49 years assuming one year term renewals, with right of entry contracts average life of 5.44 years and contracts with DirecTV of 3.33 years.  In May 2009, the Company signed a new contract with DirecTV (see Note 17).  The Company capitalizes material costs incurred to renew or extend terms of intangible assets.  No costs have been incurred to renew or extend the terms of intangible assets during the year ended December 31, 2009.  Goodwill and intangible assets acquired are not expected to be deductible for tax purposes.

The Company’s report on Form 10-K for the year ended December 31, 2008 contained a preliminary estimated fair value of all the aforementioned assets and liabilities related to the purchase.  At the time of the preliminary estimate DirecTech had not completed its audit for the year ended December 31, 2008.  Nor at this time had the Company completed its procedures to value and allocate the final purchase price to intangible and tangible assets acquired in the acquisition.  The Company’s subsequent receipt of final balance sheet information to the aforementioned Form 10-K filing, necessitated a revision of the DirecTech purchase price valuation.  This revision is reflected in this footnote.  The revision consists of reallocations of goodwill and other intangible assets related to the purchase.  More specifically, goodwill assets were increased by $14,400 and intangible assets were decreased by $9,066 from the original estimate, due to the additional purchase of 29% of NC being treated as an equity transaction and therefore no additional assets (including goodwill) or liabilities were allocated for NC in the purchase price (see Note 2).  At June 30, 2009, the Company revised the fair value of the contingent consideration from $1,608 to zero.  The Company determined that the significant level 3 inputs previously used to determine the contingent consideration were incomplete.  After further review, the Company determined that it was appropriate to define this change as a measurement period adjustment to the purchase price.  At December 31, 2009, the Company adjusted the contingencies estimated as a result of improved information regarding circumstances that existed as of the acquisition date which increased the liability by $1,090 and goodwill and receivables by $545.  At December 31, 2009, the Company adjusted the majority of the contingencies due to an actual settlement in principle of certain litigation (See Note 17).  In the fourth quarter, within the one-year measurement period the Company, also increased accrued liabilities by $1,200 to reflect the assumption of an insurance premium obligation.

MULTIBAND CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007
(in thousands, except for shares and per share amounts)

The unaudited pro forma information for the year ended December 31, 2008 does not purport to represent what the Company’s results of operations would actually have been if such transactions in fact had occurred at such date or to project the Company’s results of future operations.

	2008 Consolidated as reported	2008 Pro Forma Disclosed
Year ended December 31, 2008
Revenues	$42,986	$234,645

Income (loss) from operations	903	(3,994)

Net income	945	(7,275)
Preferred stock dividends	4,088	4,088
Loss attributable to common shareholders	$(3,143)	$(11,363)

Loss attributable to common shareholders per common share – basic and diluted	$(0.34)	$(1.21)
Weighted average shares outstanding – basic and diluted	9,303	9,429

Effective March 1, 2008, the Company purchased, pursuant to a Supplemental Agreement and Plan of Share Exchange, 51% of the outstanding shares of Michigan Microtech, Incorporated (MMT), previously a wholly owned subsidiary of DirecTECH Holding Company, Inc. (DTHC) which equaled 1,020,000 MMT common shares.  The consideration paid for the shares was 1,490,000 shares of restricted Multiband common stock valued at $3,854 and a promissory note for $2,246.  The note was retired in January 2009 when the majority acquisition of all the DirecTECH operating subsidiaries occurred.  The Multiband shares, via negotiation and mutual agreement between buyer and seller, were valued at $2.59 per share. The seller received certain piggyback registration rights with regards to the Multiband shares.  The note payable was recorded net of a discount for imputed interest of 3% which amortized monthly as part of interest expense.  The total discount for imputed interest amounted to $317.  The Company purchased MMT to enter the market of installing video services in single family homes.  The Company allocated the purchase price to the fair values of MMT assets and liabilities.  As part of the acquisition, the Company recognized an intangible asset of $1,804 related to MMT’s HSP agreement with DirecTV, and goodwill of $1,045.  The Company will amortize this intangible over the remaining 38 month term of MMT’s home services provided contract with DirecTV.  The term of the contract will automatically renew as of April 30, 2011 for additional one year periods unless either MMT or DirecTV gives written notice of termination at least 90 days in advance of expiration of the then current term.  The goodwill will not be deductible for tax purposes.  The balance sheet as of the March 1, 2008 acquisition date was as follows:

Condensed Balance Sheet March 1, 2008
Cash	$4,044
Accounts receivable	2,627
Inventory	2,209
Other current assets	2,827
Property and equipment, net	74
Other assets	421
Total assets	$12,202

Accounts payable and accrued liabilities	$6,432
Other liabilities	18
Total liabilities	6,450

Stockholders’ equity	5,752
Total liabilities and Stockholders’ equity	$12,202

MULTIBAND CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007
(in thousands, except for shares and per share amounts)

In May 2007 (as subsequently amended in June 2007, December 2007, June 2008 and October 2008), DirecTECH Holding Company (DTHC) and its subsidiaries, including Michigan Microtech, Incorporated (MMT) which, prior to March 1, 2008, was 100% owned by DTHC, entered into a loan and security agreement with MB Financial Bank, N.A. (MB Bank).  Multiband Corporation, effective March 1, 2008, owned 51% of the common stock of MMT.  At the time of Multiband’s purchase of the MMT stock in February 2008, Multiband received a release of the MB Bank’s lien against the MMT stock.  However, MMT remained an obligor on the overall MB Bank loan until the loan was paid in full during December 2008.  MMT never utilized any of the loan proceeds.  Based on the Company’s interpretation of Securities Exchange Commission’s Staff Accounting Bulletin No. 5J (SAB 5J), none of the DTHC bank loan debt is reflected in MMT’s financial statements which have been consolidated with Multiband Corporation’s financial statements for the ten months ended December 31, 2008.

Effective March 1, 2008, the Company purchased 100% of the assets of US Install LLC in exchange for $95 in cash plus 37,879 shares of restricted Multiband common stock valued at $103.  The Company also incurred acquisition expense of $1 related to this purchase.  In addition, the parties executed employment agreements with US Install’s two principals. The parties also executed noncompetition and nonsolicitation agreements with each principal in exchange for cash consideration of $3 per agreement.  The Company allocated the purchase price as follows:

Intangible assets	$103
Goodwill	100
Total assets acquired	203

Proceeds for the acquisition were obtained via an unsecured promissory note in the amount of $100 between Multiband and Bas Mattingly Master, LLC, a trust controlled by J. Bas Mattingly, Vice President of Business Development of the Company.  The note carries an interest rate of 7% per annum and was extended through April 1, 2010.  The Company purchased US Install LLC to diversify its revenue sources.  For the year ended December 31, 2008, the Company recorded a partial impairment of $50 to the US Install goodwill.

Effective March 1, 2007, the Company, pursuant to an asset purchase agreement entered into October 19, 2006 (the “agreement”), completed the sale of substantially all of its video assets located in California to Consolidated Smart Broadband Systems, LLC (CSBS).  The purchase price paid by CSBS was $1,214 at closing plus an additional $100, paid on March 30, 2007 consisting of cash proceeds of $758 and direct payments to lenders of $556 (including $22 of imputed interest).  The results of the sale of the California assets resulted in a loss of $40, which is included in the selling, general and administrative expenses of the accompanying consolidated statements of operations for the year ended December 31, 2007.

Effective March 31, 2007, the Company completed the sale of substantially all of its video assets located in Ohio to Directech MDU (“DirecTECH”).  The purchase price paid by DirecTECH was $746.  The purchase price consisted of the assumption of a note payable for the gross value of $329 and $417 cash paid at closing on April 20, 2007.  The sale of the Ohio assets resulted in a gain on sale in the amount of $325 which is included in the selling, general and administrative expenses of the accompanying consolidated statements of operations for the year ended December 31, 2007.  The proceeds of $684, including assumed liabilities of $267 less the net book value of the MCS segment assets sold amounted to a gain on sale of $325.

On October 16, 2007, the Company completed the sale to MDU Communications (MDUC) of approximately 9,800 subscriptions and the related assets located in 181 multi-family properties located throughout Florida, Illinois, New York, Colorado, New Jersey, and Texas.  Total proceeds for MCS assets sold amounted to approximately $3,325 consisting of cash proceeds of $1,477 selling expenses paid by MDUC of $135 and the remainder on debt and liabilities paid directly by MDUC.  The sale resulted in a loss of $462 which is included in the selling, general and administrative expenses of the accompanying consolidated statements of operations for the year ended December 31, 2007.  The aforementioned loss primarily resulted from fewer multi-family properties being sold to MDUC than was originally intended in the party’s asset purchase agreement.  Certain properties could not be sold due to the Company’s inability to obtain some property owners consent to assignment.  The difference in the mix of properties ultimately transferred to MDUC increased the loss on sale compared to what the Company originally estimated upon execution of the asset purchase agreement in July 2007.

These sales were not reported as a discontinued operation because the assets sold did not constitute a segment or component of the Company’s business, and the Company retained assets and on-going service rights associated with the video subscribers.

MULTIBAND CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007
(in thousands, except for shares and per share amounts)

NOTE 3 – Securities Available for Sale

As of December 31, 2007, Multiband had the voting rights for and was holding in trust 58,161 common shares of Western Capital Resources, Inc. (WCRS) (previously URON, a former subsidiary) for various contingent rights holders whose rights were tied to potential future warrant exercises or preferred stock conversions.  The Company values these shares at fair value.  Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  In determining fair value, the Company values and records all investment securities transactions on a trade date basis.  Securities listed on a national or regional securities exchange are valued at their last reported sales price on the last business day of the period.  Securities which are not traded on a major exchange or for which no sale was reported on that date are valued at the average of their last quoted "bid" price and "asked" price.  Short positions are valued at the last quoted "asked" price.  Inputs used in the valuation methods can be either readily observable, market corroborated, or generally unobservable inputs.  Whenever possible the Company attempts to utilize valuation methods that maximize the use of observable inputs and minimizes the use of unobservable inputs.  The Company’s investments in available-for-sale securities was determined based on quoted market prices in active markets for identical assets and liabilities (level 1).  As of February 4, 2008, certain aforementioned contingent rights were not exercised by the various holders; therefore Multiband owns 37,994 shares of WCRS.  As a result, Multiband recorded the fair value of WCRS shares based on quoted market prices as an unrealized gain.  At December 31, 2009 and 2008 the balance in securities available for sale was $7 and $46, respectively.

Securities available for sale consisted of the following at December 31:

	2009	2008
Beginning balance	$46	$-
Initial investment	-	122
Current period unrealized loss	(39)	(76)
Ending balance	$7	$46

Fair value of securities available for sale consisted of the following at December 31:

	2009	2008
Cost	$-	$-
Unrealized gain	$7	$46
Fair value at period end	$7	$46

NOTE 4 – Inventories

Inventories consisted of the following at December 31:

	2009	2008
DirecTV – serialized	$2,948	$814
DirecTV – nonserialized	3,455	670
Other	2,158	419
Total	$8,561	$1,903

MULTIBAND CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007
(in thousands, except for shares and per share amounts)

NOTE 5 - Property and Equipment

Property and equipment consisted of the following at December 31:

	2009	2008
Leasehold improvements	$1,074	$771
Office equipment and furniture	7,242	4,956
Subscriber related equipment	10,714	2,855
Property and equipment under capital lease obligations	1,566	811
Total property and equipment	20,596	9,393
Less accumulated depreciation and amortization	(11,321)	(7,016)
Less accumulated depreciation and amortization of capital leases	(729)	(344)
Total property and equipment, net	$8,546	$2,033

Depreciation and amortization expense on property and equipment was $2,690, $780 and $1,286 for the years ended December 31, 2009, 2008 and 2007, respectively.

NOTE 6 – Notes Receivable

Notes receivable consisted of the following at December 31:

	2009	2008
Notes receivable – Satellite Systems, variable monthly principal payments based on revenue generated plus interest of 7%, written off in 2009.	-	61

Notes receivable – S Scott, L.L.C., fixed monthly payments of $1, including interest at 6%, due October 2015. Note is collateralized by said property.	31	39
Total notes receivable	31	100
Less: current portion	(6)	(61)
Long-term portion of notes receivable	$25	$39

NOTE 7 – Accrued Liabilities
Accrued liabilities consisted of the following at December 31:

	2009	2008
Payroll and related taxes	$6,971	$1,354
Accrued legal settlements, fees and contingencies (see Note 17)	5,684	960
Accrued preferred stock dividends	626	622
Accrued liability – vendor chargeback	40	-
Accrued contract labor	2,002	-
Accrued income taxes	296	499
Other – short term	6,407	1,000
Accrued liabilities – short term	22,026	4,435
Accrued – long term related to legal settlement payable in 24 equal installments and multi-year insurance premium obligations	4,415	-
Total accrued liabilities	$26,441	$4,435

MULTIBAND CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007
(in thousands, except for shares and per share amounts)

NOTE 8 - Long-term Debt

Long-term debt consisted of the following at December 31:

	2009	2008
Debenture payable - Convergent Capital Partners, II, L.P., see terms in note below, net of original issue discount of $289.	$4,711	$-

Debenture payable - Convergent Capital Partners I, L.P., this note was paid May 2009.	-	1,400

Note payable – Johanson Berenson LLP, unsecured, monthly installments of $34 including interest of 5%, due July 2010.	232	-

Notes payable – group of accredited institutional investors. Interest is 6% payable semi-annually in cash or common stock at the Company’s election, due November 2007, collateralized by certain assets of the Company and subordinated. This note payable is past due (see Note below).	50	67

Note payable – Lexstar Tower One, LP, monthly installments of $3 including interest at 4%, due August 2010, secured by leasehold improvement.	21	53

Note payable – DeLage Landen Financial Services, monthly installments of $2 including interest at 10.4%, due July 2010, secured by software licenses.	12	31

Note payable – CIT Technology Financing Services, Inc., monthly installments of $2 including interest at 16.6%, due June 2010, secured by software licenses.	9	-

Note payable, interest at 7%, the Company’s intent is to pay this note via reduction of life insurance proceeds, collateralized by life insurance policy owned by the Company.	46	39
Total long-term debt, net of original issue discount of $289 and $0	5,081	1,590
Less: current portion and original issue discount of $96	(228)	(1,517)
Long-term debt, net of current portion	$4,853	$73

Future maturities of long-term debt are as follows for the years ending December 31:

2010	$324
2011	-
2012	5,000
2013	-
2014	-
Thereafter	46
Total future maturities payments	$5,370

MULTIBAND CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007
(in thousands, except for shares and per share amounts)

In June 2005, the Company borrowed $2,000 from Convergent Capital Partners I, L.P. in connection with an amendment of an original debt agreement.  The amendment extended the due date to May 2009 and the Company was required to comply with certain financial covenants.  At December 31, 2008, the Company was in compliance with the debt covenants.  The Company was required to pay monthly interest only payments through the due date.  The outstanding balance of the debenture was $1,400 at December 31, 2008.  The interest rate varied from 11% to 14% dependent on the Company’s stock prices (14% at December 31, 2008).  The debenture agreement was collateralized by substantially all of the assets of the Company.  In January 2009, the Company modified the terms of its June 2005 warrant agreement with Convergent Capital.  The impact of the modification was an increase in the value of the warrants of approximately $30 which was expensed in 2009.  On May 26, 2009, the Company paid off its loan from Convergent Capital Partners I, L.P., in the amount of $1,400.

On May 27, 2009, the Company entered into a loan agreement with Convergent Capital Partners, II, L.P. for $5,000. This loan carries an interest rate of 14% and requires monthly interest only payments until December 2012 when the principal is due and payable in full.  In connection with this loan, the Company paid a closing fee to the lender of $100.  The Company also issued the lender 212,574 fully vested five year warrants with an exercise price of $3.  The gross proceeds were allocated between the note and the warrants based on the relative fair value at the time of issuance.  The warrants were valued at $347 using the Black Scholes pricing model, recorded as original issue discount, and amortized under the effective interest method over the term of the note.  The Company expensed $58 during the year ended December 31, 2009.  In the event the Company wishes to prepay the loan a prepayment penalty will be assessed.  The loan gives the lender a first security position in the Company’s assets.  The loan contains certain covenants with regards to the Company’s quarterly earnings before interest, taxes, depreciation and amortization.  The Company is in compliance with this covenant at December 31, 2009.

In November 2004, the Company borrowed $2,167 from a group of accredited institutional investors. The notes are convertible into shares of common stock at a conversion rate of $1.00 per share. The notes accrue interest at the rate of 6% per annum, which interest is payable semi-annually in cash or common stock at the Company's election. The notes were due to be paid in full November 2007.  This note payable is past due.  The proceeds of $2,167 were allocated between the notes and the intrinsic value of the conversion option. The resulting original issue discount and the beneficial conversion of the note payable into common stock was being amortized over the life of the notes using the straight-line method, which approximates the interest method. These notes are collateralized by certain assets and are subordinated. During the year ended December 31, 2006, the Company converted principal of $200 and accrued interest of $4 into 40,833 shares of common stock.  During 2007, the Company paid $456 on the principal balance.  The Company converted accrued interest of $18 into 3,536 shares of common stock during the year ended December 31, 2007.  The outstanding balance as of December 31, 2009 and 2008 was $50 and $67, respectively.

NOTE 9 – Related Parties Debt

Related parties debt consisted of the following at December 31:

	2009	2008
Note payable – DirecTECH Holding Company, Inc., due on demand beginning April 2009, 0% interest, unsecured.	$500	$-

Note payable – Bas Mattingly, due June 2010, including interest at 4%, unsecured.	745	-

Note payable – Bas Mattingly, due April 2010, including interest at 7%, unsecured.	100	100

Related parties debt – short term	1,345	100

Loan payable – DTHC payment due date January 2013, including interest at 8.25%. This note is due in full on January 1, 2013. No principal payments are required until January 1, 2013. Secured by all of the issued and outstanding stock of the DTHC operating entities.	29,856	-

Note payable – DirecTECH Holding Company, Inc., net of imputed interest of $0 and $35 at December 31, 2009 and 2008. The balance of this note payable was added to the note payable issued for the purchase of 80% of the DirecTECH operating subsidiaries (see Note 2).	-	265
Related parties debt	$31,201	$365

MULTIBAND CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007
(in thousands, except for shares and per share amounts)

NOTE 10 - Capital Lease Obligations
The Company has lease financing facilities for property, equipment and leasehold improvements.  Leases outstanding under these agreements bear interest at an average rate of 11.48% and expire through May 2014. The obligations are collateralized by the property under lease excluding certain sold property items.  Total cost and accumulated amortization of the leased equipment was $1,566 and $729 at December 31, 2009 and $811 and $344 at December 31, 2008.  Amortization expense related to these obligations is included in depreciation expense.

Future minimum capital lease payments are as follows for the years ending December 31:

2010	$563
2011	379
2012	145
2013	4
2014	1
Less: amounts representing interest	(112)
Present value of future minimum lease payments	980
Less: current portion	(489)
Capital lease obligations, net of current portion	$491

NOTE 11 - Stockholders' Equity

Capital Stock Authorized
The articles of incorporation as amended authorize the Company to issue 100,000,000 shares of no par capital stock.  Authorization to individual classes of stock is determined by a Board of Directors resolution.  All shares have been allocated to common stock except for 2,435,115 shares reserved for preferred stock as follows:

•	275,000 shares of Class A cumulative convertible preferred stock,

•	60,000 shares of Class B cumulative convertible preferred stock,

•	250,000 shares of Class C cumulative convertible preferred stock,

•	250,000 shares of Class D cumulative convertible preferred stock,

•	400,000 shares of Class E cumulative preferred stock,

•	500,000 shares of Class F cumulative convertible preferred stock,

•	600,000 shares of Class G cumulative convertible preferred stock,

•	15 shares of Class H cumulative convertible preferred stock,

•	100,000 shares of Class I cumulative convertible preferred stock (this class is inactive) and

•	100 shares of Class J cumulative convertible preferred stock

On July 18, 2007, the Company’s Board of Directors authorized a 1 for 5 reverse stock split of the Company’s common stock, effective August 7, 2007. In conjunction therewith, the Company amended its articles of incorporation to reduce its authorized capital shares from 100 million to 20 million to conform to Minnesota statutory requirements.  On August 12, 2009, the Company’s shareholders approved an increase in the Company’s authorized shares to 100,000,000 shares of no par capital stock. This increase was formally effectuated in December 2009. The Company gave retroactive effect of the common shares for the reverse stock split transaction in the accompanying consolidated balance sheets and the consolidated statements of operations.

MULTIBAND CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007
(in thousands, except for shares and per share amounts)

Cumulative Convertible Preferred Stock
Dividends on Class A, Class B, Class C, Class D, Class F, Class G, and Class H cumulative convertible preferred stock are payable quarterly at 8%, 10%, 10%, 14%, 10%, 8% and 6% per annum, respectively.  Dividends on Class E cumulative preferred stock are payable monthly at 15% per annum, which shall be adjusted after 180 days with an increase of 83 basis points.   Dividends on Class J cumulative preferred stock are cumulative and payable quarterly at 8% per annum, in cash or common stock at the Company’s sole discretion.  Cumulative convertible preferred stock can be converted into common shares at any time as follows: Class A and Class B - five shares, Class C - two shares, Class D - two and one-half shares, Class F- five shares, Class G- six and one quarter shares, Class H is convertible at $1.00 per share and Class I is convertible at $1.50 per share (subject to adjustment for reverse stock split).  Class E is not convertible.  The intrinsic value of any beneficial conversion option is recorded as preferred stock dividends at the time of preferred stock issuance.  Dividends on Class B preferred are cumulative and payable monthly at 10% per annum.  The Class B preferred was offered to certain note payable holders at a conversion of $10 per Class B preferred share.  The dividends are based on $10.00 per share for Class A, B, C, D, E, F and G cumulative preferred stock.  Dividends for Class G stock are payable in common stock at a fixed rate of $1.60 per share which is higher rate than fair market value.  Dividends for Class H cumulative preferred stock are based on 6% of the stated liquidation preference amount per share per annum.  They are payable in common stock at a fixed rate of $1.00 per share which is higher than market value.  Dividends on Class J preferred stock are payable in common stock at a fixed rate of $2.00 per share.  All preferred stock is non-voting.  Warrants to purchase shares of the Company's common stock were given with the issuance of Class A, Class B, Class D, Class G and Class H preferred stock and were valued at fair value using the Black Scholes pricing model.  The Company may, but is not obligated to, redeem the preferred stock at $10.50 per share for Class A and Class B and $10.00 per share for Class C, Class D, Class E and Class F whenever the Company's common stock price exceeds certain defined criteria as defined in the preferred stock agreements, except as noted below.  The Class H shares can be redeemed for $100,000 per share.  Upon the Company's call for redemption, the holders of the preferred stock called for redemption have the option to convert each preferred share into shares of the Company's common stock.  Holders of preferred stock cannot require the Company to redeem their shares with the exception of Class H shares, Class J shares and the 50,000 shares of Class F converted into mandatory redeemable preferred stock (see below).  The liquidation preference is the same as the redemption price for each class of preferred stock where redeemable.

The single Class F shareholder, at its sole discretion pursuant to a put option, can force the Company to redeem up to 50,000 Class F Preferred Shares (the equivalent of $500 worth).  This has been redeemed already.  Class H shareholders have the right to convert all or a portion of preferred shares upon the occurrence of a major transaction or triggering event as defined in the agreement and Multiband has the sole option to pay the redemption price in cash or shares of the Company’s common stock.  Class J shares have forced redemption rights at par, upon the occurrence of a major transaction or triggering event as defined in the agreement.  Classes G, I and J have no redemption “call” price).  Upon Multiband's call for redemption, the holders of the preferred stock called for redemption will have the option to convert each share of preferred stock into shares of common stock until the close of business on the date fixed for redemption, unless extended by Multiband in its sole discretion.  Preferred stock not converted would be redeemed.

Series I Convertible Preferred Stock
On February 3, 2005, Multiband Corporation completed a $10 million private placement of the Company’s Series I Convertible Preferred Stock.  The offering was made by Special Situations Fund of New York, NY through its designated fund, Special Situations Fund III QP, L.P.  Under the terms of the preferred stock offering, the Company issued 100,000 shares of its Series I Convertible Preferred Stock in the aggregate offering amount of $10 million.  The shares of Series I Convertible Preferred Stock contain a monthly dividend that is payable at prime plus 10% through August 31, 2005, at prime rate from September 1, 2005 through August 31, 2006, and at prime rate plus 1% thereafter, (8.25% and 9.25% at December 31, 2007 and 2006, respectively).  At December 31, 2007, $3,950 worth of preferred stock value remains to be converted into 526,667 shares of common stock at a rate of $1.50 per share ($7.50 per share as adjusted for August 2007 reverse stock split).  In addition, the investors received three-year warrants to purchase shares of common stock at exercise prices of $1.57 and $1.73 per share.  In February, 2008 these warrants have expired.   The Company was also required to file a registration statement providing for the resale of shares issuable upon the conversion of the Series I Convertible Preferred Stock and upon exercise of the warrants which was declared effective in September 2005.  On March 18, 2008, the remaining $3,950 worth of preferred stock value was converted into 526,667 shares of common stock.

Mandatory Redeemable Preferred Stock
In 2004, the Company issued 50,000 shares of mandatory redeemable preferred stock valued at $500 pursuant to the purchase of assets and a put option given to the sellers.  The sellers have exercised $478 of the put option, equal to 47,800 shares of preferred stock and agreed to a negotiated discount of $22.  The mandatory redeemable preferred stock had an outstanding balance of $0 and $150 as of December 31, 2009 and 2008, respectively.

MULTIBAND CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007
(in thousands, except for shares and per share amounts)

Stock Compensation Plans
The Company has a 1999 Stock Compensation Plan, which permits the issuance of restricted stock and stock options to key employees and agents.  All outstanding incentive stock options granted under the prior 1997 Stock Options Plan continues until all agreements have expired.  There are 15,000,000 shares of common stock reserved for issuance through restricted stock, non-qualified stock option awards and incentive stock option awards.  The Plans also provide that the term of each award be determined by the Board of Directors.  Under the Plans, the exercise price of incentive stock options may not be less than the fair market value of the stock on the award date, and the options are exercisable for a period not to exceed ten years from award date.

The Company also has a 2000 Non-employee Director Stock Compensation Plan, which permits the issuance of stock options for 5,000,000 shares of common stock to non-employee directors.  The exercise price of the stock options is the fair market value of the stock on the award date, and the options are exercisable for a period not to exceed ten years from award date.

Employee Stock Purchase Plan
The Company has a 2000 Employee Stock Purchase Plan, which allows for the sale of 80,000 shares of Company common stock to qualified employees.  At December 31, 2009 and 2008, no shares were issued under the Plan.

Stock Subscriptions Receivable
The Company has a stock subscription from the issuance of common stock, collateralized by the stock, due to the Company of $123 and $123 at December 31, 2009 and 2008, respectively.  This agreement requires monthly interest only payments at interest of 2% on the outstanding receivable balance.  Interest receivable amounted to $3 and $1 at December 31, 2009 and 2008, respectively.  This stock subscription has an extended due date of June 2010.  At December 31, 2009 and 2008, the Company has reserved $100 and $71 related to this stock subscription and interest receivable deemed to be uncollectible.  The outstanding balance at December 31, 2009 and 2008 was $26 and $53, respectively.

The Company had another stock subscription receivable from the issuance of common stock, collateralized by the stock, due to the Company of $0 and $123 at December 2009 and 2008, respectively.  This subscription receivable was reduced $61 for 60,000 common shares returned to the Company in February 2008.  At December 31, 2008, the Company had reserved $92 related to this stock subscription and interest receivable deemed to be uncollectible.  The outstanding balance at December 31, 2009 and 2008 was $0 and $31, respectively.  The subscription receivable was fully reserved for in 2009.

Restricted Stock
The Company awards restricted common shares to selected employees.  Recipients are not required to provide any consideration other than services.  Company share awards are subject to certain restrictions on transfer, and all or part of the shares awarded may be subject to forfeiture upon the occurrence of certain events, including employment termination.  The fair value at the date of grant related to the shares awarded is generally amortized over three years, the vesting term of the awards.  In May 2008, the Company issued 22,500 shares of restricted stock in the amount of $23 to two officers of the Company.  The value of the restricted stock was established by the market price on the date of grant.  These restricted shares were immediately vested and were issued as performance bonuses pursuant to the Company’s Employee Stock Compensation Plan.

Stock Options
Stock option activity is as follows for the years ended December 31:

	Options			Weighted-Average Exercise Price
	2009	2008	2007	2009	2008	2007
Outstanding, January 1	663,032	659,832	613,331	$7.05	$7.15	$7.55
Granted	293,500	41,500	57,600	1.25	1.87	2.75
Cancelled	(48,015)	(8,300)	(11,099)	19.35	3.82	5.66
Expired	-	(30,000)	-	-	3.00	-
Outstanding, December 31	908,517	663,032	659,832	$4.97	$7.05	$7.15

MULTIBAND CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007
(in thousands, except for shares and per share amounts)

The weighted average grant date fair value of options granted during the years ended December 31, 2009, 2008, and 2007 was $0.90, $1.48, and $2.75, respectively.  Options exercisable at December 31, 2009, 2008, and 2007 were 675,985, 625,601, and 521,931, respectively.  The weighted average price of exercisable options for the years ended December 31, 2009, 2008, and 2007 was $6.24, $7.34, and $9.04, respectively.

In January 2009, the Company issued 80 shares of stock options with a Black Scholes valuation of $72 to four directors of the Company.  These seven-year stock options were immediately vested and were issued as long-term incentive compensation pursuant to the Company’s 2000 Non-employee Directors Stock Compensation Plan.

In January 2009, the Company issued 214 shares of stock options with a Black Scholes valuation of $193 to two officers of the Company.  These seven-year stock options vest over four years and were issued as long-term incentive compensation pursuant to the Company’s 1999 Stock Compensation Plan.

Options outstanding and exercisable as of December 31, 2009 are as follows:

			Outstanding			Exercisable
				Weighted - Average			Weighted-
Range of Exercise Prices			Options	Exercise Price	Remaining Contractual Life-Years	Options	Average Exercise Price
$0.96	to	$3.85	385,300	$1.52	4.52	152,768	$1.85
$4.25	to	$6.90	158,580	6.13	4.79	158,580	6.13
$7.00	to	$8.60	343,670	7.37	4.54	343,670	7.37
$9.25	to	$14.38	7,100	10.32	3.57	7,100	10.32
$21.57	to	$33.75	13,867	25.81	0.48	13,867	25.81
$0.96	to	$33.75	908,517	$4.97	4.51	675,985	$6.24

Using the closing stock price of $2.00, $1.19, and $2.71, respectively, on December 31, 2009, 2008 and 2007, the number of options outstanding with an intrinsic value was 307,900, 5,100, and 0, respectively, with an intrinsic value of $385, $5, and $0, respectively.

Using those same closing stock prices of $2.00, $1.19, $2.71, respectively, on December 31, 2009, 2008 and 2007, the numbers of options exercisable was 84,800, 0, and 0, respectively, with an intrinsic value of $106, $0, and $0, respectively.

The intrinsic value of options exercised in 2009, 2008 and 2007 amounted to $0, $0, and $0, respectively.

Stock Warrants
Stock warrants activity is as follows for the years ended December 31:

	Outstanding			Weighted - Average Exercise Price
	2009	2008	2007	2009	2008	2007
Outstanding, January 1	1,485,833	3,088,873	3,488,329	$7.25	$7.64	$8.05
Granted	212,574	2,920	24,202	3.00	2.20	2.96
Exercised	-	-	-	-	-	-
Forfeited	(30,134)	(1,605,960)	(423,658)	5.52	7.85	10.62
Outstanding, December 31	1,668,273	1,485,833	3,088,873	$6.56	$7.25	$7.64

The weighted-average grant-date fair value of warrants granted during the years ended December 31, 2009, 2008, and 2007 was $1.75, $0.56, and $0.96, respectively.

MULTIBAND CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007
(in thousands, except for shares and per share amounts)

Warrants outstanding and exercisable as of December 31, 2009, are as follows:

				Weighted - Average
Range of Exercise Prices			Warrants	Remaining contractual life	Exercise prices
$2.06	to	$5.50	447,294	2.54	$3.43
$6.25	to	$6.50	722,981	0.38	6.05
$7.00	to	$8.25	67,273	0.54	7.60
$10.00	to	$11.25	430,725	0.75	10.35
$2.06	to	$11.25	1,668,273	1.03	$6.56

 Stock warrants issued for the years ended December 31 were awarded for:

	2009	2008	2007
Issuance of debenture payable	212,574	-	-
Services rendered	-	2,920	24,202
	212,574	2,920	24,202

During the year ended December 31, 2009, the Company issued 212,574 four-year and seven month warrants in connection with the debenture payable (see Note 8) with a weighted average exercise price of $3.00.  These warrants were valued at $347 using the Black Scholes pricing model.

During the year ended December 31, 2008, the Company issued 2,920 three-year warrants for services related to sales commissions with a weighted average exercise price of $2.20.  These warrants were valued at $2 using the Black Scholes pricing model.

During the year ended December 31, 2007, the Company issued 13,800 four-year warrants for services related to investor relations with a weighted average exercise price of $3.00.  These warrants were valued at $41 using the Black Scholes pricing model.

During the year ended December 31, 2007, the Company issued 10,000 three-year warrants for services related to consulting with a weighted average exercise price of $2.57.  These warrants were valued at $25 using the Black Scholes pricing model.

During the year ended December 31, 2007, the Company issued 402 three-year warrants for services related to sales commissions with a weighted average exercise price of $11.00.  These warrants were valued at $1 using the Black Scholes pricing model.

During the year ended December 31, 2008, the Company evaluated the variables used in calculating its option and warrant values.  The Company has applied these revised assumptions to warrants issued beginning in 2008.  The fair value of stock warrants is the estimated present value at grant date using the Black Scholes pricing model with the following weighted-average assumptions (see Note 1):

	2009	2008	2007
Risk-free interest rate	2.00%	1.12%	4.58%
Expected life	4 years	3 years	3 years
Expected volatility	95%	95%	244%
Expected dividend rate	0%	0%	0%

MULTIBAND CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007
(in thousands, except for shares and per share amounts)

NOTE 12 – Noncontrolling Interest

Equity of noncontrolling interest (previously minority interest) in subsidiaries consisted of the following at December 31:

	2009	2008
Noncontrolling interest in subsidiaries, beginning balance	$3,471	$-
Purchase of 51% of NC	-	2,819
Purchase of 80% of NE, SC, EC, MBMDU, DV & Security	6,306	-
Purchase of 29% of NC from noncontrolling interest	(2,054)	-
Net income(loss) attributable to the noncontrolling interest in subsidiaries	(1,727)	652
Purchase remaining 20% of NC, NE, SC, EC MBMDU, DV & Security from noncontrolling interest	(5,996)	-
Noncontrolling interest (previously minority interest) in subsidiaries, ending balance	$-	$3,471

NOTE 13– Business Segments

The Company has three reporting segments.  Multiband Corp. segment (MBCorp) includes corporate expenses (e.g. corporate administrative costs), interest income, interest expense, depreciation and amortization.  The MDU segment (MNMDU, MBSS, MBMDU and MBUSA) represents results as the master service operator for DirecTV and provides voice, data and video services to residential multi-dwelling units as the principal to subscribers.  The HSP segment (NE, SC, EC, NC, DV and Security) provides the installation and service of DirecTV video programming, internet and home security systems for residents of single family homes.  Segment disclosures by entity are provided to the extent practicable under the Company's accounting system.

Segment disclosures are as follows:

Year ended December 31, 2009	MBCorp	MDU	HSP	Total
Revenues	$-	$25,187	$243,807	$268,994
Income (loss) from operations	(3,788)	(1,038)	(2,397)	(7,223)
Identifiable assets	2,510	12,547	84,474	99,531
Depreciation and amortization	417	4,066	6,423	10,906
Capital expenditures	270	2,611	56	2,937

Year ended December 31, 2008	MBCorp	MDU	HSP	Total
Revenues	$-	$19,290	$23,696	$42,986
Income (loss) from operations	(2,943)	1,511	2,335	903
Identifiable assets	5,567	7,471	13,005	26,043
Depreciation and amortization	698	2,295	32	3,025
Capital expenditures	60	87	24	171

Year ended December 31, 2007	MBCorp	MDU	HSP	Total
Revenues	$-	$15,086	$-	$15,086
Income (loss) from operations	(4,321)	(1,445)	-	(5,766)
Identifiable assets	1,272	7,621	-	8,893
Depreciation and amortization	239	3,385	-	3,624
Capital expenditures	5	379	-	384

MULTIBAND CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007
(in thousands, except for shares and per share amounts)

NOTE 14 - Income Taxes

The Company has federal and state net operating losses of approximately $68,964 and $51,163, respectively, which, if not used, will begin to expire in 2018.  Changes in the stock ownership of the Company may place limitations on the use of these net operating loss carryforwards (NOLs).  During 2009, the Company performed an IRC 382 study and determined that an ownership change had occurred.  As a result of the ownership change, $41,613 of the Company’s NOLs are limited, consisting of annual federal limitations of $6,294 for the next five years and $634 for each year thereafter.  The Company has determined there are also limitations on the state net operating loss carryforwards, but has not completed the analysis to determine the limitation.

Because the Company believes it is more likely than not that it will be unable to fully utilize the deferred tax assets, a full valuation allowance against its deferred tax assets has been recorded.  The change in the valuation allowance was $(5,897), $(1,147), and $2,435 for the years ended December 31, 2009, 2008 and 2007, respectively.  The change in the valuation allowance shown in the effective tax rate reflects the current year’s activity.  It does not include a change in the valuation allowance due to adjustments in the deferred items for adjustments, true-ups, and purchase accounting entries that do not effect the current year’s tax provision.

In 2009, the Federal income tax return of Multiband Corporation will include the former operating entities of DirecTech Holding Company (see Note 2). The Company acquired $10,191 of net deferred tax assets which included $24,158 in federal net operating loss carryforwards, and $15,368 in state net operating loss carryforwards.  The acquired net deferred tax assets have a full valuation allowance to fully reserve against those deferred tax assets as the Company believes it is more likely then not that it will be unable to fully utilize the acquired deferred tax benefits.  In the event that the Company determines that a valuation allowance is no longer required, any benefits realized from the use of the NOLs and credits acquired will reduce its deferred income tax expense.

The state tax expense reported is due to some of the subsidiaries having taxable income in states where the state requires filing separate company income tax returns instead of filing on a consolidated basis with members of the consolidated group.  Other state tax expense is associated with the tax liability being calculated off of gross receipts, capital, or some other non-income method of computation.  In 2008, for federal income tax purposes, NC was not included in the consolidated tax return of the Company due to less than 80% of ownership.  Components of income tax expense for the year ended December 31, 2008 relates to taxable income from the HSP segment and $45 of alternative minimum tax (AMT) in the Multiband Corp. segment:

2009 Income tax expense	Federal	State	Total
Current	$-	$406	$406
Deferred	-	-	-
Total	$-	$406	$406

2008 Income tax expense	Federal	State	Total
Current	$952	$180	$1,132
Deferred	-	-	-
Total	$952	$180	$1,132

Components of net deferred income taxes are as follows at December 31:

	2009	2008
Deferred income tax assets:
Net operating loss carryforwards and tax credits	$26,487	$17,510

Stock-based compensation / compensation accruals	1,159	649
Accrued liabilities/reserves	3,969	594
	31,615	18,753
Less valuation allowance	(23,070)	(17,173)
	8,545	1,580
Deferred income tax liabilities:
Prepaid Expenses	(5)	-
Amortization of intangibles and goodwill, including impairment	(8,436)	(1,376)
Depreciation	(104)	(204)
Net deferred income tax assets	$-	$-

Income tax computed at the federal statutory rate reconciled to the effective tax rate is as follows for the years ended December 31:

	2009	2008	2007
Federal statutory tax provision(benefit) rate	(34.0)%	34.0%	(34.0)%
State tax, net of federal benefit	(2.3)	6.0	(6.0)
Change in valuation allowance	40.0	2.0	40.0
Effective tax rate	3.7%	42.0%	0.0%

The Company has the following net operating loss carryforwards at December 31, 2009, for income tax purposes:

Year of Expiration	Federal Net Operating Loss	State Net Operating Loss
2018	-	1,303
2019	1,397	2,723
2020	4,839	1,629
2021	4,726	4,003
2022	4,353	3,737
2023	4,224	4,311
2024	6,052	3,202
2025	7,181	4,589
2026	5,249	3,061
2027	21,319	13,019
2028	9,256	3,708
2029	368	5,878
	$68,964	$51,163

We recognize the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position.  For tax positions meeting the more-likely-than-not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority.  As of December 31, 2009, we did not have any material uncertain tax positions.

It is our practice to recognize interest and penalties related to income tax matters as a component of income tax expenses on the consolidated statement of operations.   As of December 31, 2009, we had an immaterial amount of accrued interest and penalties.

We are subject to income taxes in the U.S. federal jurisdiction, and various state jurisdictions.  Tax regulations from each jurisdiction are subject to the interpretation of the related tax laws and regulations and require significant judgment to apply.  With few exceptions, we are no longer subject to U.S. federal, state or local income tax examinations by tax authorities for the years before 1999. Typically the statute of limitations is 3 years for the federal and 5 years for the state tax returns.  Multiband’s  statutes are open back to 1999 due to net operating losses available from those years.   We are not currently under examination by any taxing jurisdiction.

We had no significant unrecognized tax benefits as of December 31, 2009 that would reasonably be expected to affect our effective tax rate during the next twelve months.

NOTE 15 - Supplemental Cash Flows Information

	2009	2008	2007
Cash paid for interest, net of amortization of OID and interest discount	$1,924	$347	$474
Cash paid for federal and state income taxes	761	681	-
Non-cash investing and financing transactions:

Reduction of related party debt with exchange for preferred stock	1,500	-	-
Reduction of accounts payable from sale of intangible assets and equipment	446	-	-
Reduction in related party debt by other receivable – related party for legal settlement	3,904	1,946	-
Reduction of related party debt by other receivable related party for insurance payments made on behalf of Directech	96	-	-
Reduction of stock subscription receivable via cancellation of common stock	-	61	-
Reduction of other receivable-related party with increase in fixed assets	-	543	-
Purchase of 51% of Michigan Microtech, Incorporated via issuance of notes payable and common stock, net of discount for imputed interest	-	5,783	-
Purchase of property and equipment via increase in capital lease obligations	-	341	-
Purchase of US Install via issuance of common stock	-	102	-
Acquisition of securities available for sale upon expiration of contingent rights	-	122	-
Intrinsic value of preferred dividends	5	58	-
Conversion of Class H preferred into common stock	8	-	-
Purchase of 29% of outstanding stock of NC (formerly MMT) with issuance of short and long-term notes payable	1,660	-	-
Interest paid with the issuance of common stock	4	-	-
Increase in prepaid expense via debt issued	17	-	-
Increase in short term debt via offset to accounts payable	159	-	-
Purchase 80% of outstanding stock of DirecTECH operating entities via payment to escrow in 2008	500	-	-
Note payable issued for prepaid lease	-	-	44
Common stock valued at $84, issued in lieu of cash for equipment, net of reduction in accounts payable of $20	-	-	64
Conversion of notes payable and accrued interest to common and preferred stock	-	23	18
Conversion of preferred stock to common stock	-	3,895	1,822
Capital lease obligations related to property and equipment	622	-	-
Warrants issued for long term financing	347	-	-
Conversion of preferred stock dividends into common stock	264	179	637
Reduction of notes payable via reduction of related party receivable in connection with the purchase of 80% of outstanding stock of DirecTECH operating entities	5,844	-	-
Purchase 80% of outstanding stock of DirecTECH operating entities via issuance of short and long term notes payable	38,240	-	-
Reduction of notes payable, net of imputed interest in connection with the sale of intangible assets and related equipment	-	-	532
Common stock issued for services to be rendered, recorded as a prepaid asset	-	128	-
Purchase of remaining 20% of outstanding stock of DirecTECH operating entities via issuance of Class J preferred shares	10,000	-	-
Payment of debt with issuance of common stock	106	-	-
Payment of accrued expenses with the issuance of common stock	87	-	-
Conversion of debt into common stock	17	-	-
Conversion of accounts payable into debt	394	-	-

MULTIBAND CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007
(in thousands, except for shares and per share amounts)

NOTE 16 - Retirement Savings Plan

The Company has 401(k) profit sharing plan covering substantially all full-time employees.  Employee contributions are limited to the maximum amount allowable by the Internal Revenue Code.  The Company made no discretionary contributions for any of the years presented.

NOTE 17 - Commitments and Contingencies

Operating leases - buildings

The Company has various operating leases for its corporate office space and warehouses with lease terms expiring at various dates through August 2017. The monthly base rents range from approximately $164 to $167.  The leases contain provisions for payments of real estate taxes, insurance and common area costs.

Total rent expense for the years ended December 31, 2009, 2008 and 2007 including common area costs and real estate taxes was approximately $2,409, $584, and $448, respectively.

Future minimum rental payments, are as follows for the years ending December 31:

Year	Amount
2010	$1,775
2011	1,312
2012	945
2013	407
2014	73
Thereafter	119
$4,631

Operating leases - vehicles

The Company leases substantially all of its fleet vehicles under operating leases from one lessor.  Each lease commences upon the in-service date of the vehicle and requires scheduled lease payments to be paid monthly for one year.  After one year, the Company has the option to renew the lease as open ended or surrender the leased vehicle to the lessor to be sold.  If the net proceeds of such sale exceed the vehicle’s then depreciated value, the lessee receives the benefit of such excess. If there is a deficiency upon such sale, then lessee is required to pay the deficiency as additional rent to lessor.   For the years ended December 31, 2009 and 2008, the Company recognized a loss on the sale of vehicles of approximately $233 and $200, respectively.  For the years ended December 31, 2009 and 2008, the Company’s operating lease expense under the lease totaled approximately $7,930 and $1,080, respectively.  In addition, the Company has a security deposit with the lessor in the amount of approximately $1,701 and $257 which is included in other assets in the accompanying consolidated balance sheets as of December 31, 2009 and 2008, respectively.  All outstanding leases at December 31, 2009 have in service dates of 2008 or before and therefore are currently open ended leases and could be terminated at will.

Guaranty

On March 1, 2006, Corporate Technologies, LLC (CTLLC), a subsidiary of North Central Equity, LLC, the purchaser of the MBS business segment, signed a lease with Lexstar Tower I Limited Partnership whereby CTLLC assumed the lease obligation for substantially all of the first floor space the Company is renting in Fargo, North Dakota for the period beginning March 1, 2006 to February 28, 2011. Pursuant to the aforementioned lease, the Company entered into a guaranty whereby the Company, in the event of a default or early termination of the lease by CTLLC, is obligated to perform CTLLC’s lease obligation during months 43-60 of the lease.  This guaranty has no effect on the Company’s consolidated financial statements for the years ended December 31, 2009, 2008 and 2007. However, should Multiband eventually have to perform on the guaranty in the future, it could be liable for up to $271 in rent payments plus any associated charges such as property taxes and common area maintenance.  The Company has determined that it is not required to record any obligations related to this guaranty.

MULTIBAND CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007
(in thousands, except for shares and per share amounts)

Significant Relationship

The Company is a master agent for DirecTV pursuant to a system operator agreement with DirecTV dated August 2005.  Under that agreement the Company is required to ensure that its system operators meet minimum technical DirecTV system standards so that the system operator subscribers may properly receive DirecTV programming services.  The initial term of the agreement is for three years and provides for two additional two-year renewals if the Company has a minimum number of paying video subscribers in its system operator network.  The Company has met the requirements and has entered into the first two year automatic renewal period.

The Company also has a separate home service provider agreement with DirecTV ending May 1, 2013.  The term of this agreement with DirecTV will automatically renew as of May 1, 2013 for additional one year periods unless either the Company or DirecTV gives written notice of termination at least 90 days in advance of expiration of the then current term.  Termination of the Company's DirecTV agreements would have a material adverse impact on the Company's on-going operations.  Revenues generated from DirecTV amounted to 99.2% and 91.32% of total revenue in 2009 and 2008, respectively.  Accounts receivable from this customer were 88.5% and 52.6% of total accounts receivable as of December 31, 2009 and December 31, 2008, respectively.  The Company purchases a substantial portion of its inventory from DirecTV.  DirecTV is the only supplier of the major components (i.e., dishes and receivers) used in HSP segment installations.  The total accounts payable to DirecTV, related to inventory supplied by DirecTV, was $14,886 and $3,034 at December 31, 2009 and December 31, 2008, respectively.

Bulk Subsidy Reserve

Bulk subsidy revenue is generated when bulk subscriber counts are greater than the benchmark set by DirecTV.  The Company reviews the subscriber counts associated with bulk properties on a periodic basis to determine bulk subscriber counts over the total units at the property.  Based on its review, the Company estimates that the result of this analysis will be a reduction to the subscriber count of approximately 375 and 250 active bulk subscribers at December 31, 2009 and 2008, respectively.  The Company has recorded a bulk subsidy reserve of $75 and $50 at December 31, 2009 and 2008.  This reserve is netted against DirecTV estimated receivables on the consolidated balance sheets and netted against revenues in the consolidated statement of operations for the years ended December 31, 2009 and 2008.

Legal proceedings

The Company is subject to claims, regulatory processes and lawsuits that arise in the ordinary course of business.  The Company accrues for such matters when a loss is considered probable and the amount of such loss, or a range of loss, can be reasonably estimated. The Company’s defense costs are expensed as incurred.  The Company has recorded $8,706 of accrued liabilities as of December 31, 2009 for claims and known and potential settlements associated with existing litigation.  The majority of the accrual relates to claims for back overtime wages alleged in a number of cases filed between 2006 to 2008 entitled Lachiev v. JBM (S.D. Ohio); Davis v. JBM (S.D. Ohio); Gruchy v. DirecTech Northeast (D. Mass); Stephen v. Michigan Microtech (E.D. Mich); and In re DirecTECH Southwest, Inc. (E.D. La).  Effective December 31, 2009, the Company settled in principal the majority of these claims.  While the Company and its predecessors denied the allegations underlying the lawsuits, it agreed to a settlement to avoid significant legal fees, the uncertainty of a jury trial, and other expenses and management time that would have to be devoted to protracted litigation.  The Company recorded the settlement of $6,729, net of imputed interest of $575 and including administration fees and estimated payroll taxes.  The aforementioned settlement will be paid in equal installments of $291 over a 24 month period beginning January 15, 2010.

In connection with the purchase of the operating subsidiaries of DTHC, the Company has the right to offset a portion of certain claims against the note to DTHC, in relation to the settlement noted above, the Company offset $3,904 during the year ended December 31, 2009. The Company has recorded a receivable of $1,011 as of December 31, 2009 which represents an estimate of the amount that could potentially be recovered from DTHC including legal fees for the remaining litigation.

In December 2009, the US Department of Labor (DOL) sued various individuals that are either shareholders, directors, trustees and/or advisors to DirecTECH Holding Company (DTHC) and its Employee Stock Ownership Plan (ESOP).  Multiband Corporation was not named in this complaint.  Various defendants in this matter have made requests to Multiband for advancement or reimbursement of legal fees to defend the case.  The basis for these requests are certain corporate indemnification agreements that were entered into by the former DTHC operating subsidiaries and Multiband itself.  To date, Multiband has denied all requests for indemnification of legal fees in this matter for, in part, the following reasons: 1) Similar indemnification agreements as the ones in question here were declared illegal under Federal law by a California federal appeals court; 2) The Company believes the primary remedy the DOL is seeking from the defendants is one of “disgorgement” from the individual DTHC shareholders.  Multiband has no obligation to indemnify DTHC individual shareholder conduct.  Notwithstanding the above, the outcome of the matter is uncertain at present and Multiband cannot definitively predict based on the current facts known to it, whether it ultimately will have any material expense in the matter.

MULTIBAND CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007
(in thousands, except for shares and per share amounts)

Additionally, the Company is subject to pending claims, regulatory processes and lawsuits for which losses are not probable and amounts cannot be reasonably estimated.  Those losses could ultimately be material to the Company’s financial position, results of operations and cash flows.

Line of credit

The Company has a line of credit agreement with a bank that provides borrowings up to $50, due on demand.  Amounts outstanding under this line of credit carry an interest rate defined as the prime rate plus 3.0% (6.25% as of December 31, 2009). As of December 31, 2009 and 2008, the amount outstanding was $49 and $0, respectively.  This line of credit is guaranteed by J. Bas Mattingly, Vice President of Business Development of the Company.

NOTE 18 – Related Party Transactions

On November 17, 2009, the Company issued 5,000 shares of preferred series E stock for $50 cash to director Eugene Harris.

On November 17, 2009, the Company issued 5,000 shares of preferred series E stock for $50 cash to director Frank Bennett.

On September 30, 2009, the Company issued 50,000 shares of preferred series E stock for $500 cash to director Eugene Harris.

The above transactions were approved by the disinterested members of the Company’s audit committee.

On September 1, 2009, the Company entered into an unsecured short term promissory note in the amount of $800 with J. Bas Mattingly, Vice President of Business Development of the Company.  The balance at December 31, 2009 is $745.  The note carries an interest rate of 4% per annum and is due June 2010.

On May 26, 2009, the Company entered into a separate short-term loan with director Frank Bennett in the amount of $1,400.  This loan was paid in full on May 28, 2009.  The terms of the loan was approved by the disinterested members of the Company’s audit committee.

On April 15, 2009, the Company entered into an unsecured short term promissory note in the amount of $1,500 with director Frank Bennett. The note carried an interest rate of 6% with a 1% origination fee totaling $15, and was due May 15, 2009.  On May 4, 2009, the note was extended until June 15, 2009.  On June 15, 2009, the note was extended until June 14, 2011.  The terms of the loans were approved by the disinterested members of the Company’s audit committee.  On September 30, 2009, this note was effectively paid off with the issuance of 150,000 shares of preferred series E stock for $1,500 to Frank Bennett.

On January 2, 2009, the Company entered into a promissory note in the amount of $40,200 with DTHC, due January 1, 2013, bearing interest at an annual rate of 8.25% (subject to adjustment in the event of a default).  The note was subsequently adjusted by $6,344 for an offsetting receivable which was on Multiband’s books as of December 31, 2008.  This reduced the amount of this promissory note to $33,856.  The Company has the right to offset a portion of certain claims against the note to DTHC once those claims are resolved.  As of December 31, 2009, the Company has offset $4,000 of its claims which brings the remaining balance of the note to $29,856 (see Note 2 and 17).  Secured by the stock and assets of all of the DTHC operating entities.

Proceeds for the acquisition of US Install Inc. by the Company completed in February, 2008 were obtained via an unsecured promissory note in the amount of $100 between Multiband and Bas Mattingly Master, LLC, a trust controlled by J. Bas Mattingly, Vice President of Business Development of the Company.  The note carries an interest rate of 7% per annum and is due April 1, 2010.

The Company has a line of credit agreement with a bank that provides borrowings up to $50 (see Note 18).  This line of credit is guaranteed by J. Bas Mattingly, Vice President of Business Development of the Company.

NC leases warehouse space in Mount Pleasant, MI.  Lease payments amount to $9 per month plus expenses, expiring in December 2010.  The property is owned in part by Henry Block, Vice President of Marketing and Bernard Schafer, Vice President of Business Development.

Multiband and its subsidiaries lease principal offices located at 2000 44th Street SW, Fargo, ND 58013.  The Fargo base rate is $14 per month.  The Fargo property is owned in part by David Ekman, Chief Information Officer of the Company.

MULTIBAND CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007
(in thousands, except for shares and per share amounts)

Jim Mandel, CEO of Multiband, loaned DTHC $100 in a short-term unsecured subordinated note, paying simple interest monthly at 10% and is due October 2008 The loan was repaid in full in March 2010.

In 2008, Multiband and DTHC performed certain management and information systems functions for one another pursuant to management consulting and employee leasing agreements.  These agreements terminated concurrent with Multiband’s purchase of the former DTHC operating entities (Note 2).  During the year ended December 31, 2008, the Company has reduced selling, general and administrative expenses $1,285 as a reimbursement of direct expenses in relation to these management consulting agreements, respectively.

Prior to the purchase of DirecTECH on January 2, 2009, Multiband provided support center services to a then DirecTECH MDU (DTMDU), subsidiary of DTHC, currently Multiband MDU, Incorporated (MBMDU).  The Company recorded MDU segment revenue of $416 and $70 from DTMDU for the years ended December 31, 2008 and 2007, respectively.  DTMDU was also one of the system operators in the MDU segment during 2008.  The Company has recorded MDU segment revenue of $2,917 and cost of products and services of $2,895 for the year ended December 31, 2008 related to this system operator.  The Company had $771 in accounts receivable and $1,127 in accounts payable related to these agreements at December 31, 2008.

Multiband also had receivable balances with various DTHC entities at December 31, 2008 of $7,666.  Of this amount, $5,844 was subsequently offset in the first quarter of 2009 against the purchase price note used to acquire majority ownership of the operating subsidiaries of DTHC (Note 2).

The Company has a note receivable due from a non-affiliated entity that is 50% owned by a shareholder.  The carrying value of this note receivable was $0 and $34 at December 31, 2009 and December 31, 2008, respectively.

In 2008, Multiband earned a performance bonus as part of the aforementioned management consulting agreement with DTHC of $1,447 which was paid via reduction of the debt incurred in the acquisition of MMT (see Note 2).  The Company recorded this consulting income as part of other income and expense on the statement of operations because the income does not constitute the entity’s ongoing major or central operations.  The consulting income was not a reimbursement of direct expenses.

During 2009, the Company purchased 100% of the operating subsidiaries of DTHC (see Note 2).  The following table is a condensed balance sheet as of December 31, 2008 and a condensed statement of operations for the year ended December 31, 2008, which presents the proforma financial results for the Company excluding all 2008 transactions with DTHC (unaudited):

	Multiband Corporation (as filed)	Less: DTHC Related (unaudited)	Proforma (unaudited)
Accounts receivable, net	$3,437	$(772)	$2,665
Other receivable – related party	7,666	(7,666)	-
Prepaid expenses and other	1,273	(518)	755
Accounts payable	8,274	(1,127)	7,147

Revenues	42,986	(3,333)	39,653
Cost of products and services (exclusive of depreciation and amortization shown separately below)	28,426	(2,895)	25,531
Selling, general and administrative	10,500	750	11,250
Management consulting income	2,366	(2,366)	-

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON SUPPLEMENTARY INFORMATION

To Stockholders, Board of Directors and Audit Committee
Multiband Corporation and subsidiaries
New Hope, Minnesota

Under date of March 31, 2010, we reported on the consolidated balance sheets of Multiband Corporation and subsidiaries as of December 31, 2009 and 2008 and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2009 as contained in the annual report on Form 10-K for the year ended December 31, 2009, which report contained an unqualified opinion and an explanatory paragraph related to certain contractual relationships between the Company and DirecTECH Holding Company, Inc., which preceded a business combination occurring on January 2, 2009.  In connection with our audits of the aforementioned consolidated financial statements, we have also audited the related financial statement schedule as listed in the accompanying index.  This financial statement schedule is the responsibility of the Company’s management.  Our responsibility is to express an opinion on this financial statement schedule based on our audits.

In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

   /s/ Baker Tilly Virchow Krause, LLP

Minneapolis, Minnesota
March 31, 2010

MULTIBAND CORPORATION AND SUBSIDIARIES
VALUATION AND QUALIFYING ACCOUNTS
Years Ended December 31, 2009, 2008 and 2007
(in thousands)

Column A	Column B	Column C	Column D		Column E
Description	Balance at Beginning of Year	Additions Charged to Costs and Expenses	Deductions		Balance at End of Year
ALLOWANCE DEDUCTED FROM ASSET TO WHICH IT APPLIES
Allowance for doubtful accounts receivable:
2009	$60	$750	$-		$810
2008	75	-	15	(A)	60
2007	229	-	154	(A)	75

Stock subscriptions and interest receivable
2009	186	60	23	(A)	223
2008	161	60	35	(A)	186
2007	101	60	-		161

(A)	Write-off uncollectible receivables

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New Hope, State of Minnesota.

MULTIBAND CORPORATION Registrant
Date: September 7, 2010	By:
/s/ James L. Mandel
James L. Mandel Chief Executive Officer

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated:

Date: September 7, 2010	By:
/s/ Frank Bennett
Frank Bennett Director

Date: September 7, 2010	By:
/s/ Donald Miller
Donald Miller Director

Date: September 7, 2010	By:
/s/ Eugene Harris
Eugene Harris Director

Date: September 7, 2010	By:
/s/ James L. Mandel
James L. Mandel Director

Date: September 7, 2010	By:
/s/ John Dodge
John Dodge Director

Date: September 7, 2010	By:
/s/ Steve Bell
Steve Bell Director